Filed Pursuant to Rule 424(b)(3)

Registration No. 333-236021

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and is effective. This preliminary prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

(Subject to Completion) Dated February 8, 2021

Preliminary Prospectus Supplement

(To prospectus dated February 18, 2020)

BIOFRONTERA AG

                       American Depositary Shares Representing                        Ordinary Shares

We are offering                        American Depositary Shares, or ADSs, each representing two ordinary shares, nominal value €1.00 per share, of Biofrontera AG, a German stock corporation. Separate from this offering, we have completed a concurrent preemptive rights offering of our ordinary shares pursuant to German law to our existing holders of ordinary shares, under which we will be issuing a total of                        ordinary shares. The price per share at which our shares were offered in the German preemptive rights offering was €                  , which is the same as the public offering price per ADS being offered in the U.S. offering (adjusting for the euro/U.S. dollar exchange rate and the ratio of ordinary shares to ADSs), or $                      .

We are offering a maximum of 8,969,870 ordinary shares in the combined offering of the German preemptive rights offering and this U.S. offering of ADSs.

Our ordinary shares are listed on the Stock Exchange in Düsseldorf and on the Frankfurt Stock Exchange under the symbol “B8F” and ADSs representing our ordinary shares are traded on The NASDAQ Capital Market under the symbol “BFRA”. On                       , 2021, the last sale price of our ordinary shares as reported by the Frankfurt Stock Exchange was €       per ordinary share.

	Per ADS	Total

Public offering price	$	$
Underwriting discount and commissions(1)	$	$
Proceeds, before expenses, to Biofrontera	$	$

(1) Represents underwriting discount and commissions equal to 8% per ADS. The underwriters will also be reimbursed for certain expenses incurred in this offering. See “Underwriting (Conflicts of Interest)” for details regarding the underwriters’ compensation.

We are an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012 and as such, are subject to reduced public company reporting requirements.

Investing in these securities involves risk. See “Risk Factors” beginning on page S-5 to read about factors you should consider before buying the ADSs.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the ADSs on or about                       , 2021 only in book-entry form through the facilities of The Depository Trust Company.

The Benchmark Company, LLC is acting as representative for the underwriters in connection with this offering. An affiliate and principal of The Benchmark Company, LLC holds a position as a member of the supervisory board of our company. Therefore, The Benchmark Company, LLC is deemed to have a “conflict of interest” under Rule 5121(f)(5) of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Accordingly, this offering will be conducted in accordance with the applicable provisions of Rule 5121, which requires, among other things, that a “qualified independent underwriter” participate in the preparation of, and exercise the usual standards of “due diligence” with respect to, the registration statement and this prospectus supplement and the accompanying prospectus. Lake Street Capital Markets LLC has agreed to act as a “qualified independent underwriter” within the meaning of Rule 5121(f)(12) in connection with this offering.

Sole Book-Running Manager	Lead Manager

The Benchmark Company	Lake Street Capital Markets

The date of this prospectus supplement is                        , 2021.

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this ADS offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein and therein. The second part, the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

We have not authorized any person to provide you with information different from that contained in this prospectus supplement or in the accompanying prospectus that we authorize to be distributed to you. This prospectus supplement is not an offer to sell, nor is it seeking an offer to buy, these securities in any state or other jurisdiction where the offer or sale is not permitted. The information in this prospectus supplement speaks only as of the date of this prospectus supplement unless the information specifically indicates that another date applies, regardless of the time of delivery of this prospectus or of any sale of the securities offered hereby.

Neither the delivery of this prospectus supplement nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus supplement is correct as of any date after the date of this prospectus supplement. You should not assume that the information in this prospectus supplement, including any information incorporated in this prospectus supplement by reference, the accompanying prospectus or any free writing prospectus prepared by us, is accurate as of any date other than the date of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless otherwise indicated, all references in this prospectus supplement to “Biofrontera”, “we”, “us”, or “company” refer to Biofrontera AG and its subsidiaries, Biofrontera Pharma GmbH, Biofrontera Bioscience GmbH, Biofrontera Neuroscience GmbH, Biofrontera Development GmbH and Biofrontera Inc. References in this prospectus supplement to “Maruho Deutschland” refer to Maruho Deutschland GmbH, the wholly owned subsidiary of Maruho Co., Ltd. (“Maruho”).

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement includes forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus supplement regarding our strategy, future operations, regulatory process, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. The words “believe”, “anticipate”, “intend”, “expect”, “target”, “goal”, “estimate”, “plan”, “assume”, “may”, “will”, “predict”, “project”, “would”, “could” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events, nevertheless, actual results or events could differ materially from the plans, intentions and expectations disclosed in, or implied by, the forward-looking statements we make. Factors that could cause such differences include, but are not limited to:

●	our ability to achieve and sustain profitability;

●	our ability to compete effectively in selling our products;

●	our ability to expand, manage and maintain our direct sales and marketing organizations;

●	our actual financial results may vary significantly from forecasts and from period to period;

●	our estimates regarding anticipated operating losses, future revenues, capital requirements and our needs for additional financing;

●	our ability to market, commercialize, achieve market acceptance for and sell our products and product candidates;

●	market risks regarding consolidation in the healthcare industry;

●	the willingness of healthcare providers to purchase our products if coverage, reimbursement and pricing from third-party payors for procedures using our products significantly declines;

●	our ability to adequately protect our intellectual property and operate our business without infringing upon the intellectual property rights of others;

●	the regulatory and legal risks, and certain operating risks, that our international operations subject us to;

●	the fact that product quality issues or product defects may harm our business;

●	any product liability claims;

●	the progress, timing and completion of our research, development and preclinical studies and clinical trials for our products and product candidates;

●	our expectations regarding the merits and outcomes of pending or threatened litigation, including the lawsuit brought by DUSA Pharmaceuticals, Inc. (“DUSA”) against us before the District Court of Massachusetts claiming patent infringement, trade secret misappropriation, tortious interference with contractual relations, and deceptive and unfair trade practices;

●	the outbreak and impacts of the novel coronavirus (“COVID-19”) on the global economy and our business; and

●	those risks listed in the sections of our annual report on Form 20-F for the fiscal year ended December 31, 2019 entitled “Risk Factors” and “Operating and Financial Review and Prospects” and elsewhere in this prospectus supplement.

Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that we may make.

You should read this prospectus supplement, the accompanying prospectus, the documents that we have filed as exhibits to the registration statement of which this prospectus supplement is a part and the documents incorporated by reference herein and therein, completely and with the understanding that our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

ii

SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus and in the documents we incorporate by reference. This summary does not contain all of the information that you should consider before deciding to invest in the ADSs. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” sections contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, our consolidated financial statements and the related notes and the other documents incorporated by reference herein.

Our Company

We are an international biopharmaceutical company specializing in the development and commercialization of a platform of pharmaceutical products for the treatment of dermatological conditions, in particular, diseases caused primarily by exposure to sunlight that results in sun damage to the skin. Our approved products focus on the treatment of actinic keratoses, which are skin lesions that can sometimes lead to skin cancer, in Europe and the United States, as well as the treatment of basal cell carcinoma in the European Union (“EU”). Actinic keratoses typically appear on sun-exposed areas, such as the face, bald scalp, arms or the back of the hands, and are often elevated, flaky, and rough in texture, and appear on the skin as hyperpigmented spots. Because of their location and appearance, actinic keratoses are often cosmetically unappealing. In the United States we also market a topical antibiotic used to treat impetigo, a bacterial skin infection. We conduct our own research and development and, in several regions, including the United States, market and sell our own products.

We were founded in 1997 by Professor Hermann Lübbert, Ph.D., who currently serves as chairman of our management board and our chief executive officer. Our ordinary shares have been listed on the Stock Exchange in Düsseldorf since 2006 and on the Frankfurt Stock Exchange under the ticker symbol “B8F” since 2012. American Depositary Shares (“ADS”), each representing two ordinary shares of Biofrontera, have been listed on The NASDAQ Capital Market since February 14, 2018.

Our principal product is Ameluz®, which is a prescription drug approved for use in combination with photodynamic therapy (“PDT” and, PDT with Ameluz®, “Ameluz® PDT”). Ameluz® PDT received centralized European approval in 2011 from the European Commission for the treatment of actinic keratosis of mild to moderate severity on the face and scalp. Since the initial centralized European approval of Ameluz® PDT, the European Commission granted label extensions for the use of Ameluz® PDT for (i) the treatment of field cancerization, or larger areas of skin with multiple actinic keratoses, (ii) the treatment of superficial and/or nodular basal cell carcinoma unsuitable for surgical treatment due to possible treatment-related morbidity and/or poor cosmetic outcome, (iii) for field-directed treatment of actinic keratosis on the face and scalp with Ameluz® in combination with daylight-PDT (i.e., using natural daylight to activate the drug), and (iv) for treatment of mild and moderate actinic keratosis on the extremities and trunk/neck with red-light PDT. A major advantage of treating actinic keratosis and basal cell carcinoma with photodynamic therapy (as opposed to other common treatments such as surgery and cryotherapy) is that it is a non-invasive alternative that can have better cosmetic results, i.e., removal of tumors without leaving clearly visible scarring.

In addition, Biofrontera has developed its own PDT lamp, BF-RhodoLED®, for use in combination with Ameluz®. The BF-RhodoLED® lamp was approved as a medical device in the EU in November 2012 and is approved for sale in all EU countries, although the use of the BF-RhodoLED® lamp is not required to be used in combination with Ameluz® in the EU or Switzerland.

In May 2016, Biofrontera received approval from the U.S. Food and Drug Administration (“FDA”), for U.S. marketing of Ameluz® in combination with photodynamic therapy using the BF-RhodoLED® lamp for lesion-directed and field-directed treatment of actinic keratoses of mild-to-moderate severity on the face and scalp. Biofrontera launched the commercialization of Ameluz® and BF-RhodoLED® for actinic keratosis in the United States in October 2016.

We plan to seek further extensions of the approved indications for Ameluz® PDT in both the EU and the United States. For instance, Biofrontera has also entered into discussions with the FDA for approval in the United States of a label extension for Ameluz® to include the treatment of actinic keratosis lesions on the extremities and trunk/neck. In January 2020, FDA provided positive and constructive feedback requesting additional clinical trials in order to demonstrate expanded indications for Ameluz® on such additional areas of the body. With respect to the potential label extension of Ameluz® for acne, we have prepared a corresponding development plan for the indication extension and received feedback from the FDA on the design of the necessary clinical trials. In addition, we are currently conducting a clinical trial in the USA for the treatment of superficial basal cell carcinoma (BCC). We are also currently working to complete the new and larger BF-RhodoLED® XL lamp for approval with the FDA.

S-1

Corporate Information

Our principal executive offices are located at Hemmelrather Weg 201, D-51377 Leverkusen, Germany. Our telephone number is 011 49 214 876 00 and our internet address is https://www.biofrontera.com. Information on our website does not constitute a part of, nor is it incorporated in any way, into this prospectus supplement, the accompanying prospectus or any other report we file with the Securities and Exchange Commission (“SEC”).

The Offering

Issuer	Biofrontera AG

ADSs offered by us	ADSs, each representing two ordinary shares, nominal value €1.00 per share.

German preemptive rights offering

On May 28, 2020, our shareholders resolved in the shareholders’ meeting to increase our company’s capital by 8,969,870 ordinary shares, equivalent to 4,484,935 ADSs. In order to carry out the capital increase, we were required by German law and the terms of the shareholders’ resolution to make a preemptive rights offering to our existing shareholders. In the German preemptive rights offering we offered holders of our ordinary shares the right to subscribe for our newly issued ordinary shares in proportion to their holdings of our ordinary shares. The German preemptive rights offering commenced on February 8, 2021 and expired on February      , 2021. A total of                           of our ordinary shares, for an aggregate purchase price of € million, was subscribed in the German preemptive rights offering (but see “—Share Loan”).

Offering price

$                           per ADS. Separate from this offering, we have completed a concurrent preemptive rights offering of our ordinary shares pursuant to German law to our existing holders (the “German preemptive rights offering”), under which we will be issuing                           ordinary shares. The price per share at which our shares were offered in the German preemptive rights offering was €          , which is the same as the public offering price per ADS being offered in the U.S. offering (adjusting for the euro/U.S. dollar exchange rate and the ratio of ordinary shares to ADSs) or $             .

American Depositary Shares to be outstanding immediately after this offering	ADSs.

Ordinary shares to be outstanding immediately after this offering	Shares.

Note: all descriptions of shares and ADSs outstanding immediately after closing of this offering assume completion of the German preemptive rights offering and the temporary share loan arrangement under German law in connection with closing and issuance of new shares related to this offering (see “—Share Loan” and “Settlement Procedures”) and exclude the issuance of any ordinary shares pursuant to the exercise of any exercisable share options.

S-2

Offering restriction

In order to comply with German law, existing holders of our shares or ADSs in the United States will not be permitted to participate in this offering. As such, the underwriters will implement screening procedures to assure that no existing holders participate in this offering.

Lock-up agreements

We and our chief executive officer have agreed, subject to certain exceptions, not to sell, transfer or dispose of any ordinary shares or ADSs, or securities convertible into, exchangeable or exercisable for any ordinary shares or ADSs for a period of ninety (90) days after this offering is completed without the prior written consent of the representative, other than in connection with the Share Loan or the German preemptive rights offering.

Use of proceeds

We intend to use the net proceeds from this offering and the German preemptive rights offering (together, the “Combined Offering”), to conduct clinical studies aimed at improving the market positioning of Biofrontera’s lead product Ameluz®, in particular to seek FDA or other applicable regulatory approval for the extension of the indications in the United States to basal cell carcinoma, acne and actinic keratoses on body areas other than the face and scalp, as well as to complete the development of a larger BF-RhodoLED® lamp, invest in the procurement of the necessary materials for it and to seek any FDA or other regulatory approvals required to launch the new lamp. We will use the remainder of the net proceeds of the Combined Offering for general corporate purposes. See “Use of Proceeds.”

Risk Factors	See “Risk Factors” beginning on page S-5 and in the documents incorporated by reference into this prospectus supplement for a discussion of factors that you should consider before buying the ADSs.

NASDAQ Capital Market Symbol	BFRA

Depositary	The Bank of New York Mellon

Custodian	The Bank of New York Mellon SA/NV

Conflict of Interest

The Benchmark Company, LLC is acting as representative for the underwriters in connection with this offering. An affiliate and a principal of The Benchmark Company, LLC holds a position as a member of the supervisory board of our company. Therefore, The Benchmark Company, LLC is deemed to have a “conflict of interest” under Rule 5121(f)(5) of the Financial Industry Regulatory Authority, Inc. Accordingly, this offering will be conducted in accordance with the applicable provisions of Rule 5121, which requires, among other things, that a “qualified independent underwriter” participate in the preparation of, and exercise the usual standards of “due diligence” with respect to, the registration statement and this prospectus supplement and the accompanying prospectus. Lake Street Capital Markets LLC (“Lake Street”) has agreed to act as a “qualified independent underwriter” within the meaning of Rule 5121 in connection with this offering. We have agreed to indemnify Lake Street against liabilities incurred in connection with acting as qualified independent underwriter, including liabilities under the U.S. Securities Act of 1933, as amended (the “Securities Act”). Lake Street will undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including those inherent in Section 11 thereof. Lake Street will not receive any additional fees for serving as a “qualified independent underwriter” in connection with this offering.

S-3

Share Loan	To facilitate the orderly closing of this offering of ADSs, the shares underlying the ADSs immediately prior to and concurrent with the consummation of this offering and the time of delivery of the ADSs will be shares (referred to as the “Borrowed Shares”) loaned by Maruho Deutschland, a significant shareholder of the Company, to Quirin Privatbank AG Frankfurt am Main, Germany (“QuirinBank” or the “Share Loan Agent”), acting as our service provider pursuant to a separate mandate agreement, for deposit with the custodian for the Depositary under the ADS facility (the “Share Loan”). The proceeds of this offering will first be paid to the Share Loan Agent. Following the conclusion of this offering, in order to repay and satisfy the Share Loan, the Share Loan Agent will subscribe for the number of ordinary shares equal to two times the number of ADSs sold in this offering. The resulting newly issued ordinary shares will then be transferred to Maruho Deutschland in repayment and satisfaction in full of the Share Loan. The Borrowed Shares will be retained by the custodian for the Depositary. We will receive the full proceeds of this offering only upon our receipt of payment from the Share Loan Agent for the ordinary shares subscribed by the Share Loan Agent. If for any reason the closing of the Share Loan Agent’s subscription for our ordinary shares fails, then we will not receive any proceeds from this offering, which would have a material adverse effect on our financial position, liquidity and results of operations. See “Risk Factors — Risks Related to the Offering and Ownership of the ADSs — We will rely on a Share Loan arrangement in order to facilitate the orderly closing of this offering of ADSs. If the Share Loan arrangement is not completed (for example, if the closing of the Share Loan Agent’s subscription fails), we will not receive the proceeds of this offering, which would have a material adverse effect on our financial position, liquidity and results of operations” and “Settlement Procedures”.

S-4

RISK FACTORS

We believe the following to be the principal risks and uncertainties facing our company. If any of these risks occur, our business, financial condition and performance could suffer and the trading price and liquidity of our securities could decline. Because any global pharmaceutical business of the kind in which we are engaged is inherently exposed to risks that become apparent only with the benefit of hindsight, risks of which we are not currently aware or which we do not currently consider to be material could also adversely impact our business, financial condition and performance, including our ability to execute our strategy. This prospectus supplement also contains forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including the risks described below and elsewhere in this prospectus supplement.

Risks Related to Our Financial Position and Capital Requirements

The COVID-19 global pandemic has continued to negatively affect our sales and operations and may continue to do so.

Since the beginning of 2020, COVID-19 has become a global pandemic. As a result of the measures implemented by governments around the world, Biofrontera’s business operations have been directly affected. In particular, there has been a significant decline in demand for Biofrontera’s products worldwide as a result of different priorities for medical treatments emerging, thereby causing a delay of actinic keratosis treatment for most patients. Preliminary revenue from product sales for the 12 months of 2020 have declined by about 22% when compared to the same period in 2019. As the impact of the COVID-19 pandemic continues, we may experience disruptions that could severely impact our business, operations, sales and marketing, as well as preclinical studies and clinical trials, including:

●	delays, difficulties or postponement in enrolling and retaining patients in our clinical trials;
●	decreases in demand for our products as a result of dermatological care becoming less of a priority for patients and medical professionals during the pendency of the COVID-19 pandemic;
●	delays, difficulties or postponement in clinical site initiation, including difficulties in recruiting clinical site investigators and clinical site staff;
●	diversion of healthcare resources away from the conduct of clinical trials unrelated to infectious diseases;
●	interruption of key clinical trial activities, such as clinical trial site monitoring, due to limitations on travel imposed or recommended by national, state, provincial or local governments, employers and others; and
●	limitations in employee resources that would otherwise be focused on the conduct of our sales and marketing activities, and research and development efforts, preclinical studies and clinical trials, including because of sickness of employees or their families or the desire of employees to avoid contact with other individuals.

Although our company has implemented comprehensive cost reductions, emergency plans to maintain central processes and activities to protect employees, there can be no guarantee that these measures will be able to offset the impact of COVID-19 on business and operations of Biofrontera in the long term.

Due to the COVID-19 pandemic, it is currently impossible to make reliable forecasts about the future performance of our business. The direct and indirect effects of the pandemic have had a negative impact on the Company’s liquidity position as the pandemic develops as a result of declines or delays in the treatments for which our products are used, especially in the United States, resulting in a steep decrease in revenue for us. The extent to which the COVID-19 pandemic will continue to impact our business, research and development efforts, clinical trials, prospects for regulatory approval for new indications for our products, sales, marketing and other operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the ultimate geographic spread of the disease, the duration of the outbreak, the extent and duration of travel restrictions and social distancing in Europe, the United States and other countries, business closures or business disruptions and the effectiveness of vaccines and other actions taken to contain and treat the disease. In addition, a recession or market correction resulting from the spread of the COVID-19 pandemic could materially affect our business prospects and the value of our ordinary shares and ADSs.

S-5

We have a history of operating losses and anticipate that we will continue to incur operating losses in the future and may never sustain profitability.

We have incurred losses in each year since inception. Our net loss for the fiscal years ended December 31, 2019, December 31, 2018 and December 31, 2017 was €7.4 million, €8.9 million, and €16.1 million, respectively. Our net loss for the nine months ended September 30, 2020 and September 30, 2019 was €10.9 million and €3.3 million, respectively. As of September 30, 2020, we had an accumulated deficit of €164.7 million.

Our ability to become profitable depends on our ability to further commercialize our principal product Ameluz®. Even if we are successful in increasing our product sales, we may never achieve or sustain profitability. In the long term, we anticipate substantially increasing our sales and marketing expense as we attempt to exploit the regulatory approvals we have received to market Ameluz® in the United States for the photodynamic therapy treatment of actinic keratoses of mild-to-moderate severity on the face and scalp and in the EU for the treatment of field cancerization and basal cell carcinoma. There can be no assurance that our sales and marketing efforts will generate sufficient sales to allow us to become profitable. Moreover, because of the numerous risks and uncertainties associated with developing and commercializing pharmaceutical products, we are unable to predict the extent of any future losses or when we will become profitable, if ever.

We cannot rule out the possibility that we or our subsidiaries may engage in additional equity or debt financing in the future, which could dilute the voting rights of shareholders and the value of their shares. If we or our subsidiaries are unable to achieve profitability over time or to obtain additional equity or debt financing in such a scenario, this would have a material adverse effect on our or their financial condition.

If we fail to obtain additional financing, we may be unable to complete the development and commercialization of our products and product candidates.

Our operations have consumed substantial amounts of cash since inception. We expect to continue to spend substantial amounts to pursue additional indications for which our products and product candidates may be commercialized, to continue the clinical development of our product candidates, including further Phase III clinical trials, and to defend and/or prosecute lawsuits, including our patent litigation with DUSA. Going forward, we expect that we will also require significant funds in order to commercialize the drug Xepi®, the rights to which we acquired in March 2019 through our purchase of Cutanea Life Sciences, Inc. (“Cutanea”).

We believe that existing cash and cash equivalents will be sufficient to fund operations for the next 12 months at least. However, changing circumstances may cause us and/or our subsidiaries to consume capital significantly faster than currently anticipated, and we and/or our subsidiaries may need to spend more money than currently expected because of circumstances beyond our control. Our future funding requirements, both near- and long-term, will depend on many factors, including, but not limited to:

●	the timing, costs and results of clinical trials for our product Ameluz® or other products or potential products;

●	the outcome, timing and cost of regulatory approvals by the U.S. Food and Drug Administration, or FDA, the European Medicines Agency, or EMA, and comparable foreign regulatory authorities, including the potential for the FDA, EMA or comparable foreign regulatory authorities to require that we perform more studies than those that we currently expect;

●	the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights or other litigation;

●	the effects of competing technological and market developments;

●	the cost and timing of completion of commercial-scale manufacturing activities;

S-6

●	the cost of establishing sales, marketing and distribution capabilities for Ameluz® photodynamic therapy or other products or potential products in the United States and in such other regions in which we are approved to market them and in which we choose to commercialize them; and

●	the impact of COVID-19 on our clinical trials, the timing of regulatory approvals, demand for our products, our ability to market and sell our products and other matters.

We cannot be certain that additional funding will be available to us or our subsidiaries on acceptable terms, or at all. If we or our subsidiaries are unable to raise additional capital in sufficient amounts and on terms acceptable to us, we may have to significantly delay, scale back or discontinue the commercialization of our products or development of product candidates. We also could be required to license our rights to our products and product candidates to third parties on unfavorable terms. In addition, any equity financing would likely result in dilution to our existing holders of our ordinary shares and ADSs, and any debt financing would likely involve significant cash payment obligations and include restrictive covenants that may restrict our ability to operate our business.

Any of the above events could prevent us from realizing business opportunities or prevent us from growing our business or responding to competitive pressures, which could have a material adverse effect on our business, prospects, financial condition and/or results of operations and could cause the price of our ordinary shares or ADSs to decline.

The notes to our financials for the fiscal year ended December 31, 2019 include an explanatory paragraph expressing substantial doubt as to our ability to continue as a going concern.

As of the date of this prospectus supplement, we believe that existing cash and cash equivalents will be sufficient to fund operations for the next 12 months at least. However, changing circumstances may cause us to consume capital significantly faster than currently anticipated, and we may need to spend more money than currently expected because of circumstances beyond the control of the Company. The report of the independent registered public accounting firm accompanying our December 31, 2019 and 2018 audited financial statements contained an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. At the time we determined that we needed at least €5 million to maintain business operations until the end of April 2021 and that amount was raised by the successful placement of a mandatory convertible bond generating gross proceeds of €7.9 million, leaving us with sufficient liquidity at present. With regard to material uncertainties in connection with the going concern status, we refer to “Note 33 - Subsequent events—Effects of the COVID-19 pandemic,” in the notes to our consolidated audited financial statements for the fiscal year ended December 31, 2019 incorporated by reference in this prospectus supplement.

Our existing and any future indebtedness could adversely affect our ability to operate our business.

In May 2017, we entered into a finance contract with the European Investment Bank (“EIB”), under which EIB agreed to provide us with loans of up to €20.0 million in the aggregate. Our finance contract with EIB, which we refer to as the EIB credit facility, is unsecured, is guaranteed by certain of our subsidiaries.. The drawdown of each tranche required the achievement of certain milestones and must be repaid five years after drawdown. The EIB credit facility contains undertakings by our company regarding the use of proceeds and limitations on debt, liens, mergers, acquisitions, asset sales, dividends and other restrictive covenants. As of the date of this prospectus supplement, we have borrowed €15.0 million under the EIB credit facility. On July 7, 2022, we will be required to repay a principal amount of €10.0 million, plus €3.0 million in deferred interest and an additional amount of performance participation interest determined by reference to the change in our market capitalization between disbursement and maturity of the loan. On February 4, 2024, we will be required to repay another principal amount of €5.0 million, plus €1.5 million in deferred interest and an additional amount of performance participation interest determined by reference to the change in our market capitalization between disbursement and maturity of the loan. Under the EIB credit facility, we are not permitted to incur additional third-party debt in excess of €1.0 million without the prior consent of the EIB (subject to certain exceptions, such as for ordinary course deferred purchase arrangements and, subject to maximum amounts, various types of leases).

In addition to our required payments under the EIB credit facility, the Share Purchase and Transfer Agreement dated March 25, 2019 (as amended, the “Share Purchase Agreement”), by and among Biofrontera Newderm LLC, Biofrontera AG, Maruho Co., Ltd. and Cutanea, pursuant to which we acquired Cutanea from Maruho Co., Ltd., requires us to repay to Maruho Co., Ltd., up to $3.6 million on December 31, 2022 and up to $3.7 million on December 31, 2023 in start-up costs that Maruho Co., Ltd. agreed to pay to us in connection with such acquisition (not to exceed $7.3 million in the aggregate).

S-7

In January 2017, we issued convertible bonds maturing on January 1, 2022 in the aggregate initial principal amount of €5.0 million, of which €3.0 million has already been converted into shares. The convertible bonds we issued in January 2017 provide the holders of those bonds with the right to convert them, at any time, in whole but not in part, into our ordinary shares, at a conversion price per share equal to €5.00 per share from January 1, 2018 until maturity. In March 2018 the conversion rate was changed from €5.00 to €4.75 in accordance with section 11 of the bond terms and conditions. If all of the remaining bonds were converted, we would be required to issue up to 427,642 additional ordinary shares, which would result in additional dilution to shareholders.

Our indebtedness could have significant adverse consequences, including:

●	requiring us to dedicate a portion of our cash to the payment of interest and principal, reducing money available for working capital, capital expenditure, product development and other general corporate purposes;

●	increasing our vulnerability to adverse changes in general economic, industry and market conditions;

●	increasing the risk of dilution to the holders of our ordinary shares or ADSs in the event any of these bonds are exercised for or converted into our ordinary shares;

●	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete, including changes arising as a result of the COVID-19 pandemic; and

●	placing us at a competitive disadvantage to competitors that are better capitalized than we are.

We may not have sufficient funds and may be unable to arrange for additional financing to pay the amounts due under our existing debt obligations, in particular the minimum €13 million payment due under the EIB credit facility on July 7, 2022 and the minimum €6.5 million payment due under the EIB credit facility on February 4, 2024 as well as the repayments of start-up costs to Maruho Co., Ltd. of up to $3.6 million on December 31, 2022 and up to $3.7 million on December 31, 2023, which start-up costs (not to exceed $7.3 million in the aggregate) Maruho Co., Ltd. agreed to provide to us under the terms of the Share Purchase and Transfer Agreement pursuant to which we acquired Cutanea, and which must be repaid if certain profits from the sale of Cutanea products we agreed to share with Maruho are less than the amount of such start-up costs. Failure to make payments or comply with other covenants under our existing debt could result in an event of default and acceleration of amounts due. If an event of default occurs and the lender or lenders accelerate the amounts due, we may not be able to make accelerated payments, and such lenders could file suit against us to collect the amounts due under such obligations or pursue other remedies. In addition, the covenants under our existing debt obligations could limit our ability to obtain additional debt financing. If we are unable to satisfy our existing debt obligations it could have material adverse effect on our business, prospects, financial condition and/or results of operations.

Risks Related to Our Business and Strategy

Certain of our important patents expired in 2019. Although the process of developing generic topical dermatological products presents specific challenges that may deter potential generic competitors, generic versions of Ameluz® may enter the market following the recent expiration of these patents. If this happens, we may need to reduce the price of Ameluz® significantly and may lose significant market share.

One patent family that protected our technology relating to nanoemulsion of 5-aminolevulinic acid, the active ingredient in Ameluz®, against copying by competitors expired on November 12, 2019. This patent family included U.S. Patent No. 6,559,183, which, prior to its expiration, served as a material, significant and possibly the only barrier to entry into the U.S. market by generic versions of Ameluz®. Although the process of developing generic topical dermatological products presents specific challenges that may deter potential generic competitors, Patent No. 6,559,183 no longer prevents generic versions of Ameluz® from entering the U.S. market and competing with Ameluz®. If generic competitors do enter the market, this may cause a significant drop in the price of Ameluz® and, therefore, a significant drop in our profits. We may also lose significant U.S. market share for Ameluz®.

S-8

We hold another patent family protecting our technology relating to nanoemulsions for which we have been issued patents in various jurisdictions and which expires in December 2027. A corresponding U.S. patent application has been filed but is still pending. We cannot guarantee that this U.S. patent will be issued or, if issued, will adequately protect us against copying by competitors.

The UK’s withdrawal from the EU could result in increased regulatory and legal complexity, which may make it more difficult for us to do business in the EU and the rest of Europe and impose additional challenges in securing regulatory approval of our product candidates in the EU and the rest of Europe.

On June 23, 2016, the electorate in the United Kingdom voted in favor of leaving the EU, commonly referred to as Brexit. On January 30, 2020, the UK formally withdrew from the EU. Following the UK’s formal withdrawal from the EU, the UK is expected to continue to follow all of the EU’s rules and its trading relationship with the EU will remain the same during a transition period which will expire on December 31, 2020. Several aspects of the UK and EU relationship will need to be determined during the transition period, including free trade agreements and rules and regulations affecting the biotechnology or pharmaceutical industries.

Brexit may lead to legal uncertainty and potentially divergent laws and regulations between the UK and the EU, as the UK determines which EU laws to replicate or replace and this uncertainty may persist for years. We cannot predict whether or not the UK will significantly alter its current laws and regulations in respect of the pharmaceutical industry and, if so, what impact any such alteration would have on us or our business. Moreover, we cannot predict the impact that Brexit will have on (i) the marketing of pharmaceutical products, (ii) the process to obtain regulatory approval in the UK for product candidates or (iii) the award of exclusivities that are normally part of the EU legal framework.

Brexit may also result in a reduction of funding to the EMA if the UK no longer makes financial contributions to European institutions, such as the EMA. If UK funding is so reduced, it could create delays in the EMA issuing regulatory approvals for our products and product candidates and, accordingly, have a material adverse effect on our business, financial position, results of operations and future growth prospects.

Uncertainty about the final outcome of the negotiations between the UK and the EU could have an adverse effect on our business and financial results. The long-term effects of Brexit will depend on the terms negotiated between the UK and the EU, which may take years to complete and may include, among other things, greater restrictions on imports and exports between the UK and EU countries, a fluctuation in currency exchange rates and additional regulatory complexity. Our operations in the UK and Europe, as well as our North American operations, could be impacted by the global economic uncertainty caused by Brexit and the actual withdrawal by the UK from the EU. If we are unable to manage any of these risks effectively, our business could be adversely affected.

Insurance coverage and medical expense reimbursement may be limited or unavailable in certain market segments for our products or product candidates, which could make it difficult for us to sell our products.

Government authorities and third-party payors, such as private health insurers and health maintenance organizations or, in some jurisdictions such as Germany, statutory health insurance, decide which products they will cover and the amount of reimbursement. Reimbursement by a third-party payor may depend upon a number of factors, including the government or third-party payor’s determination that use of a product is:

●	a covered benefit under its health plan;

●	safe, effective and medically necessary;

●	reasonable and appropriate for the specific patient;

●	cost-effective; and

●	neither experimental nor investigational.

S-9

Obtaining coverage and reimbursement approval for a product from a government or other third-party payor is a time consuming and costly process that could require us to provide to the payor supporting scientific, clinical and cost-effectiveness data for the use of our products. We may not be able to provide data sufficient to gain acceptance with respect to coverage and reimbursement or a particular reimbursement amount. If reimbursement of our future products or extended indications for existing products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, we may be unable to achieve or sustain profitability.

The pricing of prescription pharmaceuticals is subject to governmental control in some of the countries in which we have received and/or seek to receive approval to commercialize certain of our products. We are approved to market certain of our products in the UK, EU countries and the United States, and we intend to seek approval to market our product candidates in selected other jurisdictions. If we obtain approval in one or more foreign jurisdictions for our product candidates, we will be subject to rules and regulations in those jurisdictions. In some countries, particularly those in the EU, the pricing of prescription pharmaceuticals is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after obtaining marketing approval for a product candidate. Furthermore, reference pricing measures and parallel import between EU countries may render selling in certain EU markets with low drug prices undesirable because of the effects on pricing in other EU markets and, as a result, Biofrontera may stop selling its products in those EU markets with low drug prices. In addition, market acceptance and sales of our product candidates will depend significantly on the availability of adequate coverage and reimbursement from government or other third-party payors for our product candidates and may be affected by existing and future health care reform measures. Without adequate levels of reimbursement by government health care programs and private health insurers, the market for our products will be limited. While we continue to support efforts to improve reimbursement levels to physicians and plan to work to improve coverage for our products, if our efforts are not successful, a broader adoption of our products and sales of our products could be negatively impacted.

Healthcare legislative changes may have a material adverse effect on our business and results of operations.

In the United States and certain other countries, there have been a number of legislative and regulatory changes to the health care system that could impact our ability to sell our products profitably. In particular, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 revised the payment methodology for many products under Medicare in the United States, which has resulted in lower rates of reimbursement. In 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, or collectively, the Affordable Care Act, was enacted. On January 20, 2017, President Donald Trump signed an executive order stating that the administration intended to seek prompt repeal of the Affordable Care Act, and, pending repeal, directed by the U.S. Department of Health and Human Services and other executive departments and agencies to take all steps necessary to limit any fiscal or regulatory burdens of the Affordable Care Act. There is no guarantee whether the Affordable Care Act will remain in effect or be repealed/replaced. There is significant uncertainty about the future of the Affordable Care Act in particular and healthcare laws generally in the United States. This expansion of the government’s role in the U.S. healthcare industry may further lower rates of reimbursement for pharmaceutical products. We are unable to predict the likelihood of changes to the Affordable Care Act or other healthcare laws which may negatively impact our profitability.

President Biden intends, as his predecessor did, to take action against drug prices which are considered “high.” Although no specific legislation has been proposed the current administration plans to address drug prices. The most likely time to address this would be in the reauthorization of the Prescription Drug User Fee Act (PDUFA) 2022 as part of a package bill. Drug pricing continues to be a subject of debate at the executive and legislative levels of U.S. government and we expect to see legislation focusing on this in the coming year.

The Affordable Care Act is a sweeping law intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements for healthcare and the health insurance industry, impose new taxes and fees on the healthcare industry and impose additional health policy reforms. This law revises the definition of “average manufacturer price” for reporting purposes, which could increase the amount of Medicaid drug rebates to states once the provision is effective. Further, the law imposes a significant annual fee on companies that manufacture or import branded prescription drug products. Substantial new provisions affecting compliance have also been enacted, which may require us to modify our business practices with healthcare practitioners.

S-10

Some of the provisions of the Affordable Care Act have yet to be fully implemented, while certain provisions have been subject to judicial and Congressional challenges. Thus, the full impact of the Affordable Care Act, any law replacing elements of it, or the political uncertainty surrounding its repeal or replacement on our business remains unclear. Such developments may materially adversely affect the prices we are able to receive for our products or otherwise materially adversely affect our ability to profitably commercialize our products in the United States.

Other legislative changes have been proposed and adopted in the United States since the Affordable Care Act was enacted. On August 2, 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2012 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers up to 2 % per fiscal year. The American Taxpayer Relief Act of 2012, or the ATRA, among other things, reduced Medicare payments to several providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from 3 to 5 years. The current U.S. administration continues to focus heavily on drug pricing issues and Congress has introduced a multitude of legislative proposals aimed at drug pricing. For example, the Prescription Drug Pricing Reduction Act of 2019 proposes to, among other things, penalize pharmaceutical manufacturers for raising prices on drugs covered by Medicare Parts B and D faster than the rate of inflation, cap out-of-pocket expenses for Medicare Part D beneficiaries, and proposes a number of changes to how drugs are reimbursed in Medicare Part B. A similar drug pricing bill, the Elijah E. Cummings Lower Drug Costs Now Act proposes to enable direct price negotiations by the federal government on certain drugs (with the maximum price paid by Medicare capped based on an international index), requires manufacturers to offer these negotiated prices to other payers, and restricts manufacturers from raising prices on drugs covered by Medicare Parts B and D. In May 2019, CMS issued a final rule requiring drug manufacturers to include certain drug price information in television advertisements for products that are covered by Medicare and Medicaid. The final rule was struck down by a federal district court in July 2019. The ruling is being appealed and there is no assurance as to whether we will be required to comply with the price transparency requirements. We cannot predict whether any proposed legislation will become law and the effect of these possible changes on our business cannot be predicted at this time.

In addition to legislative proposals, Congressional Committees have requested certain manufacturers provide specific documents and detailed information regarding drug pricing practices. If we become the subject of any government investigation with respect to our drug pricing, marketing, or other business practices, we could incur significant expense and could be distracted from operation of our business and execution of our strategy. Any such investigation could also result in reduced market acceptance and demand for our products, could harm our reputation and our ability to market our products in the future, and could have a material adverse effect on our business, financial condition, results of operations and growth prospects. At the state level, there are similar new laws and ongoing ballot initiatives that create additional pressure on our drug pricing and may also affect how our products are covered and reimbursed. A number of states have adopted or are considering various pricing actions, such as those requiring pharmaceutical manufacturers to publicly report proprietary pricing information, limit price increases or to place a maximum price ceiling or cap on certain products. Existing and proposed state pricing laws have added complexity to the pricing of drugs and may already be impacting industry pricing decisions.

We expect continued significant focus on health care and drug pricing legislation. There have been, and likely will continue to be, legislative and regulatory proposals at the U.S. federal and state levels directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. We cannot predict the initiatives that may be adopted in the future. Additionally, third-party payors, including governmental payors, managed care organizations and private health insurers, are increasingly challenging the prices charged for medical products and services and examining their cost effectiveness. The continuing efforts of governments, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of healthcare and/or impose price controls may adversely affect:

●	the demand for our product candidates, if we obtain regulatory approvals;

●	our ability to set a price or obtain reimbursement that we believe is fair for our products;

S-11

●	our ability to generate revenues and achieve or maintain profitability; and

●	the level of taxes that we are required to pay.

Any denial or reduction in reimbursement from Medicare or other programs or governments may result in a similar denial or reduction in payments from private payors, which may adversely affect our future profitability.

We are subject to governmental regulation and other legal obligations in the EU and European Economic Area, or EEA, and California Consumer Privacy Act (CCPA), related to privacy, data protection and data security. Our actual or perceived failure to comply with such obligations could harm our business.

We are subject to diverse laws and regulations relating to data privacy and security in the EU and eventually in the EEA, including Regulation 2016/679, known as the GDPR. The GDPR applies extraterritorially and implements stringent operational requirements for controllers and processors of personal data. New global privacy rules are being enacted and existing ones are being updated and strengthened. We are likely to be required to expend capital and other resources to ensure ongoing compliance with these laws and regulations.

Complying with these numerous, complex and often changing regulations is expensive and difficult. Failure by us, any partners, our service providers, or our employees or contractors to comply with the GDPR could result in regulatory investigations, enforcement notices and/or fines of up to the higher of €20 million or up to 4% of our total worldwide annual revenue. In addition to the foregoing, a breach of privacy laws or data security laws, particularly those resulting in a significant security incident or breach involving the misappropriation, loss or other unauthorized use or disclosure of sensitive or confidential patient or consumer information, could have a material adverse effect on our business, reputation and financial condition.

As a data controller, we are accountable for any third-party service providers we engage to process personal data on our behalf, including our clinical research organizations, or CROs. We attempt to mitigate the associated risks by performing security assessments and due diligence of our vendors and requiring all such third-party providers with data access to sign agreements and obligating them to only process data according to our instructions and to take sufficient security measures to protect such data. There is no assurance that these contractual measures and our own privacy and security-related safeguards will protect us from the risks associated with the third-party processing, storage and transmission of such information. Any violation of data or security laws by our third-party processors could have a material adverse effect on our business and result in the fines and penalties outlined above.

Where we transfer personal data out of the EU and EEA, we do so in compliance with the relevant data export requirements from time to time. There is currently ongoing litigation challenging the commonly used transfer mechanism, the EU Commission approved model clauses. In addition, the U.S. Privacy Shield (a mechanism for complying with data protection requirements when transferring personal data from the EU to the United States) is currently under review by the European Commission. As such, it is uncertain whether the Privacy Shield framework and/or model clauses will be invalidated in the near future. These changes may require us to find alternative bases for the compliant transfer of personal data outside the EEA and we are monitoring developments in this area.

We are also subject to evolving European privacy laws on cookies and on e-marketing. The EU is in the process of replacing the e-Privacy Directive (2002/58/EC) with a new set of rules taking the form of a regulation, which will be directly implemented in the laws of each European member state. The draft e-Privacy Regulation imposes strict opt-in marketing rules with limited exceptions for business-to-business communications, alters rules on third-party cookies, web beacons and similar technology and significantly increases fining powers to the greater of €20 million or 4% of total worldwide annual revenue. While the e-Privacy Regulation was originally intended to be adopted on May 25, 2018 (alongside the GDPR), it is still going through the European legislative process and commentators now expect it to be adopted during the second half of 2020 or during 2021 following a transition period.

S-12

We process personal data in relation to participants in our clinical trials in the EEA., including the health and medical information of these participants. The GDPR is directly applicable in each EU Member State, however, it provides that EU Member States may introduce further conditions, including limitations which could limit our ability to collect, use and share personal data (including health and medical information), or could cause our compliance costs to increase, ultimately having an adverse impact on our business. The GDPR imposes onerous accountability obligations requiring data controllers and processors to maintain a record of their data processing and implement policies as part of its mandated privacy governance framework. It also requires data controllers to be transparent and disclose to data subjects (in a concise, intelligible and easily accessible form) how their personal information is to be used, imposes limitations on retention of personal data; defines for the first time pseudonymized (i.e., key-coded) data; introduces mandatory data breach notification requirements; and sets higher standards for data controllers to demonstrate that they have obtained valid consent for certain data processing activities. In addition to the foregoing, a breach of the GDPR could result in regulatory investigations, reputational damage, orders to cease/change our use of data, enforcement notices, as well potential civil claims including class action type litigation where individuals suffer harm.

California recently enacted the California Consumer Privacy Act, or CCPA, which will, among other things, require new disclosures to California consumers and afford such consumers new abilities to opt out of certain sales of personal information, which went into effect on January 1, 2020. This Act also applies to any information of certain patients that a drug company may possess. It remains unclear what, if any, modifications will be made to this legislation or how it will be interpreted in the years to come. The effects of the CCPA potentially are significant, however, and may require us to modify our data processing practices and policies and to incur substantial costs and expenses in an effort to comply. As a general matter, compliance with laws, regulations, and any applicable rules or guidance from self-regulatory organizations relating to privacy, data protection, information security and consumer protection, may result in substantial costs and may necessitate changes to our business practices, which may compromise our growth strategy, adversely affect our ability to acquire customers, and otherwise adversely affect our business, financial condition and operating results. Noncompliance with CCPA could result in regulatory investigations, reputational damage, orders to cease/change our use of data, enforcement notices, as well potential civil claims including class action type litigation where individuals suffer harm.

To date, we have a relatively short history of sales of our products, primarily in Germany and Spain and, in the United States

We have limited relatively short history of sales of our products to date. Since 2012, our sales in Germany have been generated in dermatology offices through our own sales force. Historically, our sales partners in European countries outside of Germany have experienced difficulty in selling Ameluz® because that process involves selling a drug combined with a procedure, an area in which our sales partners generally have little experience. We launched the commercialization of Ameluz® and BF-RhodoLED® for actinic keratosis in the United States in October 2016 and have a limited history of marketing our products there. In addition, we began marketing the drug Xepi® in the United States following our acquisition of Cutanea in March 2019 and have a limited history of marketing Xepi® there. While our products have gained acceptance in the markets we serve, our products may never generate substantial revenue or profits for us. We must establish a larger market for our products and build that market through marketing campaigns to increase awareness of, and confidence by doctors in, our products. We expect this may be even more challenging in the near term as a result of current measures and regulations implemented by governments worldwide in an attempt to control the COVID-19 pandemic, which we predict may continue to lead to declining demand in some of our markets in the foreseeable future for Biofrontera’s products as different priorities for medical treatments emerge, thereby causing a delay of actinic keratosis treatment for most patients. If we are unable to expand our current customer base and obtain market acceptance of our products, our operations could be disrupted and our business may be materially adversely affected. Even if we achieve profitability, we may not be able to sustain or increase profitability.

Competing products and technologies based on traditional treatment methods may make our products or potential products noncompetitive or obsolete.

Well-known pharmaceutical, biotechnology and medical device companies are marketing well-established therapies for the treatment of actinic keratosis and basal cell carcinoma. Doctors may prefer to use familiar therapies, rather than trying our products.

Additionally, reimbursement issues affect the economic competitiveness of our products as compared to other therapies. See “—Insurance coverage and medical expense reimbursement may be limited or unavailable in certain market segments for our products or product candidates, which could make it difficult for us to sell our products.”

S-13

Our industry is subject to rapid, unpredictable and significant technological change and intense competition. Our competitors may succeed in developing, acquiring, or licensing on an exclusive basis products that are safer, more effective or more desirable than ours. Many of our competitors have substantially greater financial, technical and marketing resources than we have. In addition, several of these companies have significantly greater experience than we do in developing products, conducting preclinical and clinical testing, obtaining regulatory approvals to market products for health care, and marketing healthcare products.

Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated in our competitors. Competition may increase further as a result of advances in the commercial applicability of technologies and greater availability of capital for investment in these industries.

We cannot guarantee that new drugs or future developments in drug technologies will not have a material adverse effect on our business. Increased competition could result in price reductions, lower levels of government or other third-party reimbursements, failure to achieve market acceptance and loss of market share, any of which could adversely affect our business, results of operations and financial condition. Further, we cannot give any assurance that developments by our competitors or future competitors will not render our technologies obsolete or less advantageous.

We face significant competition from other pharmaceutical and medical device companies and our operating results will suffer if we fail to compete effectively. We also must compete with existing treatments, such as simple curettage and cryotherapy, which do not involve the use of a drug but have gained significant market acceptance.

The pharmaceutical and medical device industry is characterized by intense competition and rapid innovation. Our competitors may be able to develop other products that are able to achieve similar or better results for the treatment of actinic keratosis. We expect that our future competitors will include mostly established pharmaceutical companies, such as Sun Pharma (DUSA) and Galderma. Most of our competitors have substantially greater financial, technical and other resources, such as larger research and development staffs and experienced marketing and manufacturing organizations and well-established sales forces. Competition may increase further as a result of advances in the commercial applicability of technologies and greater availability of capital for investment in these industries.

Our competitors may succeed in developing, acquiring or licensing products that are more effective or less costly than our products and product candidates. In addition, our products compete with other therapies, such as simple curettage and, particularly in the United States, cryotherapy, which do not involve the use of a drug but have gained significant market acceptance.

If we are not able to compete effectively with the competitors and competing therapies, we may lose significant market share in the relevant markets, which could have a material adverse effect on our revenue, results of operations and financial condition.

If we are unable to establish effective marketing and sales capabilities or enter into agreements with third parties to market and sell our products, we may be unable to generate revenues.

In order to commercialize our products, we must continue to build our marketing, sales and distribution capabilities, in particular in the United States. The development and training of our sales force and related compliance plans to market our products are expensive and time consuming and can potentially delay the commercial success of our products. In the event we are not successful in developing our marketing and sales infrastructure, we may not be able to successfully commercialize our products, which would limit our ability to generate product revenues.

We depend on a single unaffiliated contract manufacturer to manufacture Ameluz®. If we fail to maintain our relationship with this manufacturer or if this manufacturer is unable to continue to produce product for us, our business could be materially harmed.

We depend on a single unaffiliated contract manufacturer located in Switzerland to manufacture Ameluz®. If we fail to maintain the relationship with this manufacturer, we may be unable to obtain an alternative manufacturer of Ameluz® that could deliver the quantity of the product at the quality and cost levels that we require. Even if an acceptable alternative manufacturer could be found, we would expect long delays in transitioning the manufacturing from the existing manufacturer to a new manufacturer. Problems of this kind could cause us to experience order cancellations and loss of market share. The failure of the manufacturer to supply Ameluz® that satisfies quality, quantity and cost requirements in a timely manner could impair our ability to deliver Ameluz® and could increase costs, particularly if we are unable to obtain Ameluz® from alternative sources on a timely basis or on commercially reasonable terms. In addition, the manufacturer is regulated by the country of Switzerland and by the FDA and must comply with applicable laws and regulations. Finding a suitable replacement of this particular partner would therefore be extremely difficult. If we lost this manufacturer, this could have a material adverse effect on our business, prospects, financial condition and/or results of operations. If the suppliers fail to comply, this could harm our business.

S-14

If we fail to manufacture Ameluz®, BF-RhodoLED®, Xepi® or other marketed products and product candidates in sufficient quantities and at acceptable quality and cost levels, or to fully comply with current good manufacturing practice, or cGMP, or other applicable manufacturing regulations, we may face a bar to, or delays in, the commercialization of our products, breach obligations to our licensing partners or be unable to meet market demand, and lose potential revenues.

The manufacture of our products requires significant expertise and capital investment. Currently, all commercial supply for Ameluz® is manufactured by a single unaffiliated contract manufacturer. We would need to spend substantial time and expense to replace that manufacturer if it failed to deliver products in the quality and quantities we demand or failed to meet any regulatory or cGMP requirements. We take precautions to help safeguard the manufacturing facilities, including acquiring insurance and performing on site audits. However, vandalism, terrorism or a natural or other disaster, such as a fire or flood, could damage or destroy manufacturing equipment or our inventory of raw material or finished goods, cause substantial delays in our operations, result in the loss of key information, and cause us to incur additional expenses. Our insurance may not cover our losses in any particular case. In addition, regardless of the level of insurance coverage, damage to our facilities may have a material adverse effect on our business, financial condition and operating results.

We must comply with federal, state and foreign regulations, including FDA regulations governing cGMP enforced by the FDA through its facilities inspection program and by similar regulatory authorities in other jurisdictions where we do business. These requirements include, among other things, quality control, quality assurance and the maintenance of records and documentation. For our medical device products, we are required to comply with the FDA’s Quality System Regulation, or QSR, which covers the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, sterilization, storage and shipping of our medical device products.

Our contract facilities have been inspected by the FDA for cGMP compliance. If we do not successfully maintain cGMP compliance for these facilities, commercialization of our products could be prohibited or significantly delayed. Even after cGMP compliance has been achieved, the FDA or similar foreign regulatory authorities at any time may implement new standards or change their interpretation and enforcement of existing standards for manufacture, packaging, testing of or other activities related to our products. For our commercialized medical device product, the FDA audits compliance with the QSR through periodic announced and unannounced inspections of manufacturing and other facilities. The FDA may conduct inspections or audits at any time. Similar audit rights exist in Europe and other foreign jurisdictions. Any failure to comply with applicable cGMP, QSR and other regulations may result in fines and civil penalties, suspension of production, product seizure or recall, imposition of a consent decree, or withdrawal of product approval, and would limit the availability of our product. Any manufacturing defect or error discovered after products have been produced and distributed also could result in significant consequences, including adverse health consequences, injury or death to patients, costly recall procedures, re-stocking costs, warning letters, Form 483 reports, civil monetary penalties, product liability, damage to our reputation and potential for product liability claims. If we are required to find a new manufacturer or supplier, the process would likely require prior FDA and/or equivalent foreign regulatory authority approval and would be very time consuming. An inability to continue manufacturing adequate supplies of our products at any contract facilities could result in a disruption in the supply of our products. Delay or disruption in our ability to meet demand may result in the loss of potential revenue. We have licensed the commercial rights in specified foreign territories to market and sell our products. Under those licenses, we have obligations to manufacture commercial product for our commercial partners. If we are unable to fill the orders placed with us by our commercial partners in a timely manner, we may potentially lose revenue and be in breach of our licensing obligations under agreements with them.

S-15

In addition, we are subject to regulations in various jurisdictions, including the Federal Drug Supply Chain Security Act in the United States, the Falsified Medicines Directive in the EU and many other such regulations in other countries that require us to develop electronic systems to serialize, track, trace and authenticate units of our products through the supply chain and distribution system. Compliance with these regulations may result in increased expenses for us or impose greater administrative burdens on our organization, and failure to meet these requirements could result in fines or other penalties.

Failure to comply with all applicable regulatory requirements may subject us to operating restrictions and criminal prosecution, monetary penalties and other disciplinary actions, including, sanctions, warning letters, product seizures, recalls, fines, injunctions, suspension, shutdown of production, revocation of approvals or the inability to obtain future approvals, or exclusion from future participation in government healthcare programs. Any of these events could disrupt our business and have a material adverse effect on our revenue, profitability and financial condition.

The U.S. market size for Ameluz® for the treatment of actinic keratosis may be smaller than we have estimated.

The public data regarding the market for actinic keratosis treatments in the United States may be incomplete. Therefore some of our estimates and judgments are based on various sources which we have not independently verified and which potentially include outdated information, or information that may not be precise or correct, potentially rendering the U.S. market size for treatment of actinic keratosis with Ameluz® smaller than we have estimated, which may reduce our potential and ability to increase sales of Ameluz® and revenue in the United States. Although we have not independently verified the data obtained from these sources, we believe that such data provide the best available information relating to the present market for actinic keratosis treatments in the United States, and we often use such data for our business and planning purposes.

If we face allegations of noncompliance with the law and encounter sanctions, our reputation, revenues and liquidity may suffer, and our products could be subject to restrictions or withdrawal from the market.

Any government investigation of alleged violations of the law could require us to expend significant time and resources in response and could generate negative publicity. Any failure to comply with ongoing regulatory requirements may significantly and adversely affect our ability to commercialize and generate revenues from our products. If regulatory sanctions are applied or if regulatory approval is withdrawn, the value of our company and our operating results will be adversely affected. Additionally, if we are unable to generate revenues from our product sales, our potential for achieving profitability will be diminished and the capital necessary to fund our operations will be increased.

Even if we obtain regulatory approvals for our products and product candidates, they may not gain market acceptance among hospitals, physicians, health care payors, patients and others in the medical community.

In May 2016, we received approval from the FDA to market in the United States. Ameluz® in combination with photodynamic therapy using our BF-RhodoLED® lamp for lesion-directed and field-directed treatment of actinic keratoses of mild-to-moderate severity on the face and scalp. We launched the commercialization of Ameluz® and BF-RhodoLED® for actinic keratosis in the United States in October 2016. Even after obtaining regulatory approval for our products or extending their indications, our products may not gain market acceptance among hospitals, physicians, health care payors, patients and others in the medical community. Market acceptance of any of our products and product candidates for which we receive approval depends on a number of factors, including:

●	the clinical indications for which they are approved, including any restrictions placed upon the product in connection with its approval, such as patient registry or labeling restriction;

●	the product labeling, including warnings, precautions, side effects, and contraindications that the FDA or other regulatory authorities approve;

●	the potential and perceived advantages of our product candidates over alternative products or therapies;

●	relative convenience and ease of administration;

S-16

●	the effectiveness and compliance of our sales and marketing efforts;

●	acceptance by major operators of hospitals, physicians and patients of our products or candidates as a safe and effective treatment;

●	the prevalence and severity of any side effects;

●	product labeling or product insert requirements of the FDA or other regulatory authorities;

●	any Risk Evaluation and Mitigation Strategy that the FDA might require for our drug product candidates;

●	the timing of market introduction of our product candidates as well as competitive products;

●	the perceived advantages of our products over alternative treatments;

●	the cost of treatment in relation to alternative products; and

●	the availability of adequate reimbursement and pricing by third party payors and government authorities, including any conditions for reimbursement required by such third-party payors and government authorities.

If our products and product candidates are approved, but fail to achieve market acceptance among physicians, patients, payors, or others in the medical community, we will not be able to generate significant revenues, which would have a material adverse effect on our business, prospects, financial condition and results of operations.

With respect to our already approved products, we may be subject to healthcare laws, regulation and enforcement. Our failure to comply with those laws could have a material adverse effect on our results of operations and financial condition.

We may be subject to additional healthcare regulation and enforcement by the U.S. federal government and by authorities in the United States, the EU and other jurisdictions in which we conduct our business. In certain jurisdictions outside of the United States where we currently commercialize certain of our products, we are already subject to such regulation and enforcement. Such U.S. laws include, without limitation, state and federal anti-kickback, federal false claims, privacy, security, financial disclosure laws, anti-trust, Physician Payment Sunshine Act reporting and fair trade regulation and advertising laws and regulations. Many states and other jurisdictions have similar laws and regulations, some of which are broader in scope. If our operations are found to be in violation of any of such laws or any other governmental regulations that apply to us, we may be subject to penalties, including, but not limited to, civil and criminal penalties, damages, fines, the curtailment or restructuring of our operations, the exclusion from participation in federal, state or other healthcare programs and imprisonment, any of which could adversely affect our ability to operate our business and our financial results.

Increased Health and Human Services, Office of Inspector General (OIG), scrutiny on the sale of products through specialty pharmacies or through physician practices by means of direct investigation or by issuance of unfavorable Opinion Letters which may curtail or hinder the sales of our products based on risk of enforcement upon ourselves or our buyers. The OIG continues to make modifications to existing Anti-Kickback Statute, or AKS, safe harbors which may increase liability and risk for our company as well as adversely impact sales relationships. On November 20, 2020 OIG issued the final rule for Safe Harbors under the Federal AKS. This new final rule creates additional safe harbors including ones pertaining to patient incentives. OIG is able to modify safe harbors as well as regulatory compliance requirements which could impact out business adversely.

S-17

A recall of our drug or medical device products, or the discovery of serious safety issues with our drug or medical device products, could have a significant negative impact on us.

The FDA, the EMA and other relevant regulatory agencies have the authority to require or request the recall of commercialized products in the event of material deficiencies or defects in design or manufacture or in the event that a product poses an unacceptable risk to health. Manufacturers may, under their own initiative, recall a product. A government-mandated or voluntary recall by us or one of our distributors could occur as a result of an unacceptable risk to health, component failures, manufacturing errors, design or labeling defects or other deficiencies and issues. Recalls of our products would divert managerial and financial resources and have an adverse effect on our reputation, financial condition and operating results, which could impair our ability to produce our products in a cost-effective and timely manner.

Further, under the FDA’s medical device reporting, or MDR, regulations, we are required to report to the FDA any event which reasonably suggests that our product may have caused or contributed to a death or serious injury or in which our product malfunctioned and, if the malfunction of the same or similar device marketed by us were to recur, would likely cause or contribute to death or serious injury. The FDA also requires reporting of serious, life-threatening, unexpected and other adverse drug experiences and the submission of periodic safety reports and other information. Product malfunctions or other adverse event reports may result in a voluntary or involuntary product recall and other adverse actions, which could divert managerial and financial resources, impair our ability to manufacture our products in a cost-effective and timely manner and have an adverse effect on our reputation, financial condition and operating results. Similar reporting requirements exist in Europe and other jurisdictions.

Any adverse event involving our products could result in future voluntary corrective actions, such as recalls or customer notifications, or regulatory agency action, which could include inspection, mandatory recall or other enforcement action. Any corrective action, whether voluntary or involuntary, will require the dedication of our time and capital, distract management from operating our business and may harm our reputation and financial results as well as threaten our marketing authority for such products.

Our medical device product, the BF-RhodoLED® lamp, is subject to extensive governmental regulation, and failure to comply with applicable requirements could cause our business to suffer.

The medical device industry is regulated extensively by governmental authorities, principally the FDA and corresponding state and European and other foreign governmental agencies. The regulations are very complex and are subject to rapid change and varying interpretations. Regulatory restrictions or changes could limit our ability to carry on or expand our operations or result in higher than anticipated costs or lower than anticipated sales. The FDA and other U.S. or European or other foreign governmental agencies regulate numerous elements of our business, including:

●	product design and development;

●	pre-clinical and clinical testing and trials;

●	product safety;

●	establishment registration and product listing;

●	distribution;

●	labeling, manufacturing and storage;

●	pre-market clearance or approval;

●	advertising and promotion;

●	marketing, manufacturing, sales and distribution;

●	relationships and communications with health care providers;

●	adverse event reporting;

●	market exclusivity;

●	servicing and post-market surveillance; and

●	recalls and field safety corrective actions.

S-18

Before we can offer our device products to any of the 31 nations within the EU and the European Free Trade Association, we must first satisfy the requirements for CE Mark clearance, a conformity mark that signifies a product has met all criteria of the relevant EU directives, especially in the areas of safety and performance. The process of obtaining regulatory clearances or approvals to market a medical device can be costly and time-consuming, and we may not be able to obtain these clearances or approvals on a timely basis, or at all for our products or proposed products. We obtained CE Mark clearance for our BF-RhodoLED® lamp in November 2012 and FDA approval for it, to be used in connection with Ameluz® gel, in May 2016.

Biofrontera is also working to develop a new lamp, the “BF-RhodoLED® XL,” which would allow use of Ameluz® on larger surfaces. Management believes that this new lamp, if it is developed and approved, could provide new business growth opportunities for our company. In the United States, according to FDA guidance, products for PDT, such as Ameluz® gel and its corresponding lamp(s), must be approved as combination products that cover both the drug and the lamp. In May 2016, we received approval from the FDA to market in the United States Ameluz® in combination with photodynamic therapy using our BF-RhodoLED® lamp for lesion-directed and field-directed treatment of actinic keratoses of mild-to-moderate severity on the face and scalp. The applicable office of the FDA has determined that if we develop a new lamp to be used with Ameluz®, we must seek a new approval utilizing the “New Drug Application” procedure. As part of a drug/device combination, the lamp is by definition classified as a class III medical device and as such requires a premarket approval by the FDA. A new lamp will also require changes in the “Prescribing Information” of the drug. If we develop this new lamp, once our extended dossier is submitted to the FDA as part of this approval process, it may take more than six months, plus, if needed, time required to answer questions or provide additional data. Prior to submission, we will need to perform final tests on the lamp prototype, including technical tests by a certified laboratory and a usability study in the United States. During the process, there is a risk that the FDA might ask for additional tests or even clinical trials, and there is no assurance that we will be able to satisfy the FDA’s requests for additional tests or trials in a timely manner, or at all, and there is no assurance that we will be able to develop this new lamp, or obtain approval to use it in the United States for PDT treatment of actinic keratosis.

The FDA can delay, limit or deny clearance or approval of a device for many reasons, including:

●	our inability to demonstrate that our products are safe and effective for their intended uses or substantially equivalent to a predicate device;

●	the data from our clinical trials may not be sufficient to support clearance or approval; and

●	the manufacturing process or facilities we use may not meet applicable requirements.

In addition, the FDA and other regulatory authorities may change their respective clearance and approval policies, adopt additional regulations or revise existing regulations, or take other actions which may prevent or delay approval or clearance of our products under development or impact our ability to modify our currently cleared or approved products on a timely basis.

Any delay in, or failure to receive or maintain, clearance or approval for our products under development could prevent us from generating revenue from these products or achieving profitability. Additionally, the FDA and comparable foreign regulatory authorities have broad enforcement powers. Regulatory enforcement or inquiries, or other increased scrutiny of us, could dissuade some customers from using our products and adversely affect our reputation and the perceived safety and efficacy of our products.

Failure to comply with applicable regulations could jeopardize our ability to sell our products and result in enforcement actions such as fines, civil penalties, injunctions, warning letters, Form 483 reports, recalls of products, delays in the introduction of products into the market, refusal of the FDA or other regulators to grant future clearances or approvals, and the suspension or withdrawal of existing approvals by the FDA or other regulators. Any of these sanctions could result in higher than anticipated costs or lower than anticipated sales and have a material adverse effect on our reputation, business, financial condition and operating results.

S-19

Furthermore, we may evaluate international expansion opportunities in the future for our medical device products. As we expand our operations outside of the United States and Europe, we are, and will become, subject to various additional regulatory and legal requirements under the applicable laws and regulations of the international markets we enter. These additional regulatory requirements may involve significant costs and expenditures and, if we are not able comply with any such requirements, our international expansion and business could be significantly harmed.

Modifications to our medical device products, such as our BF-RhodoLED® lamp in Europe, may require reclassifications, new CE marking processes or may require us to cease marketing or recall the modified products until new CE marking is obtained.

A modification to our medical devices such as our BF-RhodoLED® lamp, which is approved for sale in Europe, could lead to a reclassification of the medical device and could result in further requirements (including additional clinical trials) to maintain the product’s CE marking. If we fail to comply with such further requirements, we may be required to cease marketing or to recall the modified product until we obtain clearance or approval, and we may be subject to significant regulatory fines or penalties. Additionally, because we received approval from the FDA to market in the United States Ameluz® in combination with photodynamic therapy using our BF-RhodoLED® lamp, any new lamp we may develop would require new approval from the FDA. We cannot assure you that we will develop this new lamp or obtain any such new approval.

We are highly dependent on our key personnel, and if we are not successful in attracting and retaining highly qualified personnel, we may be unable to successfully implement our business strategy.

Our ability to compete in the highly competitive pharmaceutical industry depends upon our ability to attract and retain highly qualified managerial, scientific and medical personnel with specialized scientific and technical skills. We are highly dependent on our management, scientific, medical and operations personnel, including Professor Hermann Lübbert, Ph.D., chairman of our management board and chief executive officer, and Thomas Schaffer, member of our management board and chief financial officer. The loss of the services of any of our executive officers or other key employees and our inability to find suitable replacements could potentially harm our business, prospects, financial condition or results of operations.

Despite our efforts to retain valuable employees, members of our management, scientific and development teams may terminate their employment with us on short notice. Although we have employment agreements with our key employees, these employees could leave our employment at any time, with certain notice periods. We do not maintain “key man” insurance policies on the lives of these individuals or the lives of any of our other employees. Our success also depends on our ability to continue to attract, retain and motivate highly skilled junior, mid-level and senior managers as well as junior, mid-level and senior scientific and medical personnel and sales representatives.

Many of the other biotechnology and pharmaceutical companies that we compete against for qualified personnel have greater financial and other resources, different risk profiles and a longer history in the industry than we do. They may also provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high quality candidates than what we can offer. If we are unable to continue to attract and retain high quality personnel, our ability to advance the development of our product candidates, obtain regulatory approval and commercialize our products and product candidates will be limited.

Our employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with FDA or EMA regulations, provide accurate information to the FDA or EMA, comply with manufacturing standards we have established, comply with healthcare fraud and abuse laws and regulations, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices in the United States and Europe as well as in other jurisdictions where we conduct our business. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions, inability to obtain product approval and serious harm to our reputation. It is not always possible to identify and deter employee misconduct, and any precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions.

S-20

We will need to grow the size of our organization and we may experience difficulties in managing this growth.

As of September 30, 2020, we had 155 employees. In the longer term, as our development and commercialization plans and strategies develop, and as we continue operating as a public company, we expect to need additional managerial, operational, sales, marketing, financial and other personnel. Future growth would impose significant added responsibilities on members of management, including:

●	identifying, recruiting, integrating, maintaining and motivating existing or additional employees;

●	managing our internal development efforts effectively, including the clinical and FDA and EMA review process for our product candidates, while complying with our contractual obligations to contractors and other third parties; and

●	improving our operational, financial and management controls, reporting systems and procedures.

Our future financial performance and our ability to commercialize our products will depend, in part, on our ability to effectively manage any future growth, and our management may also have to divert a disproportionate amount of its attention away from day-to-day activities in order to devote a substantial amount of time to managing these growth activities. In the past, we have used the services of outside vendors to perform tasks including clinical trial management, statistics and analysis and regulatory affairs. Our growth strategy may also entail expanding our group of contractors or consultants to implement these tasks going forward. Because we rely on numerous consultants, effectively outsourcing many key functions of our business, we will need to be able to effectively manage these consultants to ensure that they successfully carry out their contractual obligations and meet expected deadlines. However, if we are unable to effectively manage our outsourced activities or if the quality or accuracy of the services provided by consultants is compromised for any reason, our clinical trials may be extended, delayed or terminated, and we may not be able to obtain regulatory approval for our product candidates or otherwise advance our business. There can be no assurance that we will be able to manage our existing consultants or find other competent outside contractors and consultants on economically reasonable terms, or at all. If we are not able to effectively expand our organization by hiring new employees and expanding our groups of consultants and contractors, we may not be able to successfully implement the tasks necessary to further develop and commercialize our products and product candidates that we develop and, accordingly, may not achieve our research, development and commercialization goals.

We may encounter difficulties growing our sales force.

Due to our ongoing assessment of the size of the required sales force, we may be required to hire substantially more sales representatives to adequately support the commercialization of our products and product candidates or we may incur excess costs as a result of hiring more sales representatives than necessary. With respect to certain geographical markets, we may need to enter into collaborations with other entities to utilize their local marketing and distribution capabilities, but we may be unable to enter into such agreements on favorable terms, if at all. We may be competing with companies that currently have extensive and well-funded marketing and sales operations.

S-21

Certain of our employees and patents are subject to foreign laws.

A majority of our employees work in Germany and are subject to German employment law. Ideas, developments, discoveries and inventions made by such employees and consultants are subject to the provisions of the German Act on Employees’ Inventions, which regulates the ownership of, and compensation for, inventions made by employees. We face the risk that disputes can occur between us and our employees or former employees pertaining to alleged non-adherence to the provisions of this act that may be costly to defend and take up our management’s time and efforts whether we prevail or fail in any such dispute. There is a risk that the compensation we provided to employees who assign patents to us may be deemed to be insufficient and we may be required under German law to increase the compensation due to such employees for the use of the patents. In those cases where employees have not assigned their interests to us, we may need to pay compensation for the use of those patents. If we are required to pay additional compensation or face other disputes under the German Act on Employees’ Inventions, our results of operations could be adversely affected.

We believe that our success depends, in part, upon our ability to protect our intellectual property throughout the world. However, the laws of some foreign countries, including Germany, may not be as comprehensive as those of the United States and may not be sufficient to protect our proprietary rights. In addition, we generally do not pursue patent protection in all jurisdictions because of cost and confidentiality concerns. Accordingly, our international competitors could obtain foreign patent protection for, and market overseas, products and technologies for which we are seeking patent protection in the United States.

A variety of risks associated with commercializing our products and product candidates internationally could materially adversely affect our business.

We, or our licensing partners, may seek regulatory approval for our products or product candidates outside of the United States and EU and, accordingly, we expect that we will be subject to additional risks for our products and product candidates related to operating in foreign countries if we obtain the necessary approvals, including:

●	differing regulatory requirements in foreign countries;

●	the potential for so-called parallel importing, which is what happens when a local seller, faced with high or higher local prices, opts to import goods from a foreign market (with low or lower prices) rather than buying them locally;

●	unexpected changes in tariffs, trade barriers, price and exchange controls and other regulatory requirements;

●	economic weakness, including inflation, or political instability in particular foreign economies and markets;

●	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

●	foreign taxes, including withholding of payroll taxes;

●	foreign currency fluctuations, which could result in increased operating expenses and reduced revenues, and other obligations incident to doing business in another country;

●	difficulties staffing and managing foreign operations;

●	workforce uncertainty in countries where labor unrest is more common than in Germany or the United States;

●	potential liability under the Foreign Corrupt Practices Act of 1977 or comparable foreign regulations;

●	challenges enforcing our contractual and intellectual property rights, especially in those foreign countries that do not respect and protect intellectual property rights to the same extent as in the EU or the United States;

●	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

●	business interruptions resulting from geo-political actions, including war and terrorism.

These and other risks associated with our or our licensing partners’ international operations may materially adversely affect our ability to attain or maintain profitable operations.

S-22

Our business and operations would suffer in the event of system failures, cyber-attacks or a deficiency in our cyber-security.

Despite the implementation of security measures, our internal computer systems and those of our current and future CROs, and other contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. The risk of a security breach or disruption, particularly through cyber-attacks or cyber-intrusion, including by computer hackers, foreign governments, and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. While we have not experienced any such material system failure, accident or security breach to date, if such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our development programs and our business operations. For example, the loss of clinical trial data from completed or future clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the further development and commercialization of our products and product candidates could be delayed.

If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of our products.

We face an inherent risk of product liability as a result of the clinical testing of our products and face an even greater risk if we commercialize our products on a larger scale. For example, we may be sued if our products allegedly cause injury or are found to be otherwise unsuitable during clinical testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing; defects in design; a failure to warn of dangers inherent in the product, negligence, strict liability; and a breach of warranties. Claims could also be asserted under state consumer protection acts. In Europe, medical products and medical devices may, under certain circumstances, be subject to no-fault liability. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our products and product candidates. Even a successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

●	costs to defend litigation and other proceedings;

●	a diversion of management’s time and our resources;

●	decreased demand for our products;

●	injury to our reputation;

●	withdrawal of clinical trial participants;

●	initiation of investigations by regulators;

●	product recalls, withdrawals or labeling, marketing or promotional restrictions;

●	loss of revenue;

●	substantial monetary awards to trial participants or patients;

●	exhaustion of any available insurance and our capital resources;

●	the inability to commercialize our products; and

●	a decline in our share or ADS price.

S-23

We currently maintain product liability insurance. If such insurance is not sufficient, or if we are not able to obtain such insurance at an acceptable cost in the future, potential product liability claims could prevent or inhibit the commercialization of our products and the products we develop. A successful claim could materially harm our business, financial condition or results of operations. Additionally, we cannot guarantee that continued product liability insurance coverage will be available in the future at acceptable costs.

Our international operations may pose currency risks, which may adversely affect our operating results and net income.

Our operating results may be affected by volatility in currency exchange rates and our ability to effectively manage our currency transaction risks. In general, we conduct our business, earn revenues and incur costs in the local currency of the countries in which we operate. For the nine months ended September 30, 2020, 55% of our revenue was generated and approximately 42% of our costs were incurred in euros (27% and 39%, 29% and 45%, for the twelve months ended December 31, 2019 and December 31, 2018, respectively). As we execute our strategy to expand in the United States and internationally, our exposure to currency risks will increase. We do not manage our foreign currency exposure in a manner that would eliminate the effects of changes in foreign exchange rates. Therefore, changes in exchange rates between these foreign currencies, the dollar and the euro will affect our revenues, cost of goods sold, and operating margins, and could result in exchange losses in any given reporting period. Based on certain assumptions relating to our operations (which assumptions may prove incorrect) and our internal models, we believe that, with respect to the fiscal year ended December 31, 2019, an average 10% appreciation of the U.S. dollar against the euro would have resulted in an increase of approximately €3.4 million in our net income for such period, whereas we believe that an average 10% depreciation of the U.S. dollar against the euro would have resulted in a decrease of approximately €4.2 million in our net income during such period.

We incur currency transaction risks whenever we enter into either a purchase or a sale transaction using a different currency from the currency in which we report revenues. In such cases we may suffer an exchange loss because we do not currently engage in currency swaps or other currency hedging strategies to address this risk.

Given the volatility of exchange rates, we can give no assurance that we will be able to effectively manage our currency transaction risks or that any volatility in currency exchange rates will not have an adverse effect on our results of operations.

Failure to comply with the U.S. Foreign Corrupt Practices Act or other applicable anti-corruption legislation could result in fines, criminal penalties and an adverse effect on our business.

We operate in a number of countries throughout the world. We are committed to doing business in accordance with applicable anti-corruption laws. We are subject, however, to the risk that our officers, directors, employees, agents and collaborators may take action determined to be in violation of such anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010 and the European Union Anti-Corruption Act, as well as trade sanctions administered by the U.S. Office of Foreign Assets Control and the U.S. Department of Commerce. Any such violation could result in substantial fines, sanctions, civil and/or criminal penalties or curtailment of operations in certain jurisdictions and might adversely affect our results of operations. In addition, actual or alleged violations could damage our reputation and ability to do business.

Global economic, political and social conditions and local epidemics or global pandemics have adversely impacted our sales and operations and may continue to do so.

The uncertain direction and relative strength of the global economy, difficulties in the financial services sector and credit markets, continuing geopolitical uncertainties and other macroeconomic factors all affect spending behavior of potential end-users of our products. The prospects for economic growth in Europe, the United States and other countries remain uncertain and may cause end-users to further delay or reduce purchases of drugs or therapies that are not fully reimbursed by governmental or other third-party payors. In particular, a substantial portion of our sales are made to customers in countries in Europe, which has recently experienced significant economic disruptions. If global economic conditions remain volatile for a prolonged period or if European economies experience further disruptions, our results of operations could be adversely affected.

For a more detailed discussion of the adverse impact of the COVID-19 pandemic, see “—Risks Related to Our Financial Position and Capital Requirements—The COVID-19 global pandemic has continued to negatively affect our sales and operations and may continue to do so.”

S-24

Our products may become obsolete prior to the end of their anticipated useful lives, and we may be required to dispose of existing inventory or write off the value or accelerate the depreciation of those assets, each which would materially and adversely impact our results of operations.

We focus on continual product innovation and product improvement. While we believe this provides a competitive edge, it also results in the risk that our products will become obsolete prior to the end of their anticipated useful lives. If we introduce new products or next generation products prior to the end of the useful life of a prior generation, we may be required to dispose of existing inventory, or write off the value of these assets, each of which would materially and adversely impact our results of operations.

Our business involves environmental risks and we may incur significant costs complying with environmental laws and regulations.

We are subject to federal, state, local and foreign laws and regulations which govern the use, manufacture, storage handling and disposal of hazardous materials and specific waste products. We believe that we are in compliance in all material respects with currently applicable environmental laws and regulations. However, we cannot guarantee that we will not incur significant costs to comply with environmental laws and regulations in the future. We also cannot guarantee that current or future environmental laws or regulations will not materially adversely affect our operations, business or financial condition. In addition, although we believe our safety procedures for handling and disposing of these materials comply with federal, state, local and foreign laws and regulations, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of such an accident, we could be held liable for any resulting damages, and this liability could exceed our resources.

Risks Related to the Clinical Development and Regulatory Approval of Our Products

Our business depends substantially on the success of our principal product Ameluz®. If we are unable to successfully commercialize Ameluz®, to obtain and maintain regulatory approvals or reimbursement for Ameluz® for existing and additional indications and/or in additional countries, or if we experience significant delays in realizing any of those commercialization or product development objectives, our business may be materially harmed.

We have invested a significant portion of our efforts and financial resources in the development of Ameluz®, which has received marketing approval in the United States for lesion- and field-directed treatment of actinic keratosis and in the EU for actinic keratosis, field cancerization and basal cell carcinoma. Although we have received these approvals as well as additional approval extensions, there remains a significant risk that we will fail to generate sufficient revenue or otherwise successfully commercialize the product in the EU or the United States. The success of our product will depend on several factors, including:

●	successful completion of further clinical trials;

●	receipt of further regulatory approvals, including for the marketing of Ameluz® for additional indications and/or in additional countries;

●	obtaining adequate reimbursement from governments and other third-party payors for Ameluz®;

●	maintaining regulatory compliance for our contract manufacturing facility and sales force;

●	manufacturing sufficient quantities in acceptable quality;

S-25

●	achieving meaningful commercial sales of our products;

●	sourcing sufficient quantities of raw materials used to manufacture our products;

●	successfully competing with other products;

●	continued acceptable safety and effectiveness profiles for our products following regulatory approval and marketing;

●	obtaining and maintaining patent and trade secret protection and regulatory exclusivity; and

●	protecting our intellectual property rights.

If we do not achieve one or more of these factors in a timely manner, or at all, we could experience significant delays or an inability to successfully commercialize our products, which would materially harm our business and we may not be able to earn sufficient revenue and cash flows to continue our operations.

Our ability to generate future revenues depends heavily on our success in:

●	maintaining and extending U.S., EU and/or other foreign regulatory approvals for our products;

●	manufacturing commercial quantities of our products at acceptable costs;

●	successfully commercializing our products, and

●	achieving broad market acceptance of our products and product candidates in the medical community and with the government and other third-party payors and patients.

Clinical drug development is expensive and involves uncertain outcomes, and results of earlier studies and trials may not be predictive of future trial results. If one or more future Phase III clinical trials for Ameluz® were unsuccessful, or significantly delayed, we could be required to abandon development, we may suffer reputational harm and our business will be materially harmed.

If the results of our clinical trials for our current products or product candidates or clinical trials for any future product candidates do not achieve their primary efficacy endpoints or raise unexpected safety issues, the prospects for approval of our product candidates or the extension of indications for our products will be materially adversely affected. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses and many companies that believed their product candidates performed satisfactorily in preclinical studies and clinical trials have failed to achieve similar results in later clinical trials, or have ultimately failed to obtain regulatory approval of their product candidates. Many products that initially showed promise in clinical trials or earlier stage testing have later been found to cause undesirable or unexpected adverse effects that have prevented their further development and regulatory approval. Our ongoing trial for basal cell carcinoma may not produce the results that we expect or that are required to achieve FDA approval.

In addition, we may experience numerous unforeseen events that could cause our clinical trials to be delayed, suspended or terminated, or which could delay or prevent our ability to receive regulatory approval or commercialize our product candidates, including that:

●	clinical trials of our products and product candidates may produce negative, inconclusive or inconsistent results, and we may decide, or regulators may require us, to conduct additional clinical trials or implement a clinical hold;

●	we may elect or be required to suspend or terminate clinical trials of our products and product candidates, including based on a finding that the participants are being exposed to unacceptable health risks;

S-26

●	regulators or institutional review boards may not authorize us or our investigators to commence or continue a clinical trial, or may require additional data before allowing clinical trials to commence, continue or proceed from one phase to another, or conduct, or continue a clinical trial at a prospective trial site;

●	our third party contractors may fail to comply with regulatory requirements, such as good clinical practice requirements, fail to follow approved study protocols, or fail to meet their contractual obligations to us in a timely manner, or at all;

●	the cost of clinical trials for our products and product candidates may be greater than we anticipate;

●	changes in government regulation or administrative actions may occur;

●	the supply of materials necessary to conduct clinical trials of our products and product candidates may be insufficient or inadequate; and

●	our products and product candidates may have undesirable adverse effects or other unexpected characteristics.

If we experience delays in the completion of, or termination of, any clinical trial of our products and product candidates, the commercial prospects of our products and product candidates will be materially harmed, and our ability to generate product revenues from any of these products and product candidates, if any, will cease or be delayed. We may have to repeat or redesign clinical trials, which could delay the regulatory approval process. In addition, any termination of, or delays (including as a result of the COVID-19 pandemic) in completing, our clinical trials will increase our costs, slow down our product development and approval process and jeopardize our ability to commence product sales and generate revenue. Any of these occurrences may significantly harm our business, financial condition and prospects. In addition, many of the factors that cause, or lead to a delay in the commencement or completion of or early termination of, clinical trials may also ultimately lead to the denial of regulatory approval of our products and product candidates.

We will be subject to ongoing regulatory requirements in every market where we engage in business and we may face future development, manufacturing and regulatory difficulties.

Our drug products Ameluz® and Xepi® and any other drug products we develop, license or acquire will be subject to ongoing regulatory requirements for labeling, packaging, storage, advertising, promotion, sampling, record-keeping, submission of safety and other post-market approval information, importation and exportation. In addition, approved products, manufacturers and manufacturers’ facilities are required to comply with extensive FDA and EMA requirements and the requirements of other similar regulatory authorities, including ensuring that quality control and manufacturing procedures conform to cGMP requirements.

Accordingly, we will be required to expend time, money and effort in all areas of regulatory compliance, including manufacturing, production and quality control. We will also be required to report certain adverse reactions and production problems, if any, to the FDA and EMA and other similar regulatory authorities and to comply with certain requirements concerning advertising and promotion for our products and potential products.

If a regulatory authority discovers previously unknown problems with a product, such as adverse events of unanticipated or unacceptable severity or frequency, or problems with the facility where the product is manufactured, or disagrees with the promotion, marketing or labeling of a product, it may impose restrictions on that product or us, including requiring withdrawal of the product from the market. If our products or potential products fail to comply with applicable regulatory requirements, a regulatory authority may, among other actions:

●	issue warning letters or Form 483 (or similar) notices requiring us to modify certain activities or correct certain deficiencies;

●	require product recalls or impose civil monetary fines;

S-27

●	mandate modifications to promotional materials or require us to provide corrective information to healthcare practitioners;

●	require us or our potential future collaborators to enter into a consent decree or permanent injunction;

●	impose other administrative or judicial civil or criminal actions, including monetary or other penalties, or pursue criminal prosecution;

●	withdraw regulatory approval;

●	refuse to approve pending applications or supplements to approved applications filed by us or by our potential future collaborators;

●	impose restrictions on operations, including costly new manufacturing requirements; or

●	seize or detain products.

Risks Related to Our Dependence on Third Parties

We rely on third parties to conduct our clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize our product candidates and our business could be substantially harmed.

In the past, we have engaged third party CROs in connection with our Phase III clinical trials for our products and product candidates and may continue to engage such CROs in the future. We may rely on these parties for proper execution of our clinical trials, and we will control only certain aspects of their activities. Nevertheless, we are responsible for ensuring that each of our studies is conducted in accordance with applicable protocol, legal and regulatory requirements, and scientific standards, and our reliance on our CROs does not relieve us of our regulatory responsibilities. We and our CROs will be required to comply with current Good Clinical Practices, or cGCP requirements, which are a collection of regulations enforced by the FDA or comparable foreign regulatory authorities for products and product candidates in clinical development in order to protect the health, safety and welfare of patients and assume the integrity of clinical data. These requirements are also intended to protect the health, safety and welfare of study subjects through requirements such as informed consent. The FDA enforces good clinical practices through periodic inspections of trial sponsors, principal investigators and trial sites. In Phase I, the initial introduction of the drug into human subjects, the drug is typically tested to assess the pharmacological actions and side effects associated with increasing doses. Phase II usually involves clinical trials in a limited patient population to determine the effectiveness of the drug for a particular indication or indications, dosage tolerance and optimum dosage and to identify common adverse effects and safety risks. If a drug demonstrates evidence of effectiveness and an acceptable safety profile in Phase II, Phase III clinical trials are undertaken to obtain additional information about clinical efficacy and safety in a larger number of patients. Throughout this process, regulatory authorities enforce these cGCPs through periodic inspections of trial sponsors, principal investigators and trial sites. If we or any of these CROs fail to comply with applicable cGCP regulations or record-keeping requirements at any point during the clinical trial process, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or EMA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications or, in some instances, require us to suspend operations. We cannot assure you that, upon inspection, such regulatory authorities will determine that any of our clinical trials comply with the cGCP regulations. In addition, for drugs, our clinical trials must be conducted with products produced under cGMP regulations and will require a large number of test subjects. For our devices, clinical trials must use product manufactured in compliance with design controls under the QSR. Our failure or any failure by our CROs to comply with these regulations or to recruit a sufficient number of patients may require us to repeat clinical trials, which would delay the regulatory approval process. Moreover, we may be implicated if any of our CROs violate federal, state, local or foreign fraud and abuse or false claims laws and regulations, or healthcare privacy and security laws.

S-28

The CROs will not be employed directly by us and, except for remedies available to us under our agreements with such CROs, we cannot control whether they devote sufficient time and resources to our ongoing preclinical, clinical and nonclinical programs. These CROs may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical studies or other product development activities, which could affect their performance on our behalf. If the CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated and we may not be able to complete development of, obtain regulatory approval for or successfully commercialize our product or product candidates. As a result, our financial results and the commercial prospects for our products and product candidates would be harmed, our costs could increase and our ability to generate revenues could be delayed.

Switching or adding CROs involves substantial cost and requires extensive management time and focus. In addition, there is a natural transition period when a new CRO commences work. As a result, delays may occur, which can materially impact our ability to meet our desired clinical development timelines. Although we plan to carefully manage our relationships with our CROs, there can be no assurance that we will not encounter challenges or delays in the future or that these delays or challenges will not have a material adverse impact on our business, prospects, financial condition and results of operations.

We rely on third parties for the supply of raw materials and manufacture of our principal product.

In addition to its reliance on a single contract manufacturer for Ameluz®, we rely on third parties for the timely supply of raw materials and for the manufacture of Ameluz®. Although we actively manage these third-party relationships to provide continuity and quality, some events which are beyond our control could result in the complete or partial failure of these goods and services. Any such failure could have a material adverse effect on our financial condition and operations.

We currently license the commercialization rights for some of our products outside of the United States, Germany, Spain and the UK, which exposes us to additional risks of conducting business in international markets.

Markets outside the United States and Germany are an important component of existing commercialization strategy for our existing marketed products as well as part of our growth strategy for Ameluz®. We have entered into commercial supply agreements for Ameluz® and BF-RhodoLED® lamps pursuant to which we exclusively supply and our partners exclusively purchase the products from us in their respective territories, as described in greater detail under Item 4.B. “Business Overview — Commercial Partners and Agreements.” in our annual report on Form 20-F for the fiscal year ended December 31, 2019 and “Business Developments” in our Report on Form 6-K filed on February 8, 2021, each of which is incorporated by reference into this prospectus supplement. Our agreements require us to timely supply products that meet the agreed quality standards and require our customers to purchase products from us, in some cases in specified minimum quantities. If we fail to maintain these agreements and agreements with other partners or to enter into new distribution arrangements with selling parties, or if these parties are not successful, our revenue-generating growth potential will be adversely affected. Moreover, international business relationships subject us to additional risks that may materially adversely affect our ability to attain or sustain profitable operations, including:

●	efforts to enter into distribution or licensing arrangements with third parties in connection with our international sales, marketing and distribution efforts may increase our expenses or divert our management’s attention from the development of product candidates;

●	changes in a specific country’s or region’s political and cultural climate or economic condition;

●	differing requirements for regulatory approvals and marketing internationally;

●	difficulty of effective enforcement of contractual provisions in local jurisdictions;

●	potentially reduced protection for intellectual property rights;

●	potential third-party patent rights in countries outside of the United States or the EU;

●	unexpected changes in tariffs, trade barriers and regulatory requirements;

S-29

●	economic weakness, including inflation, or political instability;

●	compliance with tax, employment, immigration and labor laws for employees traveling abroad;

●	the effects of applicable foreign tax structures and potentially adverse tax consequences;

●	foreign currency fluctuations, which could result in increased operating expenses and reduced revenue and other obligations incidental to doing business in another country;

●	workforce uncertainty in countries where labor unrest is more common than in the United States or Germany;

●	the potential for so-called parallel importing, which is what happens when a local seller, faced with high or higher local prices, opts to import goods from a foreign market (with low or lower prices) rather than buying them locally;

●	failure of our employees and contracted third parties to comply with U.S. Office of Foreign Asset Control rules and regulations and the U.S. Foreign Corrupt Practices Act or comparable foreign regulations;

●	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

●	business interruptions resulting from geo-political actions, including war and terrorism, epidemics and pandemics (such as the COVID-19 pandemic) or natural disasters, including earthquakes, volcanoes, typhoons, floods, hurricanes and fires.

These and other risks may materially adversely affect our ability to attain or sustain revenue from international markets.

We may form or seek strategic alliances in the future and we may not realize the benefits of such alliances.

We may form or seek strategic alliances, create joint ventures or collaborations or enter into licensing arrangements with third parties that we believe will complement or augment our development and commercialization efforts with respect to our products and any future products that we may develop. Any of these relationships may require us to incur non-recurring and other charges, increase our near- and long-term expenditures, issue securities that dilute our existing holders of our ordinary shares or ADSs or disrupt our management and business. In addition, we face significant competition in seeking appropriate strategic partners and the negotiation process is time-consuming and complex. Moreover, we may not be successful in our efforts to establish a strategic partnership or other alternative arrangements for our product candidates because they may be deemed to be at too early of a stage of development for collaborative effort and third parties may not view our product candidates as having the requisite potential to demonstrate safety and efficacy. If we license products or businesses, we may not be able to realize the benefit of such transactions if we are unable to successfully integrate them with our existing operations and company culture and vice versa. We cannot be certain that, following a strategic transaction or license, we will achieve the revenue or specific net income that justifies such transaction. Any delays in entering into new strategic partnership agreements related to our products or product candidates could delay the development and commercialization of our products or product candidates in certain geographies or for certain indications, which would harm our business prospects, financial condition and results of operations.

Risks Related to Our Intellectual Property

If our efforts to protect the proprietary nature of the intellectual property related to our technologies are not adequate, we may not be able to compete effectively in our market.

We rely upon a combination of patents, trade secret protection and confidentiality agreements to protect the intellectual property related to our technologies and products. Any disclosure to or misappropriation by third parties of our confidential proprietary information could enable competitors to quickly duplicate or surpass our technological achievements, thus eroding our competitive position in our market.

S-30

In addition, the patent applications that we own or that we may license may fail to result in issued patents in the United States, the EU or in other countries or jurisdictions. Even if the patents do successfully issue, third parties may challenge the validity, enforceability or scope thereof, which may result in such patents being narrowed, invalidated or held unenforceable. Furthermore, even if they are unchallenged, our patents and patent applications may not adequately protect our intellectual property or prevent others from designing around our claims. If the breadth or strength of protection provided by the issued patents and patent applications we hold with respect to our products is threatened, it could dissuade companies from collaborating with us to develop, and threaten our ability to commercialize, our products. Further, if we encounter delays in our clinical trials, the period of time during which we could market our products under patent protection would be reduced. Since patent applications in the United States and most other countries are confidential for a period of time after filing, we cannot be certain that we were the first to file any patent application related to our product candidates. Furthermore, for applications in which all claims are entitled to a priority date before March 16, 2013, an interference proceeding can be provoked by a third party or instituted by the U.S. Patent and Trademark Office, or USPTO, to determine who was the first to invent any of the subject matter covered by the patent claims of our applications. For applications containing a claim not entitled to priority before March 16, 2013, there is greater level of uncertainty in the patent law with the passage of the America Invents Act (2012) which brings into effect significant changes to the U.S. patent laws that are yet untried and untested, and which introduces new procedures for challenging pending patent applications and issued patents. A primary change under this reform is creating a “first to file” system in the United States. This will require us to be cognizant going forward of the time from invention to filing of a patent application.

In addition to the protection afforded by patents, we seek to rely on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable, processes for which patents are difficult to enforce and any other elements of our product discovery and development processes that involve proprietary know-how, information or technology that is not covered by patents. Although we require our employees to assign their inventions to us to the extent permitted by law, and require our employees, consultants, advisors and any third parties who have access to our proprietary know-how, information or technology to enter into confidentiality agreements, we cannot be certain that our trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Furthermore, the laws of some foreign countries do not protect proprietary rights to the same extent or in the same manner as the laws of the United States or the EU. As a result, we may encounter significant problems in protecting and defending our intellectual property both in the United States, in the EU and in other countries. If we are unable to prevent unauthorized material disclosure of our intellectual property to third parties, we may not be able to establish or maintain a competitive advantage in our market, which could materially adversely affect our business, operating results and financial condition.

Third party claims of intellectual property infringement may affect our ability to sell our products and may also prevent or delay our product discovery and development efforts.

Our commercial success depends in part on our avoiding infringement of the patents and proprietary rights of third parties. There is a substantial amount of litigation involving patents and other intellectual property rights in the biotechnology and pharmaceutical industries, as well as administrative proceedings for challenging patents, including interference and reexamination proceedings before the USPTO, or oppositions and other comparable proceedings in foreign jurisdictions. Recently, following U.S. patent reform, new procedures including inter partes review and post grant review have been implemented. This reform includes changes in law and procedures that are untried and untested and will bring uncertainty to the possibility of challenge to our patents in the future. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are developing our product candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that our products may give rise to claims of infringement of the patent rights of others.

S-31

Third parties may assert that we are employing their proprietary technology without authorization. There may be third party patents of which we are currently unaware with claims to materials, formulations, devices, methods of manufacture or methods for treatment related to the use or manufacture of our products. Because patent applications can take many years to issue, there may be currently pending patent applications which may later result in issued patents that our product candidates may infringe. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon such patents. If any third-party patents were held by a court of competent jurisdiction to cover the manufacturing process of our products or product candidates, any molecules formed during the manufacturing process or any final product itself, the holders of any such patents may be able to block our ability to commercialize the product unless we obtained a license under the applicable patents, or until such patents expire or they are finally determined to be held invalid or unenforceable. Similarly, if any third-party patent were held by a court of competent jurisdiction to cover aspects of our formulations, processes for manufacture or methods of use, including combination therapy or patient selection methods, the holders of any such patent may be able to block our ability to develop and commercialize the product unless we obtained a license or until such patent expires or is finally determined to be held invalid or unenforceable. In either case, such a license may not be available on commercially reasonable terms or at all. If we are unable to obtain a necessary license to a third-party patent on commercially reasonable terms, or at all, our ability to commercialize our products or product candidates may be impaired or delayed, which could in turn significantly harm our business.

Parties making claims against us may seek and obtain injunctive or other equitable relief, which could effectively block our ability to sell our products and to further develop and commercialize our products and product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties or redesign our infringing products, which may be impossible or require substantial time and monetary expenditure. We cannot predict whether any such license would be available at all or whether it would be available on commercially reasonable terms. Furthermore, even in the absence of litigation, we may need to obtain licenses from third parties to advance our research or allow commercialization of our products or product candidates. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In that event, we would be unable to further develop and commercialize our products or product candidates, which could harm our business significantly.

In March 2018, DUSA brought a lawsuit against us and our subsidiaries before the District Court of Massachusetts due to alleged infringement of its patents No. 9,723,991 and No. 8,216,289 by sales of BF-RhodoLED® in the United States. In July 2018, DUSA amended its complaint to add claims of trade secret misappropriation, tortious interference with contractual relations, and deceptive and unfair trade practices. We cannot guarantee that the outcome will be successful. This may have a material adverse effect on our business, prospects, financial condition and/or results of operations.

We are currently involved in lawsuits to defend or enforce our patents and may become involved in similar suits in the future, which could be expensive, time-consuming and unsuccessful.

Competitors may infringe upon our patents. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. In addition, in an infringement proceeding, a court may decide that one or more of our patents is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation or defense proceedings, including our litigation against DUSA as described above, could put one or more of our patents at risk of being invalidated, held unenforceable, or interpreted narrowly and could put our patent applications at risk of not issuing. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim or counterclaim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties or redesign our infringing products, which may be impossible or require substantial time and monetary expenditure.

Interference or derivation proceedings provoked by third parties or brought by the USPTO may be necessary to determine the priority of inventions with respect to our patents or patent applications. An unfavorable outcome in our litigation against DUSA or other patent related litigation could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees. We may not be able to prevent misappropriation of our trade secrets or confidential information, particularly in countries where the laws may not protect those rights as fully as in the United States or the EU.

S-32

Furthermore, because of the substantial amount of discovery that could be required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our ordinary shares and ADSs.

Obtaining and maintaining our patent protection depends on compliance with various procedures, document submission requests, fee payments and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for noncompliance with these requirements.

Periodic maintenance fees on any issued patent are due to be paid to the USPTO and patent agencies in other jurisdictions in several stages over the lifetime of the patent. The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Noncompliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. In such an event, our competitors might be able to enter the market, which would have a material adverse effect on our business.

We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties.

We have received confidential and proprietary information from third parties. In addition, we employ individuals who were previously employed at other biotechnology or pharmaceutical companies. We may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed confidential information of these third parties or our employees’ former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial cost and be a distraction to our management and employees.

As part of its suit against us, DUSA has asserted claims of trade secret misappropriation, tortious interference with contractual relations, and deceptive and unfair trade practices. See “—Third party claims of intellectual property infringement may affect our ability to sell our products and may also prevent or delay our product discovery and development efforts” for more information.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting and defending patents on all of our products and product candidates throughout the world would be prohibitively expensive. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection, but where enforcement is not as strong as that in the United States and the EU. These products may compete with our products in jurisdictions where we do not have any issued patents and our patent claims or other intellectual property rights may not be effective or sufficient to prevent them from so competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biopharmaceuticals, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business.

S-33

Our trade secrets are difficult to protect.

Confidentiality agreements with employees and others may not adequately prevent disclosure of our trade secrets and other proprietary information and may not adequately protect our intellectual property.

Our success depends upon the skills, knowledge and experience of our scientific and technical personnel, our consultants and advisors as well as our partners, licensors and contractors. Because we operate in a highly competitive technical field of drug development, we rely in part on trade secrets to protect our proprietary technology and processes. However, trade secrets are difficult to protect. We enter into confidentiality agreements with our corporate partners, employees, consultants, sponsored researchers and other advisors. These agreements typically require that the receiving party keep confidential and not disclose to third parties all confidential information developed by the receiving party or made known to the receiving party by us during the course of the receiving party’s relationship with us. Our agreements also provide that any inventions made based solely upon our technology are our exclusive property, and we enter into assignment agreements that are recorded in patent, trademark and copyright offices around the world to perfect our rights.

These confidentiality and assignment agreements may be breached and may not effectively assign intellectual property rights to us. Our trade secrets also could be independently discovered by competitors, in which case, we would not be able to prevent use of such trade secrets by our competitors. The enforcement of a claim alleging that a party illegally obtained and was using our trade secrets could be difficult, expensive and time consuming and the outcome would be unpredictable. In addition, courts outside the United States or the EU may be less willing to protect trade secrets. There exists a risk that we may not be able to detect when misappropriation of our trade secrets has occurred or where a third party is using our trade secrets without our knowledge. The failure to obtain or maintain meaningful trade secret protection could adversely affect our competitive position.

Generic manufacturers may launch products at risk of patent infringement.

If other manufacturers launch products to compete with our products or product candidates in spite of our patent position, these manufacturers would likely erode our market and negatively impact our sales revenues, liquidity and results of operations.

Risks Related to the Ownership of our ADSs

There has been varying trading volume for our ordinary shares.

Each ADS represents two ordinary shares of our company. Even though our ordinary shares have been listed on the Stock Exchange in Düsseldorf since 2006 and the Frankfurt Stock Exchange since 2012, there has been limited liquidity in such markets for our ordinary shares from time to time, which could make it more difficult for holders to sell our ordinary shares. We do not intend to directly list our ordinary shares on a U.S. trading market and, therefore, do not expect that a trading market will develop for our ordinary shares.

In addition, the stock market generally has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of listed companies, including as a result of the COVID-19 pandemic. Broad market and industry factors may negatively affect the market price of our ordinary shares or ADSs, regardless of our actual operating performance. The market price and liquidity of the market for our ordinary shares or ADSs that will prevail in the market may be higher or lower than the price you pay and may be significantly affected by numerous factors, some of which are beyond our control.

We are an emerging growth company, and the reduced reporting requirements applicable to emerging growth companies may make our ADSs less attractive to investors.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act, or JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the U.S. Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our annual report on Form 20-F and exemptions from the requirements of holding nonbinding advisory votes on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an emerging growth company until the earliest of the end of the 2023 fiscal year (i.e., the fiscal year corresponding with the fifth anniversary of our initial public offering), the date on which we qualify as a “large accelerated filer” under U.S. securities laws, the end of the fiscal year in which our annual revenue is $1,070,000,000 or more, or the date on which we issue more than $1,000,000,000 in non-convertible debt during any prior three-year period. Our investors may find our ADSs less attractive because we may rely on these exemptions. If some investors find our ADSs less attractive as a result, there may be a less active trading market for our ADSs and our ADS price may be more volatile.

S-34

Under the JOBS Act, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We currently prepare our financial statements in accordance with IFRS as issued by the IASB, which do not have separate provisions for publicly traded and private companies. However, in the event we convert to generally accepted accounting principles in the United States, or U.S. GAAP, while we are still an emerging growth company, we may be able to take advantage of the benefits of this extended transition period.

Actions of activist shareholders could be disruptive and potentially costly and the possibility that activist shareholders may seek changes that conflict with our strategic direction could cause uncertainty about the strategic direction of our business.

A group of shareholders (the “reporting persons”) associated with Wilhelm Konrad Thomas Zours, one of our major shareholders, and certain of his affiliates has filed with the U.S. Securities and Exchange Commission, or the SEC, a beneficial ownership statement on Schedule 13D relating to our company. According to the Schedule 13D, as amended, as of November 27, 2020, Mr. Zours, through and with the other reporting persons, holds voting power over approximately 14.2 million of our ordinary shares, representing approximately 29.7% of the total voting power of our ordinary shares outstanding. Because Mr. Zours, through and with the other reporting persons, controls over 25% of the total voting power of our ordinary shares, he holds a blocking minority that enables him to prevent the passage of certain resolutions of fundamental importance relating to our company, including, in particular, capital increases with exclusion of subscription rights, capital decreases, the creation of authorized or conditional share capital, the dissolution of a company, a merger into or with another company, split-offs and split-ups, the conclusion of inter-company agreements (Unternehmensverträge) as defined in the German Stock Corporation Act (Aktiengesetz) (in particular domination agreements (Beherrschungsverträge) and profit and loss transfer agreements (Ergebnisabführungsverträge)), and a change of the legal form of a company relating to the company. In addition, in the Schedule 13D, as amended, the reporting persons state that they desire to change the composition of the management board and supervisory board of our company. In addition, certain of the reporting persons have previously proposed a number of tender offers for our shares, as well as resolutions at our shareholder meetings and have filed legal actions against us relating to actions taken at our shareholder meetings.

The reporting persons or other activist investors may attempt to effect changes in our company’s strategic direction and how our company is governed, or to acquire control over our company. Some investors seek to increase short-term shareholder value by advocating corporate actions such as financial restructuring, increased borrowing, special dividends, share repurchases, or even sales of assets or the entire company. While our company welcomes varying opinions from all shareholders, activist campaigns that contest or conflict with our strategic direction could have an adverse effect on our company’s results of operations and financial condition as responding to proxy contests and other actions by activist shareholders can disrupt our operations, be costly and time-consuming, and divert the attention of our company’s management board and supervisory board from the pursuit of business strategies. Also, we may be required to incur significant legal fees and other expenses related to any securities litigation or activist shareholder matters. In addition, perceived uncertainties as to our future direction as a result of changes to the composition of our management board or supervisory board may lead to the perception of a change in the direction of the business, instability or lack of continuity which may be exploited by our competitors, may cause concern to our current or potential customers, may result in the loss of potential business opportunities and may make it more difficult to attract and retain qualified personnel and business partners. These types of actions could cause significant fluctuations in our share and ADS price based on temporary or speculative market perceptions or other factors that do not necessarily reflect the underlying fundamentals and prospects of our business.

We could be subject to securities class action litigation.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because pharmaceutical companies have experienced significant share price volatility in recent years. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

S-35

If securities or industry analysts cease publishing research, or publish inaccurate or unfavorable research about our business, our ordinary share and ADS price and trading volume could decline.

The trading market for our ordinary shares and ADSs will depend in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who covers us downgrades our ordinary shares or ADSs or publishes inaccurate or unfavorable research about our business, our share and ADS price may decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our ordinary shares and ADSs could decrease, which might cause our share and ADS price and trading volume to decline.

As a foreign private issuer, we are exempt from a number of rules under the U.S. securities laws and are permitted to file less information with the SEC than U.S. companies. This may limit the information available to holders of ADSs.

We are a “foreign private issuer,” as defined in the rules and regulations of the SEC, and, consequently, we are not subject to all of the disclosure requirements applicable to companies organized within the United States. For example, we are exempt from certain rules under the U.S. Securities Exchange Act of 1934 (the “Exchange Act”) that regulate disclosure obligations and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to a security registered under the Exchange Act. In addition, members of our supervisory board and management board and our principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of our securities. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. public companies. Accordingly, there may be less publicly available information concerning our company than there is for U.S. public companies.

As a foreign private issuer, we will file an annual report on Form 20-F within four months of the close of each year ended December 31 and furnish reports on Form 6-K relating to certain material events promptly after we publicly announce these events. However, we are not required to issue quarterly financial information because of the above exemptions for foreign private issuers, and holders of our ADSs will not be afforded the same protections or information generally available to investors holding shares in public companies organized in the United States.

As we are a “foreign private issuer” that follows, and intends to continue to follow, certain home country corporate governance practices, holders of our ADSs may not have the same protections afforded to shareholders of companies that are subject to all The NASDAQ Capital Market corporate governance requirements.

As a foreign private issuer, we have the option to follow certain German corporate governance practices rather than those of The NASDAQ Capital Market, except to the extent that such laws would be contrary to U.S. securities laws, and provided that we disclose the requirements we are not following and describe the home country practices we follow instead. We intend to rely on this “foreign private issuer exemption” with respect to The NASDAQ Capital Market’s shareholder approval requirements in respect of equity issuances and equity-based compensation plans, the requirement to have independent oversight on our director nominations process and the quorum requirement for meetings of our shareholders. In addition, we intend to rely on the “foreign private issuer exemption” in the future with respect to The NASDAQ Capital Market requirement to have a formal charter for the compensation committee. We may in the future elect to follow home country practices in Germany with regard to other matters. As a result, holders of our ADSs may not have the same protections afforded to shareholders of companies that are subject to all The NASDAQ Capital Market corporate governance requirements. See Item 16G “Corporate Governance — Differences between Our Corporate Governance Practices and the Rules of The NASDAQ Capital Market” in our annual report on Form 20-F for the fiscal year ended December 31, 2019 incorporated by reference into this prospectus supplement.

S-36

We may lose our foreign private issuer status in the future, which would then require us to comply with the Exchange Act’s domestic reporting regime and cause us to incur significant legal, accounting and other expenses.

We are currently a foreign private issuer and, therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act applicable to U.S. domestic issuers. We would lose our foreign private issuer status if, for example, more than 50% of our assets are located in the United States and we continue to fail to meet additional requirements necessary to maintain our foreign private issuer status. As of December 31, 2019, only a portion of our assets were located in the United States, although this may change as we expand our operations in the United States.

A foreign private issuer must determine its status on the last business day of its most recently completed second fiscal quarter. If a foreign private issuer no longer satisfies these requirements, it will become subject to U.S. domestic reporting requirements on the first day of its fiscal year immediately succeeding such determination. If we lost this status, we would be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. We may also be required to make changes in our corporate governance practices in accordance with various SEC and The NASDAQ Capital Market rules. The regulatory and compliance costs to us under U.S. securities laws if we are required to comply with the reporting requirements applicable to a U.S. domestic issuer may be significantly higher than the cost we would incur as a foreign private issuer. As a result, we expect that a loss of foreign private issuer status would increase our legal and financial compliance costs and would make some activities highly time consuming and costly. We also expect that if we were required to comply with the rules and regulations applicable to U.S. domestic issuers, it would make it more difficult and expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These rules and regulations could also make it more difficult for us to attract and retain qualified members to our management board and supervisory board.

Your rights as a shareholder in a German corporation may differ from your rights as a shareholder in a U.S. corporation.

We are organized as a stock corporation (Aktiengesellschaft or AG) under the laws of Germany, and our U.S. investors are holders of ADSs of a German stock corporation. See “Description of Share Capital and Articles of Association—Differences in Corporate Law” in this prospectus supplement. The rights of shareholders of a German stock corporation under German law differ in important respects from those of shareholders of a U.S. corporation. These differences include, in particular:

●	Under German law, certain important resolutions, including, for example, capital decreases, measures under the German Transformation Act, such as mergers, conversions and spin-offs, the issuance of convertible bonds or bonds with warrants attached and the dissolution of the German stock corporation apart from insolvency and certain other proceedings, require the vote of a 75% majority of the capital present or represented at the relevant shareholders’ meeting (Hauptversammlung). Therefore, the holder or holders of a blocking minority of 25% or, depending on the attendance level at the shareholders’ meeting, the holder or holders of a smaller percentage of the shares in a German stock corporation may be able to block any such votes, possibly to our detriment or the detriment of our other shareholders.

●	As a general rule under German law, a shareholder has no direct recourse against the members of the management board (Vorstand) or supervisory board (Aufsichtsrat) of a German stock corporation in the event that it is alleged that they have breached their duty of loyalty or duty of care to the German stock corporation. Apart from insolvency or other special circumstances, only the German stock corporation itself has the right to claim damages from members of either board. A German stock corporation may waive or settle these damages claims only if at least three years have passed and the shareholders approve the waiver or settlement at the shareholders’ meeting with a simple majority of the votes cast, provided that a minority holding, in the aggregate, 10% or more of the German stock corporation’s share capital does not have its opposition formally noted in the minutes maintained by a German civil law notary.

●	By subscribing or purchasing ADSs an investor will not become a shareholder of the Company.

For more information, we have provided summaries of relevant German corporation law and of our articles of association under “Description of Share Capital and Articles of Association” in this prospectus supplement and the accompanying prospectus”.

S-37

We may qualify as a passive foreign investment company, or “PFIC,” for U.S. federal income tax purposes which could result in adverse U.S. federal income tax consequences to U.S. Holders of our ADSs.

In general, we will be treated as a PFIC for any taxable year in which either (1) at least 75% of our gross income (looking through certain corporate subsidiaries) is passive income (this is known as the “income test”) or (2) at least 50% of the average value of our assets (looking through certain corporate subsidiaries) is attributable to assets that produce, or are held for the production of, passive income (this is known as the “asset test”). We expect to be treated as a publicly traded corporation for purposes of the PFIC rules with respect to the current taxable year. In such case, the value of our assets for purposes of the asset test will generally be determined by reference to the market price of our ordinary shares.

In the event we are treated as a PFIC, U.S. Holders of our ADSs could be subject to adverse U.S. federal income tax consequences. These consequences include the following: (i) if our ADSs are “marketable stock” for purposes of the PFIC rules and a U.S. Holder makes a mark-to-market election with respect to its ADSs, the U.S. Holder will be required to include annually in its U.S. federal taxable income an amount reflecting any year-end increase in the value of its ADSs; (ii) if a U.S. Holder does not make a mark-to-market election, it may incur significant additional U.S. federal income taxes on income resulting from distributions on, or any gain from the disposition of, our ADSs, as such income generally would be allocated over the U.S. Holder’s holding period for its ADSs and subject to tax at the highest U.S. federal income taxation rate in effect for such years, with an interest charge then imposed on the resulting taxes in respect of such income; and (iii) dividends paid by us would not be eligible for reduced individual rates of U.S. federal income tax. In addition, U.S. Holders that own an interest in a PFIC are required to file additional U.S. federal tax information returns. A U.S. Holder may in certain circumstances mitigate adverse tax consequences of the PFIC rules by filing an election to treat the PFIC as a qualified electing fund, or a “QEF”. However, in the event that we are or become a PFIC, we do not intend to comply with the reporting requirements necessary to permit U.S. Holders to elect to treat us as a QEF.

Based on our current estimates of expected gross assets and income for the year ended December 31, 2020, we do not believe we were a PFIC for the year ended December 31, 2020. However, the application of the PFIC rules is subject to uncertainty in several respects, and therefore, no assurances can be provided with respect to our PFIC status for the year ended December 31, 2020 or with regard to our PFIC status in the past, the current year or in the future. Fluctuations in the market price of our ordinary shares may cause us to become a PFIC for the current taxable year or later taxable years. If we were unable to deploy significant amounts of cash for active purposes, our risk of being classified as a PFIC would substantially increase. Because there are uncertainties in the application of the relevant rules and PFIC status is a factual determination made annually after the close of each taxable year, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year. We urge U.S. Holders to consult their own tax advisors regarding the possible application of the PFIC rules.

As a holder of ADSs, you may not have the same voting rights as the holders of our ordinary shares and may not receive voting materials in time to be able to exercise your right to vote.

Holders of our ADSs will not be able to exercise voting rights attaching to the ordinary shares evidenced by our ADSs on an individual basis. Under the terms of the deposit agreement, holders of the ADSs may instruct the depositary for the ADSs (the “depositary”) or its nominee to exercise the voting rights attaching to the ordinary shares represented by the ADSs. Pursuant to the deposit agreement and in light of the fact that pursuant to German law and our articles of association, one whole ordinary share represents one vote, voting instructions can be given only in respect of a number of ADSs representing a whole number of ordinary shares. You may not receive voting materials in time to instruct the depositary to vote, and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

The value of the ADSs may not track the price of our ordinary shares.

Our ordinary shares currently trade on the Frankfurt Stock Exchange under the Symbol B8F; International Securities Identification Number (ISIN) DE0006046113; German securities code (WKN) 604611. Active trading volume and pricing for our ordinary shares on the Frankfurt Stock Exchange will usually, but not necessarily, act as predictors of similar characteristics in respect of the ADSs. In addition, the terms and conditions of our agreement with our depositary may result in less liquidity or lower market value of the ADS than for our ordinary shares. Since the holders of the ADSs may surrender the ADSs to take delivery of and trade our ordinary shares (a characteristic that allows investors in ADSs to take advantage of price differentials between different markets), an illiquid market for our ordinary shares may result in an illiquid market for the ADSs. Therefore, the trading price of our ordinary shares may not be correlated with the price of the ADSs.

S-38

Your right as a holder of ADSs to participate in any future rights offerings may be limited, which may cause dilution to your holdings.

We may, from time to time, distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make any such rights available to the ADS holders in the United States unless we register such rights and the securities to which such rights relate under the U.S. Securities Act of 1933, as amended, or the Securities Act, or an exemption from the registration requirements is available. In addition, the deposit agreement provides that the depositary will not make rights available to you unless the distribution to ADS holders of both the rights and any related securities are either registered under the Securities Act or exempted from registration under the Securities Act. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective. Moreover, we may not be able to establish an exemption from registration under the Securities Act. Accordingly, you may be unable to participate in our rights offerings and may experience dilution in your holdings.

As a holder of ADSs, you may not receive distributions on our ordinary shares represented by the ADSs or any value for them if it is illegal or impractical to make them available to holders of ADSs.

Under the terms of the deposit agreement, the depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on our ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of our ordinary shares your ADSs represent. However, in accordance with the limitations set forth in the deposit agreement, it may be unlawful or impractical to make a distribution available to holders of ADSs. We have no obligation to take any other action to permit the distribution of the ADSs, ordinary shares, rights or anything else to holders of the ADSs. This means that, as a holder of ADSs, you may not receive the distributions we make on our ordinary shares or any value from them if it is unlawful or impractical to make them available to you. These restrictions may have a material adverse effect on the value of your ADSs.

Exchange rate fluctuations may reduce the amount of U.S. dollars you receive in respect of any dividends or other distributions we may pay in the future in connection with your ADSs.

Under German law, the determination of whether we have been sufficiently profitable to pay dividends is made on the basis of our unconsolidated annual financial statements prepared under the German Commercial Code in accordance with accounting principles generally accepted in Germany. Exchange rate fluctuations may affect the amount in U.S. dollars that our shareholders receive upon the payment of cash dividends or other distributions we declare and pay in euros, if any. Such fluctuations could adversely affect the value of our ADSs and, in turn, the U.S. dollar proceeds that holders receive from the sale of our ADSs.

You may be subject to limitations on the transfer of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems doing so expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of ADS holders on its books for a specified period. The depositary may also close its books in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of our ADSs generally when our share register or the books of the depositary are closed, or at any time if we or the depositary thinks that it is advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason in accordance with the terms of the deposit agreement. As a result, you may be unable to transfer your ADSs when you wish.

S-39

U.S. investors may have difficulty enforcing civil liabilities against our company or members of our supervisory and management boards and the experts named in our annual report on Form 20-F for the fiscal year ended December 31, 2020.

Certain members of our supervisory and management boards are non-residents of the United States, and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may not be possible, or may be very difficult, to serve process on such persons or us in the United States or to enforce judgments obtained in U.S. courts against them or us based on civil liability provisions of the securities laws of the United States. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in Germany. An award for monetary damages under the U.S. securities laws would be considered punitive if it does not seek to compensate the claimant for loss or damage suffered and is intended to punish the defendant. The enforceability of any judgment in Germany will depend on the particular facts of the case as well as the laws and treaties in effect at the time. Litigation in Germany is also subject to rules of procedure that differ from the U.S. rules, including with respect to the taking and admissibility of evidence, the conduct of the proceedings and the allocation of costs. Proceedings in Germany would have to be conducted in the German language, and all documents submitted to the court would, in principle, have to be translated into German. For these reasons, it may be difficult for a U.S. investor to bring an original action in a German court predicated upon the civil liability provisions of the U.S. federal securities laws against us, certain members of our supervisory and management boards and the experts named in this annual report. The United States and Germany do not currently have a treaty providing for recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters, though recognition and enforcement of foreign judgments in Germany is possible in accordance with applicable German laws.

As a result of being a public company in the United States, we are subject to additional regulatory compliance requirements, including Section 404 of the Sarbanes-Oxley Act, and if we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

As a public company listed on The NASDAQ Capital Market, the Sarbanes-Oxley Act requires, among other things that we assess the effectiveness of our internal control over financial reporting at the end of each fiscal year.

The process of process of designing, implementing and testing our internal control over financial reporting required to comply with Section 404(a) of the Sarbanes-Oxley Act is time-consuming, costly and complicated. If we fail to maintain internal control over financial reporting adequate to meet the demands that will be placed upon us as a public company listed in the United States, our business and reputation may be harmed, the accuracy and timeliness of our financial reporting may be adversely affected, and the price of our ADSs may decline.

In addition, our independent registered public accounting firm will be required to attest to the effectiveness of our internal controls over financial reporting beginning with our annual report following the date on which we are no longer an “emerging growth company,” which may be as late as the end of the 2023 fiscal year.

ADS holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiffs in an action of that kind.

The deposit agreement governing the ADSs representing our ordinary shares provides that, to the fullest extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our ordinary shares, the ADSs or the deposit agreement, including any claim under U.S. federal securities laws.

If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement, by a federal or state court in the City of New York, which has non-exclusive jurisdiction over matters arising under the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the deposit agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before entering into the deposit agreement.

S-40

If you or any other ADS holders bring a claim against us or the depositary in connection with matters arising under the deposit agreement or relating to the ADSs, including claims under federal securities laws, you may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us or the depositary. If a lawsuit is brought against us or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiffs in that action.

Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation or provision of the deposit agreement or the ADSs serves as a waiver by any ADS holder or by us or the depositary of compliance with any substantive provision of the U.S. federal securities laws and the rules and regulations promulgated thereunder.]

Risks Related to this Offering

An active trading market for the ADSs may not be sustained.

The ADS are listed and began trading on The NASDAQ Capital Market on February 14, 2018. An active trading market for the ADSs may not be sustained, even after the completion of this offering. If an active market for the ADSs does not continue, it may be difficult for purchasers of ADSs in this offering, or the holders of existing ADSs, to sell the ADSs without depressing the market price for the ADSs or to sell the ADSs at or above the prices at which they acquired the ADSs or to sell the ADSs at the time they would like to sell. Any inactive trading market for the ADSs may also impair our ability to raise capital to continue to fund our operations by selling the ADSs and may impair our ability to acquire other companies or technologies by using the ADSs as consideration.

We have broad discretion to determine how to use the funds raised in this offering and may use them in ways that may not enhance our operating results or the price of the ADSs or our shares.

Our management will have broad discretion over the use of proceeds from this offering, and we could spend the proceeds from this offering in ways the holders of ADSs or ordinary shares may not agree with or that do not yield a favorable return, if any. We intend to use the net proceeds of this offering for the purposes described in the “Use of Proceeds” section of this prospectus supplement. However, our use of these proceeds may differ substantially from our current plans. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. If we do not invest or apply the proceeds of this offering in ways that enhance our business, we may fail to achieve expected financial results, which could cause the price of the ADSs to decline.

We will rely on a Share Loan arrangement in order to facilitate the orderly closing of this offering of ADSs. If the Share Loan arrangement is not completed (for example, if the closing of the Share Loan Agent’s subscription for our ordinary shares fails), we will not receive the proceeds of this offering, which would have a material adverse effect on our financial position, liquidity and results of operations.

To facilitate the orderly closing of this offering of ADSs, the shares underlying the ADSs immediately prior to and concurrent with the consummation of this offering and the time of delivery of the ADSs will be Borrowed Shares loaned by Maruho Deutschland, a significant shareholder of the Company, to the Share Loan Agent, acting as our service provider pursuant to a separate mandate agreement, for deposit with the custodian for the Depositary under the ADS facility. The proceeds of this offering will first be paid to the Share Loan Agent. Following the conclusion of this offering, in order to repay and satisfy the Share Loan, the Share Loan Agent will subscribe for the number of ordinary shares equal to two times the number of ADSs sold in this offering. The resulting newly issued ordinary shares will then be transferred to Maruho Deutschland in repayment and satisfaction in full of the Share Loan. The Borrowed Shares will be retained by the custodian for the Depositary. We will receive the full proceeds of this offering only upon our receipt of payment from the Share Loan Agent for the ordinary shares subscribed by the Share Loan Agent. If for any reason the closing of the Share Loan Agent’s subscription for our ordinary shares fails, then we will not receive any proceeds from this offering, which would have a material adverse effect on our financial position, liquidity and results of operations. If we do not receive the proceeds of this offering, it may constitute a secondary offering.

S-41

As a new investor, you will experience substantial dilution as a result of this offering.

The public offering price per ADS will be higher than the as-adjusted net tangible book value per ADS before giving effect to this offering. Accordingly, if you invest in the ADSs in this offering, you will incur immediate substantial dilution of approximately $           per ADS (based on the net tangible book value per share underlying the ADSs as of September 30, 2020). Furthermore, if outstanding options or convertible bonds are subsequently exercised or converted, you could experience further dilution. For further information regarding the dilution resulting from this offering, please see the section of this prospectus supplement entitled “Dilution”.

Raising additional capital may cause additional dilution of the percentage ownership of the holders of ADSs or our ordinary shares, restrict our operations, require us to relinquish rights to our technologies, products or product candidates and could cause the ADS or ordinary share price to fall.

We expect that significant additional capital may be needed in the future to continue our planned operations, including conducting clinical trials, commercialization efforts, expanded research and development activities and costs associated with operating a public company in the United States and Germany. To raise capital, we may sell ordinary shares, ADSs, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell ordinary shares, ADSs, convertible securities or other equity securities, investors in this offering and existing investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to our then-existing holders of ordinary shares or ADSs, including investors in this offering, and new investors could gain rights, preferences and privileges senior to the holders of our ordinary shares or ADSs. If we raise additional funds through strategic partnerships and alliances and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, products or product candidates, or grant licenses on terms unfavorable to us.

Separate from this offering, on                     2021, we completed a concurrent preemptive rights offering of our ordinary shares pursuant to German law to our existing holders of ordinary shares, under which we will be issuing a total of                    ordinary shares, which will subject our shareholders to further dilution.

We have created three sets of “conditional capital” (bedingtes Kapital) which, under German corporate law, means ordinary shares that we have been approved to issue, in the future, upon the exercise or conversion of specified outstanding options, warrants, convertible bonds, convertible notes, or other convertible securities, totaling up to 3,163,898 ordinary shares, of which we expect to use 249,050 ordinary shares to cover issuances of ordinary shares pursuant to our 2010 employee stock option plan and 1,554,984 ordinary shares to cover issuances of ordinary shares pursuant to our 2015 employee stock option plan. 1,359,864 ordinary shares from conditional capital may be used by our company for the issuance of shares to holders of convertible bonds or convertible notes if the repayment price is covered by issuing shares. Our management board, with the approval of our supervisory board, can increase our capital by these amounts and issue new ordinary shares in a corresponding amount without additional shareholder approval and can, to a limited extent, exclude subscription rights of our shareholders in connection therewith. If beneficiaries exercise their options or additional ordinary shares are issued under any of our authorized capital or our conditional capital, you may experience additional dilution, which could cause our ordinary share or the ADS price to fall.

Unstable market and economic conditions may have serious adverse consequences on our business, financial condition and the ADS or ordinary share price.

As widely reported, global credit and financial markets have experienced extreme disruptions in the past several years, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates and uncertainty about economic stability. These circumstances considerably worsened in 2020 as a result of the COVID-19 pandemic. There can be no assurance that further deterioration in credit and financial markets and confidence in economic conditions will not occur as a result of the COVID-19 pandemic or otherwise. Our general business strategy may continue to be adversely affected by the COVID-19 pandemic and any such economic downturn, volatile business environment or continued unpredictable and unstable market conditions. If the current equity and credit markets deteriorate further, or do not improve, it may make any necessary debt or equity financing more difficult, more costly, and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance and the ADS and ordinary share price and could require us to delay or abandon clinical development or commercialization plans. In addition, there is a risk that one or more of our current service providers, manufacturers and other partners may not survive these difficult economic times, which could directly affect our ability to attain our operating goals on schedule and on budget.

At September 30, 2020, we had approximately €16.6 million of cash and cash equivalents. While we are not aware of any downgrades, material losses, or other significant deterioration in the fair value of our cash equivalents since September 30, 2020, no assurance can be given that further deterioration of the global credit and financial markets resulting from the COVID-19 pandemic or otherwise would not negatively impact our current portfolio of cash and cash equivalents or our ability to meet our financing objectives. Furthermore, our ordinary share and the ADS price may be subject to the volatility of the stock market and the general economic development.

S-42

USE OF PROCEEDS

Our management board, with approval of our supervisory board, has the authority to issue up to 8,969,870 ordinary shares in the combined offering. Our estimated use of proceeds below assumes: (a) the issuance of                      ordinary shares (or                    ADSs) in this offering, (b) the issuance of                   ordinary shares in the German preemptive rights offering, and (c) for amounts expressed in U.S. dollars, an exchange rate of €1.00 to $1.2046 based upon the prevailing exchange rate reported by Bloomberg and used by the parties as of the date hereof.

Based on the assumptions set forth above, we estimate that the net proceeds of the offering will be approximately $        million, after deducting underwriting discounts and estimated offering expenses payable by us; and we estimate that the net proceeds to us from the German preemptive rights offering will be approximately €           million (or $            million), for a total net proceeds to us from the combined offering of $                 million, in each case after deducting underwriting discounts and commissions and estimated offering expenses payable by us (assuming, in each case, completion of the temporary share loan arrangement in connection with and issuance of new shares related to this offering as described in “Settlement Procedures”).

We intend to use approximately the net proceeds from the combined offering:

●	to conduct clinical studies aimed at improving the market positioning of Biofrontera’s lead product Ameluz®, in particular to seek FDA or other applicable regulatory approval for the extension of the indications in the United States to basal cell carcinoma, acne and actinic keratoses on body areas other than the face and scalp;
●	to complete the development of a larger BF-RhodoLED® lamp, invest in the procurement of the necessary materials for it and to seek any FDA or other regulatory approvals required to launch the new lamp; and
●	for general corporate purposes.

The amounts and timing of our actual expenditures will depend on numerous factors, the timing and success of any clinical trials and preclinical studies we may commence in the future, the timing of regulatory submissions, the status of our sales and marketing efforts, the amounts of proceeds actually raised in this offering and the amount of cash generated by our operations. Because we operate in a very dynamic and highly competitive industry, the actual use of proceeds may differ substantially from the ranges indicated above. Our management will have broad discretion to allocate the net proceeds from this offering.

Pending our use of the net proceeds as set forth above, we intend to invest them in short-term and medium-term interest-bearing instruments.

CAPITALIZATION

The following table sets forth our capitalization and cash and cash equivalents, debt and total capitalization of our company as of September 30, 2020:

●	on an actual basis in accordance with International Financial Reporting Standards (IFRS); and
●	as adjusted to give effect to the following issuance of ADSs at $ per ADS and the ordinary shares issued in the German preemptive rights offering, and after deducting underwriting discounts and commissions of $ and estimated offering expenses of approximately $ payable by us.

S-43

You should read this information together with our financial statements and the notes to those statements incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of September 30, 2020
(amounts in thousands,	Actual		As Adjusted
except per share data)	$(1)	€	$(1)	€
Cash and cash equivalents	19,482	16,619

Debt
Long-term debt, net of current portion	56,022	47,788
Capital lease obligations, net of current portion	—	—
Total debt, net of current portion	56,022	47,788
Debt, current portion	10,468	8,929
Total debt, including current portion	66,491	56,718

Shareholders’ Equity	52,576	44,849
Ordinary shares, with no par value (notional par value of €1 per share)(2)(3)	44,849,365	44,849,365
Additional paid-in capital	139,274	118,804
Accumulated deficit(4)	(193,120)	(164,736)
Total equity	(1,270)	(1,083)
Total capitalization	65,221	55,635

(1) Translated solely for convenience into U.S. dollars at an assumed exchange rate of $1.00 per €1.1723, which was the exchange rate of such currencies based on the noon buying rate of the Federal Reserve Bank of New York on September 30, 2020.

(2) The actual number of ordinary shares shown as issued and outstanding exclude 428,710 ordinary shares issuable upon the exercise of convertible bonds outstanding as of September 30, 2020, with conversion prices of €4.737.

(3) In October 2020, our share capital was increased by €260,000to €45,109,365 due to the exercise of options from our 2015 employee stock option program into 260,000 of our shares; and in December 2020, our share capital was further increased by €2,638,150 to €47,747,515 pursuant to the exercise of our mandatory right of conversion with respect to the mandatory convertible bonds 2020/21.

(4) Includes loss carry-forward and accumulated losses.

S-44

DILUTION

If you invest in ADSs in this offering, your interest will be immediately diluted to the extent of the difference between the public offering price per ADS in this offering and the net tangible book value per ADS after the combined offering consisting of this offering of ADSs and the German preemptive rights offering. Dilution results from the fact that the public offering price per ADS is substantially in excess of the net tangible book value per ADS. As of September 30, 2020, we had a historical net tangible book value of €(0.50) per ordinary share, which would be equivalent to $(1.18) per ADS (based on the noon buying rate of the Federal Reserve Bank of New York for the euro on September 30, 2020, which was $1.00 to €1.1723, and two ordinary shares per ADS). Our net tangible book value per ordinary share represents total consolidated tangible assets less total consolidated liabilities, all divided by the number of ordinary shares outstanding on September 30, 2020.

After giving effect to the sale of 8,969,870 ordinary shares in the combined offering consisting of this offering of ADSs at the public offering price of $              per ADS, and the ordinary shares to be issued in the German preemptive rights offering, at a price of €              per ordinary share, and after deducting the underwriting discounts and commissions and estimated offering expenses, and assuming completion of the temporary Share Loan arrangement in connection with the issuance of new shares related to this offering as described in “Settlement Procedures,” our as-adjusted net tangible book value at September 30, 2020, would have been €              per ordinary share, or $              per ADS (assuming the exchange rate listed above and two ordinary shares per ADS). This represents an immediate increase in as-adjusted net tangible book value of €              per ordinary share to existing shareholders and an immediate dilution of $              per ADS to new investors. The following table illustrates this dilution per ADS.

Public offering price per ADS	$
Historical net tangible book value per ADS as of September 30, 2020(1)(2)		$(1.18)
Increase in pro forma net tangible book value per ADS attributable to new investors in the combined offering(1)(3)	$
Pro forma net tangible book value per ADS after the combined offering(1)(3)	$
Dilution per ADS to new investors participating in the U.S. offering(3)	$

(1)	Translated solely for convenience into U.S. dollars at an assumed exchange rate of $1.00 per €1.1723, which was the exchange rate of such currencies based on the noon buying rate of the Federal Reserve Bank of New York on September 30, 2020
(2)	Based on the historic net tangible book value per share as of such date.
(3)	Assumes completion of the temporary Share Loan arrangement in connection with the issuance of new shares related to this offering. See “Settlement Procedures.”

We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our equity holders.

The following table shows, as of September 30, 2020, on an as-adjusted basis and assuming completion of the temporary Share Loan arrangement in connection with the issuance of new shares related to this offering as described in “Settlement Procedures”, the number of ADSs purchased from us, the total consideration paid to us and the average price paid per share by investors purchasing ADSs in this offering and ordinary shares in the German preemptive rights offering:

	ADS(1) Subscribed For/Purchased				Total Consideration				Average Price Per
	Number	Percent			Amount	Percent			ADS
Existing shareholders(2)			%	$			%	$
Investors participating in the U.S. offering and German preemptive rights offering(3)			%	$			%	$
Total			%	$			%	$

(1)	Prior issuances of ordinary shares are presented in ADSs solely for purposes of this table. Each ADS represents two ordinary shares.
(2)	Translated solely for convenience into U.S. dollars at an assumed exchange rate of $1.00 per €1.1723, which was the exchange rate of such currencies based on the noon buying rate of the Federal Reserve Bank of New York on September 30, 2020.
(3)

Assumes a public offering price of ordinary shares offered in the German preemptive rights offering of €          per share and a public offering price in the U.S. offering of $         per ADS, which price per ordinary share is the same as the public offering price per ADS being offered hereby (adjusting for the euro/U.S. dollar exchange rate and the ratio of ordinary shares to ADSs) before deducting the underwriting discounts and commissions and estimated offering expenses payable by us (in thousands, except share and per share amounts and percentages).

The number of shares and ADSs to be outstanding after this offering is based on the number of shares outstanding as of September 30, 2020, and excludes: (i) 428,710 ordinary shares issuable upon the exercise of convertible bonds outstanding as of September 30, 2020, with conversion prices of €4.737, and (ii) shares that may be issued upon the exercise of share options, and assumes the temporary Share Loan arrangement in connection with the issuance of new shares related to this offering as described in “Settlement Procedures”.

S-45

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION

This section sets forth additional information with respect to our share capital and describes certain differences between the applicable provisions of the German Stock Corporation Act (Aktiengesetz) and the laws applicable to U.S. corporations and their shareholders. Unless stated otherwise, the description insofar as it relates to our articles of association is based on the amended version of our articles of association which was registered with the commercial register in Köln, Germany, dated December 2, 2020. This summary does not purport to be complete and speaks only as of the date of this prospectus. Copies of our articles of association are publicly available from the commercial register of the local court in Köln, Germany, electronically at www.unternehmensregister.de and as an exhibit to the registration statement of which this prospectus forms a part.

This section supplements, and should be read together with, the general description of our share capital, certain provisions of our articles of association and the German Stock Corporation Act, included in “Description of Share Capital and Articles of Association” in the accompanying prospectus. This section also updates and supersedes the following sections of “Description of Share Capital and Articles of Association” in the accompanying prospectus: “–Share Capital,” “– Changes in Our Share Capital during the Last Three Fiscal Years,” “– Authorized Capital (genehmigtes Kapital),” – Contingent Capital (bedingtes Kapital)” and “–Subscription Rights.” If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. Other than as set forth in this section the “Description of Share Capital and Articles of Association” in the accompanying prospectus remains correct as of the date of this prospectus supplement.

Update to Share Capital

As of the date of this prospectus, our registered share capital amounts to €47,747,515, divided into 47,747,515 no par-value ordinary registered shares with a notional value of €1.00 per share. The shares were created according to German law.

Update to Changes in Our Share Capital during the Last Three Fiscal Years

In January 2017, we issued convertible bonds which could be converted into shares. Insofar as shares are to be delivered as a consequence of conversion of the bonds, we can issue these shares from Contingent Capital I (as defined in our articles of association).

In January 2017, an increase of our share capital by €2,354,510 to €37,715,273 was registered pursuant to the conversion of our warrant bonds into 1,603,050 of our ordinary shares, and the exercise of options from our convertible bond issued in 2009 (which was fully repaid upon maturity on December 31, 2016) into 751,460 shares. The 1,603,050 shares from the conversion of convertible bonds were issued from Contingent Capital I, reducing the available Contingent Capital I proportionally. The 751,460 shares from the exercise of option rights were issued from Contingent Capital IV, reducing the available Contingent Capital IV (as defined in our articles of association) proportionally.

In February 2017, an increase of our share capital by €7,160 to €37,722,433 was registered pursuant to the exercise of options from the warrant bond issued in 2009 into 7,160 of our ordinary shares. The 7,160 shares from the exercise of option rights were issued from Contingent Capital IV, reducing the available Contingent Capital IV proportionally.

On June 29, 2017, our share capital was increased by €693,995 to €38,416,428 pursuant to the conversion of our convertible bonds into 693,995 of our ordinary shares. The 693,995 shares from the conversion of convertible bonds were issued from Contingent Capital I, reducing the available Contingent Capital I proportionally.

In August 2017, our share capital was increased by €75 to €38,416,503 pursuant to the conversion of convertible bonds into 75 of our ordinary shares. The 75 shares resulting from the conversion of convertible bonds were issued from our Contingent Capital I, reducing the available Contingent Capital I proportionately.

S-46

In December 2017, our share capital was increased by €325 to €38,416,828 pursuant to the conversion of convertible bonds into 325 of our shares. The 325 shares resulting from the conversion of convertible bonds were issued from our Contingent Capital I, reducing the available Contingent Capital I proportionately.

In February 2018, the ADSs, of which each represents two of our ordinary shares, were listed on The NASDAQ Capital Market in the United States and our share capital against cash capital contributions increased by €6,000,000 through issuing 6,000,000 new ordinary registered shares from approved capital. Statutory subscription rights were granted to the shareholders. Any shares not subscribed by statutory subscription rights were offered to investors in the United States in the form of ADSs. The subscription price per share amounted to €4.00. The capital increase was fully placed. The net issue proceeds amounted to €21.6 million.

In June 2018, our share capital was increased by €17,652 to €44,434,480 pursuant to the conversion of convertible bonds into 17,652 of our shares. The 17,652 shares resulting from the conversion of convertible bonds were issued from our Contingent Capital I, reducing the available Contingent Capital I proportionately.

In June 2018, our share capital was further increased by €72,500 to €44,506,980 pursuant to the exercise of options from our 2010 employee stock option program into 72,500 of our shares. The 72,500 shares resulting from the conversion of options were issued from our Contingent Capital III, reducing the available Contingent Capital III proportionately.

In July 2018, our share capital was increased by €2,694 to €44,509,674 pursuant to the conversion of convertible bonds into 2,694 of our shares. The 2,694 shares resulting from the conversion of convertible bonds were issued from our Contingent Capital I, reducing the available Contingent Capital I proportionately.

In July 2018, our share capital was further increased by €63,500 to €44,573,174 pursuant to the exercise of options from our 2010 employee stock option program into 63,500 of our shares. The 63,500 shares resulting from the conversion of options were issued from our Contingent Capital III, reducing the available Contingent Capital III proportionately.

In December 2018, our share capital was further increased by €59,500 to €44,632,674 pursuant to the exercise of options from our 2010 employee stock option program into 59,500 of our shares. The 59,500 shares resulting from the conversion of options were issued from our Contingent Capital III, reducing the available Contingent Capital III proportionately.

In June 2019, our share capital was further increased by €5,500 to €44,638,174 pursuant to the exercise of options from our 2010 employee stock option program into 5,500 of our shares. The 5,500 shares resulting from the conversion of options were issued from our Contingent Capital III, reducing the available Contingent Capital III proportionately.

In July 2019, our share capital was increased by €118,841 to €44,757,015 pursuant to the conversion of convertible bonds into 118,841 of our shares. The 118,841 shares resulting from the conversion of convertible bonds were issued from our Contingent Capital I, reducing the available Contingent Capital I proportionately.

In August 2019, our share capital was further increased by €58,800 to €44,815,815 pursuant to the exercise of options from our 2010 employee stock option program into 58,800 of our shares. The 58,800 shares resulting from the conversion of options were issued from our Contingent Capital III, reducing the available Contingent Capital III proportionately.

In October 2019, our share capital was further increased by €33,550 to €44,849,365 pursuant to the exercise of options from our 2010 employee stock option program into 33,550 of our shares. The 33,550 shares resulting from the conversion of convertible bonds were issued from our Contingent Capital III, reducing the available Contingent Capital III proportionately.

In October 2020, our share capital was further increased by €260,000 to €45,109,365 pursuant to the exercise of options from our 2015 employee stock option program into 260,000 of our shares. The 260,000 shares resulting from the conversion of options were issued from our Contingent Capital V, reducing the available Contingent Capital V proportionately.

In December 2020, our share capital was increased by €2,638,150 to €47,747,515 pursuant to the conversion of convertible bonds into 2,638,150 of our shares. The 2,638,150 shares resulting from the conversion of convertible bonds were issued from our Contingent Capital I, reducing the available Contingent Capital I proportionately.

S-47

Update to Authorized Capital (genehmigtes Kapital)

At our annual general meeting on May 24, 2017, our shareholders resolved to create an authorized capital. However, one shareholder, Deutsche Balaton AG, has contested the resolutions of the annual general meeting creating authorized capital by filing a lawsuit in the Cologne District Court in June 2017. The claim was dismissed by the Regional Court of Cologne in December 2017. In response to Deutsche Balaton AG’s appeal, the Cologne Higher Regional Court upheld the claim in November 2018. The Cologne Higher Regional Court did not allow the Federal Supreme Court to review the ruling. As our company considers the judgment of the Cologne Higher Regional Court to be incorrect, it has filed an appeal for non- admission with the German Federal Supreme Court. The Federal Supreme Court allowed the judgment of the Cologne Higher Regional Court to be appealed. In September 2020, the Federal Supreme Court annulled the judgment of the Cologne Higher Regional Court and referred it back to the Cologne Higher Regional Court for a new hearing and judgment. Upon resolution of the shareholder lawsuit contesting this authorized capital, we may be able to enter it into the commercial register, at which time it would become effective.

Pursuant to the authorized capital approved by the shareholders at such meeting (but which has not been entered into the commercial register due to the aforementioned lawsuit and is therefore currently not effective), our management board would be authorized to increase our share capital until May 23, 2022, with the approval of our supervisory board, by up to €4,000,000 by issuing up to 4,000,000 new ordinary registered shares, against contribution in cash (which we sometimes refer to in this prospectus as “Authorized Capital II”). Our management board would be authorized, with the approval of our supervisory board, to determine the rights associated with the shares as well as their terms of issuance. If this set of authorized capital is registered, if any such new shares were to be issued therefrom, they must be first offered to our shareholders for subscription; however, our management board would be authorized, with the approval of our supervisory board, to exclude subscription rights of our shareholders in the following cases:

●	cases of fractional shares; and

●	in cases of cash contributions up to an amount not exceeding 10% of the share capital at the time of the authorization becoming effective or – if this amount should be lower – when the authorization is utilized, if the issue price of the shares is not significantly lower than the exchange price of shares already being traded on the stock market at the time of the final determination of the issue price. (Shares that are sold or issued during the term of this authorization on the basis of other authorizations, by direct or analogous application of sec. 186(3)(4) of the German Stock Corporation Act under exclusion of subscription rights, are taken into account in the above-mentioned 10% limit. The issue of purchase or conversion rights or obligations arising from bonds and/or profit participation rights regarding shares is treated as the issue of shares for this purpose, if these were issued by analogous application of sec. 186(3)(4) of the German Stock Corporation Act under exclusion of subscription rights).

The authorization to exclude the subscription rights may not be exercised (with the exception of the subscription right exclusion for fractional shares) if and insofar during the term of this authorization, together with other authorizations to exclude subscription rights, subscription rights have been excluded for a total of more than 20% of the share capital existing at the time of the use of such exclusion. This does not include subscription rights exclusions for fractional shares and for shares issued in the context of certain employee participation programs. However, the limit includes purchase or conversion rights or obligations arising from bonds and/or profit participation rights regarding shares, if these were issued under exclusion of subscription rights.

S-48

Update to Contingent Capital (bedingtes Kapital)

According to our articles of association we have established four sets of contingent capital as follows:

●	Our company’s share capital is conditionally increased by up to €1,359,864 through the issue of 1,359,864 new registered ordinary shares, which constitute a proportion of the share capital of €1.00 each (Contingent Capital I). At this time, €427,642 of the Contingent Capital I is required to secure conversion rights from our convertible bonds issued in January 2017.

●	The contingent capital increase serves (i) to secure granting of option rights and agreeing on option obligations pursuant to the terms of a respective bond, or (ii) to secure fulfillment of conversion rights and fulfillment of conversion obligations pursuant to the terms of a respective bond, each issued, agreed upon or guaranteed based on the authorization of the general meeting of shareholders of August 28, 2015, by us or our affiliates.

●	The contingent capital increase will be implemented only if and insofar as (i) financial instruments based on the authorization of the general meeting of shareholders of August 28, 2015, are issued, and (ii) the holders or creditors of financial instruments, exercise their option or conversion rights, or fulfill an option or conversion obligation, as the case may be. The new shares issued on the basis of the previous sentence entitle their holders to dividends of company profits from the beginning of the fiscal year in which they are issued.

●	Our management board is authorized (subject to the approval of our supervisory board) to make further stipulations regarding the implementation of the contingent capital increase.

●	Our company’s share capital is conditionally increased by €249,050, through the issuance of up to 249,050 no-par-value registered ordinary shares (Contingent Capital III). The contingent capital increase serves exclusively to fulfill options granted until July 1, 2015 pursuant to the authorization by resolution of our general meeting of shareholders held on July 2, 2010. The contingent capital increase will be implemented only if the holders of the options issued exercise their right to purchase shares of our company, and if our company does not grant our own shares or pay a cash settlement in order to fulfill the options. The new shares entitle their holders to dividends from company profits from the beginning of the fiscal year in which they are issued.

●	Our company’s share capital is conditionally increased by up to €1,554,984 (reduced from original amount of €1,814,984 as a result of options that were exercised), through the issue of up to 1,554,984 new no-par-value registered ordinary shares (Contingent Capital V). The contingent capital increase serves to ensure that option rights are fulfilled which were granted on the basis of the authorization of our general meeting of shareholders held on August 28, 2015, in the period up to August 27, 2020. The capital increase must be implemented only insofar as the holders of the share options exercise their options and we do not fulfill the option rights by delivering our own shares or paying a cash compensation. The new shares entitle their holders to dividends of company profits from the beginning of the fiscal year in which they are issued.

Update to Subscription Rights

According to the German Stock Corporation Act, every shareholder is generally entitled to subscription rights (commonly known as preemptive rights) to any new shares issued in connection with a capital increase, including convertible bonds, bonds with warrants, profit-sharing rights or income bonds, in proportion to the number of shares such shareholder holds in the company’s existing share capital. Under German law, these rights do not apply to shares issued out of contingent capital. A minimum subscription period of two weeks must be provided for the exercise of such subscription rights. Subscription rights are freely transferable and may be traded on German stock exchanges within a specified period prior to the expiration date of the subscription period. In the past, we have partly refrained from arranging tradability of subscription rights on stock markets or it was not definitely determined just before the end of the subscription period, since the issue price of our new shares had been close to market price, meaning that the subscription rights did not have a (determinable) inherent value.

S-49

Under German law, the shareholders’ meeting may pass a resolution excluding subscription rights with both a ¾ majority of the share capital represented at the relevant shareholder’s meeting and a simple majority of the votes cast. In addition to approval by the general shareholders’ meeting, the exclusion of subscription rights requires a justification. The justification must be based on the principle that our interest in excluding subscription rights outweighs the shareholders’ interest in their subscription rights and may be subject to judicial review. Under German law, the exclusion of subscription rights upon the issuance of new shares is permitted, however, if we increase the share capital against cash contributions and the amount of the capital increase does not exceed 10% of our existing share capital and the issue price of the new shares is not significantly lower than the market price of our shares. The management board must also make a report available to the shareholders justifying the exclusion and demonstrating that the company’s interest in excluding the subscription rights outweighs the shareholders’ interest in having them. If subscription rights to authorized capital are excluded, such report must be presented at the general meeting of shareholders resolving on the creation of the authorized capital.

Differences in Corporate Law

The applicable provisions of the German Stock Corporation Act (Aktiengesetz) differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the German Stock Corporation Act (Aktiengesetz) applicable to us and the Delaware General Corporation Law relating to shareholders’ rights and protections.

	Germany	Delaware
Board System

Under German law, a stock corporation has a two-tier board structure composed of the management board (Vorstand) and the supervisory board (Aufsichtsrat).

The management board is responsible for running the company’s affairs and representing the company in dealings with third parties.

The supervisory board of a German stock corporation has a control and supervising function. The supervisory board does not actively manage the company but certain management board actions require the approval of the supervisory board.

Under Delaware law, a corporation has a unitary board structure and it is the responsibility of the board of directors to appoint and oversee the management of the corporation on behalf of and in the best interests of the shareholders of the corporation.

Management is responsible for running the corporation and overseeing its day-to-day operations.

Number of Board Members / Directors

Under German law, a stock corporation must have at least one member on its management board and the number of members shall be determined by or in the manner provided in the company’s articles of association.

A stock corporation must have at least three but no more than 21 supervisory board members; this number of supervisory board members must be divisible by three if this is necessary to comply with any applicable employee co-determination rules. The articles of association of the company must specify if the supervisory board has more than three members.

Supervisory board members are either appointed by the shareholders’ meeting or delegated by one or more individual shareholders if so provided for in the company’s articles of association.

Depending on the number of employees of the company, the supervisory board may be required to include employee representatives subject to the provisions of the German One-Third Employee Representation Act (Drittelbeteiligungsgesetz), which applies to companies that have at least 500 employees, or the German Codetermination Act (Mitbestimmungsgesetz), which applies to companies that have at least 2,000 employees. Such rules result in different appointment rules for supervisory board members, i.e., in companies which are subject to the German One-Third Employee Representation Act (Drittelbeteiligungsgesetz) two-thirds of supervisory board members are representatives of the shareholders, while one-third are representatives of the employees. In companies which are subject to the German Codetermination Act (Mitbestimmungsgesetz) the rule of parity applies, i.e., half of the supervisory board members are representatives of the shareholders and the other half are representatives of the employees. In cases of deadlock, the chairman has a casting vote. The employee representatives in the supervisory board are elected by the employees following certain procedures depending on the number of employees.

Additionally, as of January 1, 2016, 30% of the supervisory board members must be women in cases where the company is a fully co-determined (voll mitbestimmungspflichtige) company, which requires that the company has at least 2,000 employees.

Under Delaware law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the bylaws.

S-50

	Germany	Delaware
Appointment and Removal of Board Members / Directors

The management board of a German stock corporation is appointed by the supervisory board for a maximum period of five years with an opportunity to be reelected once or repeatedly. The supervisory board may remove a member of the management board prior to the expiration of his or her term only for good cause, such as gross breach of duties (grobe Pflichtverletzung), the inability to manage the business properly (Unfähigkeit zur ordnungsgemäßen Pflichtverletzung) or a vote of no confidence by the shareholders’ meeting (Vertrauensentzug). The shareholders themselves are not entitled to appoint or dismiss the members of the management board.

Under German law, a member of a supervisory board may be elected for a term of up to approximately five years (except for the first supervisory board of a newly incorporated company which may only be elected for a term of approximately one year), depending on the date of the annual shareholders’ meeting at which such member is elected, which is the standard term of office. Reelection, including repeated reelection, is permissible. Prior to the expiration of his or her term, supervisory board members which have been appointed by the shareholders’ meeting may be removed by a resolution of the shareholders’ meeting requiring a three-quarter majority, unless otherwise provided by the company’s articles of association.

Supervisory board members who are delegated by a shareholder or the company’s employees may be revoked and the resulting vacancy filled at the sole discretion of such shareholder or the employees.

Under Delaware law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (a) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is classified, shareholders may effect such removal only for cause, or (b) in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he or she is a part.
Vacancies on the Boards

Under German law, vacant positions on the management board are filled by the supervisory board in accordance with the general rules of appointment, which provide that vacancies are filled by the simple majority of supervisory board votes cast, unless otherwise provided by the company’s articles of association. In case of emergencies, a vacant position on the management board may be filled by an individual appointed by the court.

Vacant positions on the supervisory board are filled in accordance with the general rules of appointment. A vacant position on the supervisory board may be filled by an individual appointed by the competent court upon application.

Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director unless (a) otherwise provided in the certificate of incorporation or bylaws of the corporation or (b) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case a majority of the other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

S-51

	Germany	Delaware
Annual Shareholders’ Meeting

Under German law, a stock corporation must hold an annual shareholders’ meeting within the first eight months of its fiscal year. As temporary exemption under Gesetz zur Abmilderung der Folgen der COVID-19-Pandemie im Zivil-, Insolvenz- und Strafverfahrensrecht (the “COVID-19 Act”), the management board, with the consent of the supervisory board, may decide that the annual general shareholders’ meeting shall take place later in the relevant fiscal year. The annual shareholders’ meeting must be held in Germany at a location determined by the articles of association. If the articles of association do not provide for a specific location, the shareholders’ meeting shall be held at the company’s seat or, if applicable, at the venue where its shares are listed.

Under Delaware law, the annual meeting of shareholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws.
Calling of Shareholders’ Meetings

Under German law, extraordinary shareholders’ meetings, in addition to the annual shareholders’ meetings, may be called by either the management board, or by the supervisory board if it is in the best interest of the company.

Shareholders holding at least 5% of the company’s share capital are entitled to request that the management board convene an extraordinary shareholders’ meeting and may also address their request to the court, which then may authorize the requesting minority shareholders to convene a special meeting by themselves.

Under Delaware law, special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

S-52

	Germany	Delaware
Notice of Shareholders’ Meetings

Under German law, unless a longer period is otherwise provided for in the articles of association, the shareholders must be given at least 30 days’ advance notice of the shareholders’ meeting. Currently, the COVID-19 Act provides for the option to convene a shareholders’ meeting with a shortened notice period of 21 days based on a decision of the management board in conjunction with the supervisory board’s approval. If there is a tender or takeover offer in relation to Biofrontera AG, a general meeting may be convened. This must be convened at least 14 days before the meeting.

Such notices must at least specify the name of the company, the statutory seat of the company, as well as the location, date and time of the shareholders’ meeting. In addition, the invitation must contain the agenda items as well as the management board’s and the supervisory board’s voting proposal for each agenda item.

If all shareholders entitled to attend the shareholders’ meeting are present or represented and provide their consent thereto, the formalities of calling and holding of a shareholders’ meeting can be waived.

Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the shareholders must be given to each shareholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place, date, hour and purpose or purposes of the meeting.
Proxy Voting

Under German law, a shareholder may designate another person to attend, speak and vote at a shareholders’ meeting of the company on such shareholder’s behalf by proxy.

With respect to management board meetings, a management board member may issue a proxy to another management board member representing the member’s voting rights as a management board member.

With respect to supervisory board meetings, a supervisory board member may participate in voting by issuing a written vote to another supervisory board member or third party entitled to attend the supervisory board meeting.

Under Delaware law, at any meeting of shareholders, a shareholder may designate another person to act for such shareholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director.

Preemptive / Subscription Rights

Under German law, existing shareholders have a statutory subscription right for any additional issue of shares or any security convertible into shares pro rata to the nominal value of their respective holdings in the company, unless (i) shareholders representing three quarters of the registered share capital present at the shareholders’ meeting have resolved upon the whole or partial exclusion of the subscription right and (ii) there exists good and objective cause for such exclusion. No separate resolution on the exclusion of subscription rights is required if all shareholders waive their statutory subscription rights.

Under Delaware law, shareholders have no preemptive rights to subscribe to additional issuances of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation.

S-53

	Germany	Delaware
Authority to Allot	Under German law, the management board may not allot shares, grant rights to subscribe for or to convert any security into shares unless a shareholder resolution to that effect has been passed at the company’s shareholders’ meeting granting the management board with such authority— subject to the approval of the supervisory board—, in each case in accordance with the provisions of the German Stock Corporation Act.

Under Delaware law, if the corporation’s certificate of incorporation so provides, the board of directors has the power to authorize the issuance of stock. It may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the corporation or any combination thereof. It may determine the amount of such consideration by approving a formula. In the absence of actual fraud in the transaction, the judgment of the directors as to the value of such consideration is conclusive.

Voting Rights

Under German law, each share, except statutory preferred shares (Vorzugsaktien), entitles its holder to vote at the shareholders’ meeting and to participate with such number of votes with respect to one share which correspond to the quota of such share in the company’s share capital. While German law does not provide for a minimum attendance quorum for shareholders’ meetings, the company’s articles of association may so provide. In general, resolutions adopted at a shareholders’ meeting may be passed by a simple majority of votes cast, unless a higher majority is required by law.

Delaware law provides that, unless otherwise provided in the certificate of incorporation, each shareholder is entitled to one vote for each share of capital stock held by such shareholder.
Shareholder Vote on Certain Transactions

Under German law, certain shareholders’ resolutions of fundamental importance require the vote of at least three-quarters of the share capital present or represented in the voting at the time of adoption of the resolution. Resolutions of fundamental importance include, in particular, capital increases with exclusion of subscription rights, capital decreases, the creation of authorized or conditional share capital, the dissolution of a company, a merger into or with another company, split-offs and split-ups, the conclusion of intercompany agreements (Unternehmensverträge), in particular control agreements (Beherrschungsverträge) and profit and loss transfer agreements (Ergebnisabführungsverträge), and a change of the legal form of a company.

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:

●     the approval of the board of directors; and

●    approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

S-54

	Germany	Delaware
Liability of Directors and Officers

Under German law, any provision, whether contained in the company’s articles of association or any contract or otherwise, that purports to exempt a management or supervisory board member from any liability that would otherwise attach to such board member in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

Under German law, members of both the management board and members of the supervisory board are liable to the company, and in certain cases to third parties or shareholders, for any damage caused to them due to a breach of such member’s duty of care. Apart from insolvency or special circumstances, only the company has the right to claim damages from members of either board.

The company may waive claims for damages against a negligent management or supervisory board member only after the expiry of three years.

Under Delaware law, a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its shareholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

●     any breach of the director’s duty of loyalty to the corporation or its shareholders;

●     acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●     intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or

●    any transaction from which the director derives an improper personal benefit.

Standard of Conduct for Directors and Officers

Under German law, both management and supervisory board members must conduct their affairs with “the care and diligence of a prudent business man” and act in the best interests of the company. The scope of the fiduciary duties of management and supervisory board members is generally determined by German legislation and by the German courts.

Statutory and fiduciary duties of members of the management board to the company include, among others:

●   to act in accordance with the law, the company’s articles of association and the rules of procedure for the management board, if any;

●   to report to the supervisory board on a regular basis as well as on certain important occasions;

●   to exercise reasonable care, skill and diligence;

●   to maintain a proper accounting system;

●   to not compete, directly or indirectly, with the company without permission by the supervisory board; and

●   to secure that no further transactions are made in case of insolvency.

Members of the supervisory board owe substantially the same statutory and fiduciary duties to the company as members of the management board.

Additionally, their duties include:

●   to effectively supervise the company’s affairs and the management board;

●   to evaluate and issue a resolution on certain transactions which can only be conducted by the management board after approval of the supervisory board;

●   to approve the company’s financial statements;

●   to appoint the management board members and to represent the company in transactions between the company and members of the management board; and

●   to approve service contracts between individual members of the supervisory board and the company.

Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the shareholders.

Directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its shareholders. The duty of care generally requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of all material information reasonably available regarding a significant transaction.

The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. In general, but subject to certain exceptions, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation.

In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or breakup of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the shareholders.

S-55

	Germany	Delaware
Shareholder Suits

Under German law, generally, the company, rather than its shareholders, is the proper claimant in an action with respect to a wrong committed against the company, or in cases where there is an irregularity in the company’s internal management or supervision. Therefore, such claims may only be raised by the company represented by its management board, or, in the case of a wrong committed by a member of the management board, by the supervisory board.

Additionally, pursuant to German case law the supervisory board is obliged to pursue the company’s claims against the management board, unless the welfare of the company keeps them from doing so.

The management board, or, if a claim is brought against a member of the management board, the supervisory board, is obliged to pursue the company’s claims against the designated individuals if so resolved by a simple majority of votes cast during a shareholders meeting.

With a simple majority of votes, shareholders can request that a representative pursues the claim on behalf of the company.

If the company is unable to fulfill its third-party obligations, the company’s creditors may pursue the company’s damage claims against members of the management board for certain wrongdoings.

Under certain circumstances, shareholders can bring forward damage claims of the company against its management on their own behalf. In order to bring forward such a claim one shareholder alone or together with other shareholders needs to hold at least 1% of the company’s share capital or a participation of €100,000 in the share capital. Additionally, the claimant needs to pass through special claim approval procedures.

Under Delaware law, a shareholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:

●   state that the plaintiff was a shareholder at the time of the transaction of which the plaintiff complains or that the plaintiff’s shares thereafter devolved on the plaintiff by operation of law; and

●   allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action; or

●   state the reasons for not making the effort.

Additionally, the plaintiff must remain a shareholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

S-56

CERTAIN MATERIAL U.S. FEDERAL INCOME AND GERMAN TAX CONSIDERATIONS

German Taxation of ADSs

Scope of Discussion

The following is a general summary of the material German tax consequences for U.S. holders (as defined below) of the ADSs. It does not purport to be a complete analysis of all German tax considerations relating to the ADSs. It is based upon the laws in force and their interpretation at the time of preparation of this prospectus supplement and is subject to any change in law or interpretation after such date, potentially having retrospective or retroactive effect. It does not address the German tax consequences for holders of the ADSs who are not U.S. holders (as defined below).

Furthermore, it does not address the German tax consequences resulting from the ADSs being attributable to (1) a permanent establishment outside of the United States, or (2) a permanent representative outside of the United States.

A U.S. holder in terms of this section on the German taxation of the ADSs is:

●	a resident of the United States in terms of the Agreement between the United States of America and the Federal Republic of Germany for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income and Capital and to certain other Taxes as of June 4, 2008 (Abkommen zwischen der Bundesrepublik Deutschland und den Vereinigten Staaten von Amerika zur Vermeidung der Doppelbesteuerung und zur Verhinderung der Steuerverkürzung auf dem Gebiet der Steuern vom Einkommen und vom Vermögen und einiger anderer Steuern in der Fassung vom 4. Juni 2008, “Treaty”);

●	who is not subject to German unlimited tax liability by way of a German residence or habitual abode or, as the case may be, a German registered seat or place of management;

●	who is the beneficial owner of the ADSs and any payments such as dividends under the ADSs; and
●	who is not subject to the limitation of benefits clause of the Treaty.

In particular because it is not possible to take into account the personal circumstances of prospective U.S. holders, they should consult their tax advisors as to the consequences under the tax laws of Germany resulting from acquiring, holding and disposing of ADSs and receiving payments under the ADSs such as dividends.

German Taxation of Dividends and Capital Gains

At the time of preparation of this prospectus supplement, no decisions of German tax courts have been published that comprehensively outline the treatment of ADRs or ADSs under German tax law. However, the German Federal Ministry of Finance has issued a circular dated May 24, 2013 (reference number BMF IV C 1 — S 2204/12/10003, “ADR Circular”) on the treatment of ADRs under German tax law. According to the ADR Circular, holders of ADRs are in general treated like the beneficial owners of the respective shares for German tax purposes. It has to be noted, however, that the ADR Circular does not address ADSs and it is therefore not clear whether or not the ADSs fall within the scope of the ADR Circular. If the ADS fall within the scope of the ADR Circular, U.S. holders of the ADSs would be treated as if they held the respective amount of ordinary shares and if they received dividends under the ordinary shares for German tax purposes. Furthermore, U.S. holders of the ADSs should note that the ADR Circular is not binding on German tax courts and it is unclear whether a German tax court would follow the ADR Circular with respect to the German tax treatment of ADRs or ADSs. For the purposes of this section on the German taxation of the ADSs it is assumed that the ADSs fall within the scope of the ADR Circular.

German Taxation of Capital Gains of the U.S. Treaty Beneficiaries of the ADSs

The company maintains its registered seat in Germany. As a consequence, capital gains resulting from the disposition of ADSs realized by a U.S. holder are treated as German source income and are subject to German limited tax liability (beschränkte Steuerpflicht) if such U.S. holder at any time within five years prior to the disposition directly or indirectly held ADSs, shares and/or other rights representing together 1% or more of the company’s shares. If such holder had acquired the ADSs without consideration, the previous owner’s holding period and percentage of the holding would also be taken into account. However, U.S. holders may invoke the Treaty and, as a result, are not subject to German taxation on capital gains resulting from the disposition of ADSs.

S-57

Under German law, disbursing agents are required to levy withholding tax on capital gains from the sale of shares or other securities held in a custodial account. Disbursing agent in this context means a German bank, a financial services institution, a securities trading enterprise or a securities trading bank (each as defined in the German Banking Act (Kreditwesengesetz) and, in each case, including a German branch of a foreign enterprise, but excluding a foreign branch of a German enterprise) that holds the ADSs in custody or administers the ADSs for the U.S. holder or conducts sales or other dispositions and disburses or credits the income from the ADSs to the U.S. holder of the ADSs. Under German law, the obligation to withhold taxes on capital gains does not explicitly depend on the capital gains being subject to German limited or unlimited taxation or on an applicable double taxation treaty permitting Germany to tax such capital gains.

However, the German Federal Ministry of Finance has issued a circular dated January 18, 2016 (reference number BMF IV C 1 — S 2252/08/10004, “Capital Income Circular”) due to which taxes need not be withheld when the capital gains are not subject to German taxation. The Capital Income Circular further states that there is no obligation to withhold such tax on capital gains even if a U.S. holder owns 1% or more of the shares. While the Capital income Circular is only binding on the tax authorities but not on the tax courts, in practice, the disbursing agents nevertheless typically rely on the guidance contained in such circular. Therefore, a disbursing agent would only withhold tax at 26.375% on capital gains derived by a U.S. holder from the sale of ADSs held in a custodial account in Germany in the unlikely event that the disbursing agent did not follow this guidance. In this case, the U.S. holder should be entitled to claim a refund of the withholding tax from the German tax authorities under the Treaty.

Taxation of Dividends

Dividends distributed by the company to a U.S. holder under the ADS are subject to a German withholding tax of 25% plus 5.5% solidarity surcharge thereon, resulting in an overall withholding tax rate of 26.375%.

However, U.S. holders may invoke the Treaty. Therefore, the German withholding tax may in general not exceed 15% of the dividends received by U.S. holders. A further reduction of the permitted withholding tax rate under the Treaty may apply depending on further requirements. The excess of the total amount withheld over the maximum rate of withholding tax permitted under the Treaty is refunded to U.S. holders upon application (as described below under “Withholding Tax Refund for U.S. Treaty Beneficiaries”).

Withholding Tax Refund for U.S. Treaty Beneficiaries

As described above, U.S. holders are entitled to claim a refund of the portion of the generally applicable 26.375% German withholding tax on dividends that exceeds the permitted withholding tax rate under the Treaty. However, U.S. holders should note that it is unclear how the German authorities will apply the refund process to dividends paid under ADSs and ADRs. In general, any potential refund claim becomes time-barred after four years following the calendar year in which the dividend is received.

Additionally, such refund is subject to the German anti treaty shopping provision. In general, this rule requires that the U.S. holder (in case it is corporation, “U.S. corporate holder”) maintains its own administrative substance and conducts its own business activities. In particular, a U.S. corporate holder has no right to a full or partial refund to the extent persons holding ownership interests in the U.S. corporate holder would not be entitled to the refund had they received the income directly and the gross income realized by the U.S. corporate holder is not caused by the business activities of the U.S. corporate holder, and there are either no economic or other valid reasons for the interposition of the U.S. corporate holder, or the U.S. corporate holder does not participate in general commerce by means of a business organization with resources appropriate to its business purpose. However, this shall not apply if the U.S. corporate holder’s principal class of stock is regularly traded in substantial volume on a recognized stock exchange, or if the U.S. corporate holder is subject to the provisions of the German Investment Tax Act (lnvestmentsteuergesetz).

U.S. holders claiming a refund of German withholding tax should in any case consult their tax advisors with respect to the refund procedure as there is only limited guidance of the German tax authorities on the practical application of the refund procedure with respect to the ADS.

S-58

German Inheritance and Gift Tax (Erbschaft-und Schenkungsteuer)

As the ADR Circular does not refer to the German Inheritance and Gift Tax Act, it is unclear whether or not the German inheritance or gift tax applies to the transfer of the ADSs. However, if German inheritance or gift tax is applicable to ADSs, under German domestic law, the transfer of the ordinary shares in the company and, as a consequence, the transfer of the ADSs would be subject to German gift or inheritance tax if:

●	the decedent or donor or heir, beneficiary or other transferee (1) maintained his or her residence or a habitual abode in Germany or had its place of management or registered seat in Germany at the time of the transfer, or (2) is a German citizen who has spent no more than five consecutive years outside of Germany without maintaining a residence in Germany or (3) is a German citizen who serves for a German entity established under public law and is remunerated for his or her service from German public funds (including family members who form part of such person’s household, if they are German citizens) and is only subject to estate or inheritance tax in his or her country of residence or habitual abode with respect to assets located in such country (special rules apply to certain former German citizens who neither maintain a residence nor have their habitual abode in Germany);

●	at the time of the transfer, the ADSs are held by the decedent or donor as business assets forming part of a permanent establishment in Germany or for which a permanent representative in Germany has been appointed; or

●	the ADSs subject to such transfer form part of a portfolio that represents at the time of the transfer 10% or more of the registered share capital of the company and that has been held directly or indirectly by the decedent or donor, either alone or together with related persons.

Under the Agreement between the Federal Republic of Germany and the United States of America for the avoidance of double taxation with respect to taxes on inheritances and gifts (Abkommen zwischen der Bundesrepublik Deutschland und den Vereinigten Staaten von Amerika zur Vermeidung der Doppelbesteuerung auf dem Gebiet der Nachlass-, Erbschaft-und Schenkungsteuern in der Fassung vom 21. December 2000, “Inheritance and Gift Tax Treaty”), a transfer of ADSs by gift or upon death is not subject to German inheritance or gift tax if the donor or the transferor is domiciled in the United States in terms of the Inheritance and Gift Tax Treaty, and is neither a citizen of Germany nor a former citizen of Germany and, at the time of the transfer, the ADSs are not held by the decedent or donor as business assets forming part of a permanent establishment in Germany or for which a permanent representative in Germany has been appointed.

Notwithstanding the foregoing, in case the heir, transferee or other beneficiary (i) has, at the time of the transfer, his or her residence or habitual abode in Germany, or (ii) is a German citizen who has spent no more than five (or, in certain circumstances, ten) consecutive years outside Germany without maintaining a residence in Germany or (iii) is a German citizen who serves for a German entity established under public law and is remunerated for his or her service from German public funds (including family members who form part of such person’s household, if they are German citizens) and is only subject to estate or inheritance tax in his or her country of residence or habitual abode with respect to assets located in such country (or special rules apply to certain former German citizens who neither maintain a residence nor have their habitual abode in Germany), the transferred ADSs are subject to German inheritance or gift tax.

If, in this case, Germany levies inheritance or gift tax on the ADSs with reference to the heir’s, transferee’s or other beneficiary’s residence in Germany or his or her German citizenship, and the United States also levies federal estate tax or federal gift tax with reference to the decedent’s or donor’s residence (but not with reference to the decedent’s or donor’s citizenship), the amount of the U.S. federal estate tax or the U.S. federal gift tax, respectively, paid in the United States with respect to the transferred ADSs is credited against the German inheritance or gift tax liability, provided the U.S. federal estate tax or the U.S. federal gift tax, as the case may be, does not exceed the part of the German inheritance or gift tax, as computed before the credit is given, which is attributable to the transferred ADSs. A claim for credit of the U.S. federal estate tax or the U.S. federal gift tax, as the case may be, may be made within one year of the final determination and payment of the U.S. federal estate tax or the U.S. federal gift tax, as the case may be, provided that the determination and payment are made within ten years of the date of death of the decedent or of the date of the gift by the donor. Similarly, U.S. state-level estate or gift taxes are also creditable against the German inheritance or gift tax liability to the extent that U.S. federal estate or gift tax is creditable.

S-59

U.S. Taxation of ADSs and Ordinary Shares

The following discussion describes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of the ADSs and ordinary shares by a U.S. holder (as defined below). The information provided below is based on the Internal Revenue Code of 1986, as amended (“Code”), Internal Revenue Service (“IRS”) rulings and pronouncements, and judicial decisions all as now in effect and all of which are subject to change or differing interpretations, possibly with retroactive effect. This summary addresses only U.S. federal income tax considerations of U.S. holders that will hold ADSs or ordinary shares as capital assets. It does not provide a complete analysis of all potential tax considerations. In particular, this summary does not address all the tax considerations applicable to a particular holder of ADSs or ordinary shares in light of the holder’s circumstances, for example:

●	financial institutions;

●	insurance companies;

●	dealers or traders in securities;

●	persons that will hold ADSs or ordinary shares as part of a hedging or conversion transaction or as a position in a straddle or other integrated transaction for U.S. federal income tax purposes;

●	persons that have a functional currency other than the U.S. dollar;

●	persons that own (or are deemed to own) ADSs or ordinary shares representing 10% or more of our shares by vote or value;

●	regulated investment companies, real estate investment trusts;

●	tax-exempt entities;

●	tax-deferred or other retirement accounts;

●	persons who hold ADSs or ordinary shares through partnerships or other pass-through entities;

●	certain former citizens or residents of the United States;

●	persons deemed to sell ADSs or ordinary shares under constructive sale provisions of the Code;

●	investors required to accelerate the recognition of any item of gross income with respect to the ADSs or our ordinary shares as a result of such income being recognized on an applicable financial statement; or

●	persons holding ADSs or ordinary shares in connection with a trade or business conducted outside of the United States.

Finally, the summary does not describe the effect of the U.S. federal alternative minimum, estate and gift tax laws on U.S. holders or the effects of any applicable state, local, or non-U.S. laws.

U.S. holders that own (directly, indirectly, or constructively) 10% or more of our total combined voting power or value could be subject to adverse U.S. federal income tax consequences pursuant to the controlled foreign corporation rules due to our ownership of a U.S. subsidiary. Such prospective holders should consult with their tax advisors as to the tax consequences of acquiring, owning and disposing of the ADSs.

For purposes of this summary, a “U.S. holder” is a beneficial owner of ADSs or ordinary shares that for U.S. federal income tax purposes, is (1) an individual who is a citizen or resident of the United States; (2) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust, if it (i) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person. A “non-U.S. holder” is a beneficial owner of the ADSs or ordinary shares (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If a partnership (including an entity or arrangement, U.S. or non-U.S., treated as a partnership for U.S. federal income tax purposes) holds ADSs or ordinary shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A holder of ADSs or ordinary shares that is a partnership, and partners in such partnership, should consult their own tax advisors about the tax consequences of acquiring, owning and disposing of the ADSs or ordinary shares.

S-60

Each prospective holder of ADSs or ordinary shares should consult its own tax advisors regarding the U.S. federal, state and local or other tax consequences of acquiring, owning and disposing of the ADSs or our ordinary shares in light of their particular circumstances. U.S. holders should also review the discussion under “— German Taxation of ADSs” for the German tax consequences to a U.S. holder of the ownership of the ADSs.

General

The discussion below assumes that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement will be complied with in accordance with their terms. In general and taking into account the earlier assumptions, a U.S. holder of ADSs is treated as the owner of the ordinary shares represented by such ADSs. Exchanges of ordinary shares for ADSs, and ADSs for ordinary shares, respectively, generally will not be subject to U.S. federal income tax.

The U.S. Treasury has expressed concern that parties to whom American depositary shares are released before the underlying shares are delivered to the Depositary, or intermediaries in the chain of ownership between owners of American depositary shares and the issuer of the security underlying the American depositary shares, may be taking actions that are inconsistent with the claiming of foreign tax credits by owners of American depositary shares. These actions would also be inconsistent with the claiming of the reduced rates of tax, described below, applicable to dividends received by certain non-corporate investors. Accordingly, the creditability of foreign taxes, and the availability of the reduced tax rates for dividends received by certain non-corporate U.S. holders, each described below, could be affected by actions taken by these parties or intermediaries.

Distributions

Under the U.S. federal income tax laws, and subject to the discussion below under “Additional U.S. Federal Income Tax Consequences — PFIC Rules,” the gross amount of any distribution that is actually or constructively received by a U.S. holder with respect to its ordinary shares (including shares deposited in respect of ADSs) will be a dividend includible in gross income of a U.S. holder as ordinary income to the extent the amount of such distribution is paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. To the extent that the amount of such distribution exceeds our current and accumulated earnings and profits as so computed, it will be treated first as a non-taxable return of capital to the extent of such U.S. holder’s adjusted tax basis in its ADSs or ordinary shares, and to the extent the amount of such distribution exceeds such adjusted tax basis, will be treated as gain from the sale of the ADSs or ordinary shares. Subject to applicable limitations and the discussion above regarding concerns expressed by the U.S. Treasury, if you are a non-corporate U.S. holder, dividends paid to you that constitute qualified dividend income will be taxable to you at a reduced maximum U.S. federal income rate of taxation, the maximum of which is currently 20% (rather than the higher rates of tax generally applicable to items of ordinary income, the maximum of which is currently 37%) provided that you hold the ADSs or our ordinary shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meet other holding period requirements. If we are a PFIC (as discussed below under “Additional U.S. Federal Income Tax Consequences — PFIC Rules”), distributions paid by us with respect to ADSs or ordinary shares will not be eligible for the preferential income tax rate. Prospective investors should consult their own tax advisors regarding the taxation of distributions under these rules.

You must include any German tax withheld from the dividend payment in this gross amount even though you do not in fact receive it. The gross amount of the dividend is taxable to you when you receive the dividend, actually or constructively. Dividends paid on ADSs or ordinary shares generally will constitute income from sources outside the United States and will generally not be eligible for the dividends-received deduction generally available to corporate U.S. holders. The gross amount of any dividend paid in non-U.S. currency will be included in the gross income of a U.S. holder in an amount equal to the U.S. dollar value of the non-U.S. currency calculated by reference to the exchange rate in effect on the date the dividend distribution is includable in the U.S. holder’s income, regardless of whether the payment is in fact converted into U.S. dollars. If the non-U.S. currency is converted into U.S. dollars on the date of receipt by the Depositary, in the case of ADSs, or the U.S. holder in the case of ordinary shares, a U.S. holder generally should not be required to recognize non-U.S. currency gain or loss in respect of the dividend. If the non-U.S. currency received is not converted into U.S. dollars on the date of receipt, a U.S. holder will have a basis in the non-U.S. currency equal to its U.S. dollar value on the date of receipt. Any gain or loss on a subsequent conversion or other disposition of the non-U.S. currency will be treated as ordinary income or loss, and will generally be income or loss from sources within the U.S. for foreign tax credit limitation purposes. The amount of any distribution of property other than cash will be the fair market value of the property on the date of the distribution, less the sum of any encumbrance assumed by the U.S. holder.

S-61

Subject to applicable limitations that may vary depending upon a U.S. holder’s circumstances, a U.S. holder will be entitled to a credit against its U.S. federal income tax liability for any German withholding taxes withheld in respect of our dividend distributions not in excess of the applicable rate under the treaty. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income, such as “passive” or “general” income. In addition, the amount of the qualified dividend income, if any, paid to a U.S. holder that is subject to the reduced dividend income tax rate and that is taken into account for purposes of calculating the U.S. holder’s U.S. foreign tax credit limitation must be reduced by the rate differential portion of the dividend. The rules governing foreign tax credits are complex. Prospective investors should consult their own tax advisors regarding the availability and implications of foreign tax credits in light of their particular situation. In lieu of claiming a foreign tax credit, U.S. holders may elect to deduct all non-U.S. taxes paid or accrued in a taxable year in computing their taxable income, subject to generally applicable limitations under U.S. federal income tax law. Prospective investors should consult their own tax advisors regarding the availability and deductibility of non-U.S. taxes in light of their particular situation.

U.S. Taxation of Sale or Other Disposition

Subject to the discussion below under “Additional U.S. Federal Income Tax Consequences — PFIC Rules,” a U.S. holder will generally recognize gain or loss for U.S. federal income tax purposes upon the sale or other disposition of ADSs or ordinary shares in an amount equal to the difference between the U.S. dollar value of the amount realized from such sale or other disposition and the U.S. holder’s tax basis in such ADSs or ordinary shares. Such gain or loss generally will be capital gain or loss. Capital gain of a non-corporate U.S. holder recognized on the sale or other disposition of ADSs or ordinary shares held for more than one year is generally eligible for a reduced maximum U.S. federal income tax rate of taxation, the maximum of which is currently 20%. The gain or loss will generally be income or loss from sources within the U.S. for foreign tax credit limitation purposes. The deductibility of capital losses is subject to limitations.

A U.S. holder that receives non-U.S. currency on the sale or other disposition of ADSs or ordinary shares will realize an amount equal to the U.S. dollar value of the non-U.S. currency on the date of sale (or, in the case of cash basis and electing accrual basis taxpayers, the U.S. dollar value of the non-U.S. currency on the settlement date) provided that the ADSs or ordinary shares, as the case may be, are treated as being “traded on an established securities market.” If a U.S. holder receives non-U.S. currency upon a sale or other disposition of ADSs or ordinary shares, gain or loss, if any, recognized on the subsequent sale, conversion or disposition of such non-U.S. currency will be ordinary income or loss, and will generally be income or loss from sources within the U.S. for foreign tax credit limitation purposes. However, if such non-U.S. currency is converted into U.S. dollars on the date received by the U.S. holder, a cash basis or electing accrual U.S. holder should not recognize any gain or loss on such conversion.

Redemption

Depending on the particular U.S. holder, a redemption of ADSs or ordinary shares by us will be treated as a sale of the redeemed ADSs or ordinary shares by the U.S. holder or as a distribution to the U.S. holder (which is taxable as described above under “— Distributions”).

Additional U.S. Federal Income Tax Consequences

PFIC Rules. Special adverse U.S. federal income tax rules apply to U.S. holders owning shares of a PFIC. In general, if you are a U.S. holder, we will be a PFIC with respect to you if for any taxable year in which you held the ADSs or our ordinary shares: (i) at least 75% of our gross income for the taxable year is passive income or (ii) at least 50% of the value, determined on the basis of a quarterly average, of our assets is attributable to assets that produce or are held for the production of passive income. The determination of whether we are a PFIC will be made annually. Accordingly, it is possible that we may become a PFIC in the current or any future taxable year due to changes in our asset or income composition. Assuming we are a publicly traded corporation for purposes of the PFIC rules, the value of our assets would generally be determined by reference to the market price of our shares. Fluctuations in the market price of our shares may cause us to become a PFIC for the current taxable year or later taxable years. In addition, the composition of our income and assets will be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. If we were unable to deploy significant amounts of cash for active purposes, our risk of being classified as a PFIC would substantially increase. Based on our gross assets and income for the year ended December 31, 2020, we were not a PFIC for the year ended December 31, 2020. However, the application of the PFIC rules is subject to uncertainty in several respects, and therefore, no assurances can be provided with respect to our PFIC status for the year ended December 31, 2020 or with regard to our PFIC status in the past, the current year or in the future.

S-62

Passive income generally includes dividends, interest, royalties, rents (other than certain rents and royalties derived in the active conduct of a trade or business), annuities and gains from the disposition of assets that produce passive income. Any cash we hold, including the cash raised in this offering, generally will be treated as held for the production of passive income for the purpose of the PFIC test, and any income generated from cash or other liquid assets generally will be treated as passive income for such purpose. If a non-U.S. corporation owns at least 25% by value of the shares of another corporation, the non-U.S. corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation, and as receiving directly its proportionate share of the other corporation’s income. Although we do not believe that we are currently a PFIC, the determination of PFIC status is highly factual, determined annually, and based on technical rules that are difficult to apply. Accordingly, there can be no assurances that we will not be a PFIC for the current year or any future taxable year.

If we were to be treated as a PFIC, except as otherwise provided by election regimes described below, a U.S. holder would be subject to special adverse tax rules with respect to (i) “excess distributions” received on the ADSs or our ordinary shares and (ii) any gain recognized upon a sale or other disposition (including a pledge) of the ADSs or our ordinary shares. A U.S. holder would be treated as if it had realized such gain and certain “excess distributions” ratably over its holding period for the ADSs or our ordinary shares. The amounts allocated to the then current taxable year and to any taxable year in the holding period prior to the first taxable year in which we were a PFIC would be taxed as ordinary income. The amounts allocated to any other taxable year would be taxed at the highest tax rate in effect for each such year to which the gain was allocated, together with an interest charge in respect of the tax attributable to each such year. Special rules apply for calculating the amount of the foreign tax credit with respect to “excess distributions” by a PFIC.

With certain exceptions, a U.S. holder’s ADSs or ordinary shares will be treated as stock in a PFIC if we were a PFIC at any time during the U.S. holder’s holding period for its ordinary shares or ADSs, even if we are not currently a PFIC.

Dividends that a U.S. holder receives from us will not be eligible for the special tax rates applicable to qualified dividend income if we are treated as a PFIC either in the taxable year of the distribution or the preceding taxable year, but instead will be taxable at rates applicable to ordinary income, or if an excess distribution treated as discussed above.

If a U.S. holder owns ordinary shares in a PFIC that are treated as “marketable stock,” the U.S. holder may make a mark-to-market election. If a U.S. holder makes this election, the U.S. holder will not be subject to all of the PFIC rules described above. Instead, in general, the U.S. holder will include as ordinary income the excess, if any, of the fair market value of its ADSs or ordinary shares at the end of the taxable year over the U.S. holder’s adjusted basis in its ADSs or ordinary shares. Similarly, any gain realized on the sale, exchange or other disposition of the ADSs or ordinary shares will be treated as ordinary income, and will not be eligible for the favorable tax rates applicable to qualified dividend income or long- term capital gains. The U.S. holder will also be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its ADSs or ordinary shares over the fair market value at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). A U.S. holder’s basis in the ADSs or ordinary shares will be adjusted to reflect any such income or loss amount.

A U.S. holder may in certain circumstances also mitigate adverse tax consequences of the PFIC rules by filing an election to treat the PFIC as a qualified electing fund (“QEF”), if the PFIC complies with certain reporting requirements. However, in the event that we are or become a PFIC, we do not intend to comply with such reporting requirements necessary to permit U.S. holders to elect to treat us as a QEF.

U.S. holders should consult their own tax advisors regarding the application of the PFIC rules to their investment in the ADSs or our ordinary shares and the elections discussed above.

Tax on Net Investment Income. Certain U.S. holders who are individuals, estate and trusts will be required to pay an additional 3.8% tax on some or all of their “net investment income,” which generally includes their dividend income (including qualified dividend income) and net gains from the disposition of the ADSs or our ordinary shares. U.S. holders should consult their own tax advisors regarding the applicability of this additional tax on their particular situation.

S-63

Information with Respect to Foreign Financial Assets. Owners of “specified foreign financial assets” with an aggregate value that exceeds certain thresholds may be required to file an information report with respect to such assets on their tax returns. “Specified foreign financial assets” may include financial accounts maintained by foreign financial institutions, as well as the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons; (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties; and (iii) interests in foreign entities. U.S. holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the ADSs and ordinary shares.

Information with Respect to Interests in Passive Foreign Investment Companies (PFICs). If we were to be treated as a PFIC, owners of the ADSs or our ordinary shares (including, potentially, indirect owners) would be required to file an information report with respect to such interest on their tax returns, subject to certain exceptions. U.S. holders are urged to consult their tax advisors regarding the application of these rules to their ownership of the ADSs and ordinary shares.

Backup Withholding and Information Reporting. Backup withholding and information reporting requirements will generally apply to certain payments to U.S. holders of dividends on ADSs or ordinary shares. We, our agent, a broker or any paying agent, may be required to withhold tax from any payment that is subject to backup withholding unless the U.S. holder (1) is an exempt payee, or (2) provides the U.S. holder’s correct taxpayer identification number and complies with applicable certification requirements. Payments made to U.S. holders by a broker upon a sale of the ADSs or our ordinary shares will generally be subject to backup withholding and information reporting. If the sale is made through a non-U.S. office of a non-U.S. broker, however, the sale will generally not be subject to either backup withholding or information reporting. This exception may not apply if the non-U.S. broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a U.S. holder of ADSs or ordinary shares under the backup withholding rules can be credited against any U.S. federal income tax liability of the U.S. holder, provided the required information is timely furnished to the IRS. A U.S. holder generally may obtain a refund of any amounts withheld under the backup withholding rules that exceeds the U.S. holder’s income tax liability by filing a refund claim with the IRS. Prospective investors should consult their own tax advisors as to their qualification and procedure for exemption from backup withholding.

SETTLEMENT PROCEDURES

To facilitate the orderly closing of this offering of ADSs, the shares underlying the ADSs immediately prior to and concurrent with the consummation of this offering and the time of delivery of the ADSs will be Borrowed Shares loaned by Maruho Deutschland, a significant shareholder of the Company, to the Share Loan Agent, acting as our service provider pursuant to a separate mandate agreement, for deposit with the custodian for the Depositary under the ADS facility. The proceeds of this offering will first be paid to the Share Loan Agent. Following the conclusion of this offering, in order to repay and satisfy the Share Loan, the Share Loan Agent will subscribe for the number of ordinary shares equal to two times the number of ADSs sold in this offering. The resulting newly issued ordinary shares will then be transferred to Maruho Deutschland in repayment and satisfaction in full of the Share Loan. The Borrowed Shares will be retained by the custodian for the Depositary. We will receive the full proceeds of this offering only upon our receipt of payment from the Share Loan Agent for our ordinary shares subscribed by the Share Loan Agent. If for any reason the closing of the Share Loan Agent’s subscription for the ordinary shares fails, then we will not receive any proceeds from this offering, which would have a material adverse effect on our financial position, liquidity and results of operations.

S-64

UNDERWRITING (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions contained in an underwriting agreement dated as of the date of this prospectus supplement, the underwriters named below, for whom The Benchmark Company, LLC is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of ADSs indicated below:

Name	Number of ADSs

The Benchmark Company, LLC
Lake Street Capital Markets LLC

Total:

The underwriters and the representative are collectively referred to as the “underwriters” and the “representative,” respectively. The underwriters are offering the ADSs subject to their acceptance of the ADSs from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and our independent registered public accounting firm. The underwriters are obligated, severally and not jointly, to take and pay for all of the ADSs offered by this prospectus supplement if any such ADSs are taken. Any offers or sales of the ADSs in the United States will be conducted by registered broker-dealers in the United States.

The underwriters have advised us that they propose to offer the ADSs to the public at $ per ADS. The underwriters propose to offer the ADSs to certain dealers at the same price less a concession of not more than $ per ADS. The underwriters may allow and the dealers may reallow a concession of not more than $ per ADS on sales to certain other brokers and dealers. After the offering, these figures may be changed by the underwriters.

Discounts, Commissions and Expenses

The table below shows the per ADS and total underwriting discounts and commissions that we will pay to the underwriters. The underwriting discounts and commissions are determined by negotiations among us and the underwriters and are a percentage of the offering price to the public. Among the factors considered in determining the discounts and commissions are the size of the offering, the nature of the security to be offered and the discounts and commissions charged in comparable transactions.

Underwriting Discounts and Commission

Public offering price per ADS	$
Underwriting discounts	$
Proceeds to us, before expenses	$

(1) Assumes the underwriting discount and commission of 8% per ADS.

We have agreed to pay or reimburse the underwriters for certain of their actual out-of-pocket fees and expenses, including “road show,” diligence, and legal fees up to a maximum of $125,000. We have also agreed to pay the costs of background checks on our senior management in an amount of up to $7,500.

We estimate expenses payable by us in connection with this offering, other than the discounts and commissions referred to above, will be approximately $       million. This estimate includes $       of the fees and legal expenses of the representative set forth in the above paragraph.

S-65

Lock-up Agreements

We and our chief executive officer have agreed, subject to certain exceptions, not to sell, transfer or dispose of any ordinary shares or ADSs, or securities convertible into, exchangeable or exercisable for any ordinary shares or ADSs for a period of ninety (90) days after this offering is completed without the prior written consent of the representative, other than in connection with the Share Loan or the German preemptive rights offering

Indemnification and Contribution

The underwriting agreement provides for indemnification between us and the underwriters against specified liabilities, including liabilities under the Securities Act, advancement of costs and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the SEC, indemnification of liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

Stabilizing Transactions and Penalty Bids

To facilitate this offering of ADSs, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ADSs. Specifically, the underwriters may sell more ADSs than they are obligated to purchase under the underwriting agreement, creating a naked short position. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase ADSs in this offering. In addition, to stabilize the price of the ADSs, the underwriters may bid for, and purchase, ADSs in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the ADSs in this offering, if the syndicate repurchases previously distributed ADSs to cover syndicate short positions or to stabilize the price of the ADSs. Any of these activities may raise or maintain the market price of the ADSs above independent market levels or prevent or retard a decline in the market price of the ADSs. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Electronic Offer, Sale and Distribution of ADSs

A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate a number of ADSs to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations. In addition, ADSs may be sold by the underwriters to securities dealers who resell ADSs to online brokerage account holders. Other than the prospectus supplement in electronic format, the information on any underwriter’s or selling group member’s website and any information contained in any other website maintained by any underwriter or selling group member is not part of the prospectus supplement or registration statement of which the prospectus supplement and prospectus form a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Selling Restrictions

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the ADSs or the possession, circulation or distribution of this prospectus supplement in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus supplement nor any other offering material or advertisements in connection with the offering of ADSs, may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

S-66

Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the securities described herein. The securities may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act, or FinSA, and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the securities constitutes a prospectus as such term is understood pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

European Economic Area

In relation to each Member State of the European Economic Area (each a “Relevant State”), no ADSs have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that the ADSs may be offered to the public in that Relevant State at any time:

(a) to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or

(c) in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the ADSs shall require the company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the ADSs in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase or subscribe for any ADSs, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

No ADSs have been offered or will be offered pursuant to this offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the ADSs which has been approved by the Financial Conduct Authority, except that the ADSs may be offered to the public in the United Kingdom at any time:

(a) to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or

(c) in any other circumstances falling within Section 86 of the FSMA.

provided that no such offer of the ADSs shall require the company or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the ADSs in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase or subscribe for any ADSs and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

S-67

The communication of this prospectus supplement and the accompanying prospectus and any other document or materials relating to the issue of the securities offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the UK’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the UK. The communication of such documents and/or materials as a financial promotion is only being made to and directed at persons outside the UK and those persons in the UK who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the UK, the securities offered hereby are only available to, and any investment or investment activity to which this prospectus supplement and the accompanying prospectus relates will be engaged only with, relevant persons. Any person in the UK that is not a relevant person should not act or rely on this prospectus supplement and the accompanying prospectus or any of its contents. Each underwriter has represented, warranted and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the securities in circumstances in which Section 21(1) of the FSMA does not apply to the company; and it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the UK.

Conflicts of Interest

The Benchmark Company, LLC is acting as representative for the underwriters in connection with this offering. An affiliate and a principal of The Benchmark Company, LLC holds a position as a member of the supervisory board of our company. Therefore, The Benchmark Company, LLC is deemed to have a “conflict of interest” under Rule 5121(f)(5) of FINRA. Accordingly, this offering will be conducted in accordance with the applicable provisions of Rule 5121, which requires, among other things, that a “qualified independent underwriter” participate in the preparation of, and exercise the usual standards of “due diligence” with respect to, the registration statement, prospectus, and this prospectus supplement. Lake Street has agreed to act as a “qualified independent underwriter” within the meaning of Rule 5121(f)(12) in connection with this offering. We have agreed to indemnify Lake Street against liabilities incurred in connection with acting as qualified independent underwriter, including liabilities under the Securities Act. Lake Street will undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including those inherent in Section 11 thereof. Lake Street will not receive any additional fees for serving as a “qualified independent underwriter” in connection with this offering.

LEGAL MATTERS

The validity of our ordinary shares and certain other matters of German law will be passed upon for us by LLR Legerlotz Laschet und Partner Rechtsanwälte Partnerschaft mbB, Köln, Germany. Certain matters of New York State law will be passed upon for us by McGuireWoods LLP, New York, New York. The underwriters are being represented in this offering by Schiff Hardin LLP, Washington, DC.

EXPERTS

The consolidated financial statements of Biofrontera AG, as of December 31, 2019 and 2018 and for each of the years in the three-year period ended December 31, 2019 incorporated by reference herein and in the registration statement of which this prospectus supplement, and the accompanying prospectus, forms a part and have been so incorporated by reference in reliance upon the report of Warth & Klein Grant Thornton AG Wirtschaftsprüfungsgesellschaft, independent registered public accountants and upon the authority of such firm as experts in auditing and accounting.

The current address of Warth & Klein Grant Thornton AG Wirtschaftsprüfungsgesellschaft is Johannstraße 39, 40476, Düsseldorf, Germany.

S-68

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

Biofrontera AG is a German stock corporation and its registered offices and a substantial portion of its assets are located outside of the United States. In addition, certain members of our management board, our supervisory board, our senior management and the experts named in the prospectus are residents of Germany and jurisdictions other than the United States, and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may not be possible, or may be very difficult, for you to effect service of process within the U.S. upon Biofrontera AG or these individuals or to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. securities laws against Biofrontera AG or these individuals in the United States. Awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in Germany. In addition, actions brought in a German court against Biofrontera AG or the members of its supervisory board and management board, its senior management and the experts named herein to enforce liabilities based on U.S. federal securities laws may be subject to certain restrictions; in particular, German courts generally do not award punitive damages. An award for monetary damages under the U.S. securities laws would be considered punitive if it does not seek to compensate the claimant for loss or damage suffered and is intended to punish the defendant. The enforceability of any judgment in Germany will depend on the particular facts of the case as well as the laws and treaties in effect at the time.

Litigation in Germany is also subject to rules of procedure that differ from the U.S. rules, including with respect to the taking and admissibility of evidence, the conduct of the proceedings and the allocation of costs. Proceedings in Germany would have to be conducted in the German language, and all documents submitted to the court would, in principle, have to be translated into German. For these reasons, it may be difficult for a U.S. investor to bring an original action in a German court predicated upon the civil liability provisions of the U.S. federal securities laws against us, certain members of our management and supervisory boards and senior management and the experts named in this prospectus. The United States and Germany do not currently have a treaty providing for recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters, though recognition and enforcement of foreign judgments in Germany is possible in accordance with applicable German laws. Even if a judgment against our company, the non-U.S. members of our management board, supervisory board, senior management or the experts named in this prospectus supplement based on the civil liability provisions of the U.S. federal securities laws is obtained, a U.S. investor may not be able to enforce it in U.S. or German courts.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports on Form 20-F, reports on Form 6-K and other information with the SEC under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers, like us, that file electronically with the SEC at http://www.sec.gov. We maintain an internet site at https://www.biofrontera.com/en/.

As a foreign private issuer, we are not required to disclose certain other information that is required from U.S. domestic issuers. Also, as a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing of proxy statements to shareholders and members of our supervisory and management boards and our principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. We are also exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. We are, however, still subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5. Since many of the disclosure obligations required of us as a foreign private issuer are different than those required by other U.S. domestic reporting companies, our shareholders, potential shareholders and the investing public in general should not expect to receive information about us in the same amount and at the same time as information is received from, or provided by, other U.S. domestic reporting companies. We are liable for violations of the rules and regulations of the SEC which apply to us as a foreign private issuer.

This prospectus supplement and the accompanying prospectus are part of a registration statement we filed with the SEC and do not contain all of the information in the registration statement. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus supplement and the accompanying prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements. You can obtain a copy of the registration statement from the SEC’s website at http://www.sec.gov.

S-69

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to other documents we have filed or will file with the SEC. We are incorporating by reference in this prospectus supplement the documents listed below and all amendments or supplements we may file to such documents:

●	our annual report on Form 20-F for the year ended December 31, 2019, filed by us with the SEC on April 21, 2019 (File No. 001-38396);

●	our report on Form 6-K furnished with the SEC on February 8, 2021 (File No. 001-38396); and

●	the description of our ordinary shares and American Depositary Shares contained in our registration statement on Form 8-A (File No. 001-38396), filed by us with the SEC under Section 12(b) of the Exchange Act, on February 12, 2018, including any amendments or reports filed for the purpose of updating such description.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus supplement (if they state that they are incorporated by reference into this prospectus) prior to the termination of this offering. In all cases, you should rely on the later information over different information included in this prospectus supplement

Unless expressly incorporated by reference, nothing in this prospectus supplement shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus supplement, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus supplement, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus supplement on the written or oral request of that person made to:

Biofrontera AG

Hemmelrather Weg 201

D-51377 Leverkusen Germany

Telephone: 011 49 214 876 00

Attention: Investor Relations

S-70

Prospectus	Filed pursuant to Rule 424(b)(3)
Registration No. 333-236021

BIOFRONTERA AG

$100,000,000

Ordinary Shares

American Depositary Shares

Debt Securities

Warrants

Rights to Subscribe for Ordinary Shares or American Depositary Shares

Purchase Contracts and

Units

We may offer, from time to time, in one or more offerings, ordinary shares, American Depositary Shares (“ADSs”), debt securities, warrants, rights to subscribe for ordinary shares or American Depositary Shares, purchase contracts or units which we collectively refer to as the “securities.” The aggregate offering price of the securities that we may offer and sell under this prospectus will not exceed $100,000,000. We may offer and sell the securities at times, in amounts, at prices and on terms to be determined at or prior to the time of each offering. This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which these securities will be offered and may supplement, update or amend information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement before you invest.

The securities covered by this prospectus may be offered through one or more underwriters, dealers and agents, or directly to purchasers. The names of underwriters, dealers or agents, if any, will be included in a supplement to this prospectus. For general information about the distribution of securities offered, please see “Plan of Distribution” beginning on page 24.

We are an “emerging growth company,” as defined by the Jumpstart Our Business Startups Act of 2012, and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

Our ordinary shares are listed on the Stock Exchange in Düsseldorf and on the Frankfurt Stock Exchange under the symbol “B8F” and our American Depositary Shares are traded on The NASDAQ Capital Market under the symbol “BFRA”. On February 7, 2020, the last sale price of our ordinary shares as reported by the Frankfurt Stock Exchange was €5.41 per common share. As of January 20, 2020, the aggregate market value of our outstanding ordinary shares held by non-affiliates (including those represented by American Depositary Shares) was approximately $251 million based on approximately 44,849,365 shares of outstanding ordinary shares, of which approximately 44,849,365 shares were held by non-affiliates. We have not offered any securities pursuant to General Instruction I.B.5 of Form F-3 during the prior 12 calendar month period that ends on, and includes, the date of this prospectus.

Investing in our securities involves risk. See “Risk Factors” beginning on page 3 to read about factors you should consider before buying our securities.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 18, 2020.

We have not authorized any person to provide you with information different from that contained in this prospectus or any supplement to this prospectus that we authorize to be distributed to you. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state or other jurisdiction where the offer or sale is not permitted. The information in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies, regardless of the time of delivery of this prospectus or of any sale of the securities offered hereby.

Unless otherwise indicated, all references in this prospectus to “Biofrontera”, “we”, “us”, or “company” refer to Biofrontera AG and its subsidiaries, Biofrontera Pharma GmbH, Biofrontera Bioscience GmbH, Biofrontera Neuroscience GmbH, Biofrontera Development GmbH and Biofrontera Inc.

2

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time sell securities, described in this prospectus in one or more offerings up to the amount registered under the registration statement. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” and “Incorporation by Reference.”

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

Neither the delivery of this prospectus nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus. You should not assume that the information in this prospectus, including any information incorporated in this prospectus by reference, the accompanying prospectus supplement or any free writing prospectus prepared by us, is accurate as of any date other than the date of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

You should not assume that the information contained in this prospectus is accurate as of any other date.

RISK FACTORS

Before making a decision to invest in our securities, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our annual report on Form 20-F, and in any updates to those risk factors in our reports on Form 6-K incorporated herein, together with all of the other information appearing or incorporated by reference in this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports on Form 20-F, reports on Form 6-K and other information with the SEC under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers, like us, that file electronically with the SEC at http://www.sec.gov. We maintain an internet site at https://www.biofrontera.com/en/.

As a foreign private issuer, we are not required to disclose certain other information that is required from U.S. domestic issuers. Also, as a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing of proxy statements to shareholders and members of our supervisory and management boards and our principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. We are also exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. We are, however, still subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5. Since many of the disclosure obligations required of us as a foreign private issuer are different than those required by other U.S. domestic reporting companies, our shareholders, potential shareholders and the investing public in general should not expect to receive information about us in the same amount and at the same time as information is received from, or provided by, other U.S. domestic reporting companies. We are liable for violations of the rules and regulations of the SEC which do apply to us as a foreign private issuer.

This prospectus and any prospectus supplement are part of a registration statement we filed with the SEC and do not contain all of the information in the registration statement. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements. You can obtain a copy of the registration statement from the SEC’s website at http://www.sec.gov.

3

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents we have filed or will file with the SEC. We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents:

●	Our annual report on Form 20-F for the year ended December 31, 2018, filed by us with the SEC on April 29, 2019 (File No. 001-38396);

●	Our reports on Form 6-K furnished with the SEC on January 22, 2020 and February 12, 2020 (File Nos. 001-38396); and

●	The description of our ordinary shares and American Depositary Shares contained in our registration statement on Form 8-A (File No. 001-38396), filed by us with the SEC under Section 12(b) of the Securities Exchange Act of 1934, on February 12, 2018, including any amendments or reports filed for the purpose of updating such description.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) prior to the termination of this offering. In all cases, you should rely on the later information over different information included in this prospectus or any accompanying prospectus supplement.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Biofrontera AG

Hemmelrather Weg 201

D-51377 Leverkusen Germany

Telephone: 011 49 214 876 00

Attention: Investor Relations

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus regarding our strategy, future operations, regulatory process, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. The words “believe”, “anticipate”, “intend”, “expect”, “target”, “goal”, “estimate”, “plan”, “assume”, “may”, “will”, “predict”, “project”, “would”, “could” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Factors that could cause such differences include, but are not limited to:

●	our ability to achieve and sustain profitability;

●	our ability to compete effectively in selling our products;

●	our ability to expand, manage and maintain our direct sales and marketing organizations;

●	our ability to successfully integrate the Cutanea Life Sciences, Inc. business, which we acquired in March 25, 2019, and realize our goals for this acquisition;

4

●	our actual financial results may vary significantly from forecasts and from period to period;

●	our estimates regarding anticipated operating losses, future revenues, capital requirements and our needs for additional financing;

●	our ability to market, commercialize, achieve market acceptance for and sell our products and product candidates;

●	market risks regarding consolidation in the healthcare industry;

●	the willingness of healthcare providers to purchase our products if coverage, reimbursement and pricing from third party payors for procedures using our products significantly declines;

●	our ability to adequately protect our intellectual property and operate our business without infringing upon the intellectual property rights of others;

●	the regulatory and legal risks, and certain operating risks, that our international operations subject us to;

●	the fact that product quality issues or product defects may harm our business;

●	any product liability claims;

●	the progress, timing and completion of our research, development and preclinical studies and clinical trials for our products and product candidates; and

●	our expectations regarding the merits and outcomes of pending or threatened litigation, including the lawsuit brought by DUSA Pharmaceuticals, Inc. against us before the District Court of Massachusetts claiming patent infringement, trade secret misappropriation, tortious interference with contractual relations, and deceptive and unfair trade practices.

Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that we may make.

You should read this prospectus and the documents that we have filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about us, including those described in the section of this prospectus entitled “Risk Factors” and elsewhere in this prospectus.

We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

OUR COMPANY

We are an international biopharmaceutical company specializing in the development and commercialization of a platform of pharmaceutical products for the treatment of dermatological conditions and diseases caused primarily by exposure to sunlight that results in sun damage to the skin. We also market a topical antibiotic used to treat impetigo, a bacterial skin infection.

We were founded in 1997 by Professor Hermann Lübbert, Ph.D., who currently serves as chairman of our management board and our chief executive officer. Our ordinary shares have been listed on the Stock Exchange in Düsseldorf since 2006 and on the Frankfurt Stock Exchange under the ticker symbol “B8F” since 2012. American Depositary Shares (ADS), each representing two ordinary shares of Biofrontera, have been listed on The NASDAQ Capital Market since February 14, 2018.

Our principal product is Ameluz®, which is a prescription drug approved for use in combination with photodynamic therapy, or PDT, which we sometimes refer to as Ameluz® PDT. We are currently selling Ameluz® in the U.S., in 8 countries in Europe and in Israel. In Germany, Spain, the UK, and the U.S., we distribute and sell our products through our own sales force. We have agreements with partners to sell Ameluz® and the BF-RhodoLED® lamp in other European countries and in Israel. We manufacture Ameluz® for worldwide sales using a third-party contract manufacturer in Switzerland. We assemble our BF-RhodoLED® lamp at our corporate headquarters in Leverkusen, Germany.

5

Ameluz® PDT received centralized European approval in 2011 from the European Commission for the treatment of actinic keratosis of mild to moderate severity on the face and scalp. Since the initial centralized European approval of Ameluz® PDT, the European Commission granted label extensions for the use of Ameluz® PDT for (i) the treatment of field cancerization, or larger areas of skin on the face and scalp with multiple actinic keratoses and (ii) the treatment of superficial and/or nodular basal cell carcinoma unsuitable for surgical treatment due to possible treatment-related morbidity and/or poor cosmetic outcome. In March 2018, we received approval from the European Commission for label extension for the treatment of mild to moderate actinic keratoses on the face and scalp using Ameluz® in combination with daylight photodynamic therapy.

In addition, we have developed our own photodynamic therapy lamp, BF-RhodoLED®, for use in combination with Ameluz®. Our BF-RhodoLED® lamp was approved as a medical device in the EU in November 2012 and is approved for sale in all EU countries, although the use of our BF-RhodoLED® lamp is not required to be used in combination with Ameluz® in the EU or Switzerland.

In May 2016, we received approval from the FDA to market in the U.S. Ameluz® in combination with photodynamic therapy using our BF-RhodoLED® lamp for lesion-directed and field-directed treatment of actinic keratoses of mild-to-moderate severity on the face and scalp. In October 2016, we launched the commercialization of Ameluz® and BF-RhodoLED® for actinic keratosis in the U.S.

We intend to expand the commercialization of Ameluz® in the U.S. and undertake further clinical trials and other activities related to extending the approved indications for Ameluz®.

On March 25, 2019, we announced that we, through a U.S. subsidiary, acquired Cutanea Life Sciences, Inc. from Maruho Co., Ltd., the parent of our major shareholder, Maruho Deutschland GmbH, that holds, as of August 28, 2019, approximately 29.15% of our outstanding ordinary shares. In November 2018, Cutanea had launched XepiTM, a prescription cream for the treatment of impetigo, a frequent bacterial skin infection (Staphylococcus aureus or Streptococcus pyogenes). We have added XepiTM to our U.S. product portfolio and promote this new product alongside our lead product, Ameluz®.

Our principal executive offices are located at Hemmelrather Weg 201, D-51377 Leverkusen, Germany. Our telephone number is 011 49 214 876 00 and our internet address is https://www.biofrontera.com/en/. Information on our website does not constitute a part of, nor is it incorporated in any way, into this prospectus or any other report we file with the SEC.

CAPITALIZATION

The following table sets forth our capitalization and cash and cash equivalents, debt and total capitalization of our company as of June 30, 2019 and is derived from our unaudited condensed consolidated interim financial statements. The financial data in the following table should be read in conjunction with our financial data and notes thereto incorporated by reference herein.

(amounts in thousands,	As of June 30, 2019
except per share data)	$(1)	€
Cash and cash equivalents	24,544	21,579
Debt
Long-term debt, net of current portion	46,696	41,055
Capital lease obligations, net of current portion	—	—
Total debt, net of current portion	46,696	41,055
Total debt, including current portion	67,192	59,075
Shareholders’ Equity
Ordinary shares, with no par value (notional par value of €1 per share)(2)	44,638,174	44,638,174
Additional paid-in capital	133,401	117,286
Accumulated deficit(3)	(155,083)	136,349
Total equity	28,582	25,129
Total capitalization	95,774	84,204

(1) Translated solely for convenience into U.S. dollars at an assumed exchange rate of €1.00 per $1.0905, which was the exchange rate of such currencies based on the noon buying rate of the Federal Reserve Bank of New York on September 30, 2019.

(2) The actual number of ordinary shares shown as issued and outstanding exclude 427,642 ordinary shares issuable upon the exercise of convertible bonds outstanding as of January 21, 2020, with conversion prices of €4.75 and excludes the issuance of any ordinary shares pursuant to the exercise of any exercisable stock options.

(3) Includes loss carry-forward and accumulated losses.

6

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from our sale of the securities will be used for general corporate purposes. General corporate purposes may include research and development costs and the repayment of debt. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, management will retain broad discretion over the allocation of net proceeds.

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION

The following description is a summary of certain information relating to our share capital, as well as certain provisions of our articles of association and the German Stock Corporation Act. Unless stated otherwise, the description insofar as it relates to our articles of association is based on the amended version of our articles of association which was registered with the commercial register in Köln, Germany, on October 28, 2019. This summary does not purport to be complete and speaks only as of the date of this prospectus. Copies of our articles of association are publicly available from the commercial register of the local court in Köln, Germany, electronically at www.unternehmensregister.de and as an exhibit to the registration statement of which this prospectus forms a part.

Share Capital

As of the date of this prospectus, our registered share capital amounts to €44,849,365, divided into 44,849,365 no par-value ordinary registered shares with a notional value of €1.00 per share. The shares were created according to German law.

Form, Certification and Transferability of the Shares

Our shares are in registered form (Namensaktien). The form and contents of our share certificates, any dividend certificates, renewal certificates and interest coupons are determined by our management board with the approval of our supervisory board. A shareholder’s right to certificated shares is excluded, to the extent permitted by law and to the extent certification is not required by the stock exchange on which the shares are admitted to trading. We are permitted to issue share certificates that represent one or more shares.

Our share capital is represented by one or more global share certificates deposited with Clearstream Banking AG. All our outstanding shares are no par-value ordinary registered shares. If a resolution regarding a capital increase does not specify whether such increase will be in bearer or registered form, the new shares resulting from such capital increase will be, pursuant to our articles of association, no par-value ordinary registered shares by default. Any resolution regarding a capital increase may determine the profit participation of the new shares resulting from such capital increase.

Our shares are freely transferable under German law, with the transfer of ownership governed by applicable laws and the rules of the relevant clearing system.

General Information on Capital Measures

Pursuant to our articles of association, an increase of our share capital generally requires a resolution passed at our shareholders’ meeting with both a simple majority of the share capital represented at the relevant shareholders’ meeting and a simple majority of the votes cast. See also “— Subscription Rights” below.

The shareholders at such meeting may authorize our management board to increase our share capital with the consent of our supervisory board within a period of up to five years by issuing shares for a certain total amount as “authorized capital” (genehmigtes Kapital), which is a concept under German law that enables us to issue shares without going through the process of obtaining a shareholders’ resolution.

7

Furthermore, our shareholders may resolve to amend or create “contingent capital” (bedingtes Kapital); however, they may do so only to issue conversion or subscription rights to holders of convertible bonds (including option bonds), in preparation for a merger with another company or to issue subscription rights to employees and members of the management of our company or of an affiliated company by way of a consent or authorization resolution.

According to German law, any resolution pertaining to the creation of authorized or contingent capital requires a resolution passed at our shareholder’s meeting with both a ¾ majority of the share capital represented at the relevant shareholder’s meeting and a simple majority of the votes cast.

The shareholders may also resolve to increase the share capital from company resources by converting capital reserves and profit reserves into share capital. Pursuant to our articles of association, such resolution pertaining to an increase in share capital from company resources (Kapitalerhöhung aus Gesellschaftsmitteln) requires a resolution passed at our shareholder’s meeting with both a simple majority of the share capital represented at the relevant shareholder’s meeting and a simple majority of the votes cast.

According to German law, the aggregate nominal amount of the authorized capital created by the shareholders may not exceed 50% of the outstanding share capital existing at the time of registration of the authorized capital with the commercial register.

According to German law, the aggregate nominal amount of the contingent capital created at any shareholders’ meeting may not exceed 50% of the outstanding share capital existing at the time of the shareholders’ meeting adopting such resolution. The aggregate nominal amount of the contingent capital created for the purpose of granting subscription rights to employees and members of the management of our company or of an affiliated company may not exceed 10% of the outstanding share capital existing at the time of the shareholders’ meeting adopting such resolution (these 10% being included in the aforementioned 50%).

Any resolution relating to a reduction of our share capital (Kapitalherabsetzung) requires a resolution passed at our shareholder’s meeting with both a ¾ majority of the share capital represented at the relevant shareholder’s meeting and a simple majority of the votes cast.

Changes in Our Share Capital during the Last Three Fiscal Years

On February 18, 2016, our share capital was increased from Authorized Capital I (as defined below) by €2,357,384 to €27,847,814 pursuant to a capital increase against cash contribution by issuing 2,357,384 new registered no-par ordinary shares, with an amount of the share capital attributable to each share of €1.00, reducing the Authorized Capital I proportionally. The shareholders’ subscription right was excluded in this issuance and the shares were offered to selected institutional investors. The subscription price per share was €1.90 each, and we received net proceeds from this share issuance of approximately €4.4 million.

On April 20, 2016, our share capital was increased from Authorized Capital I by €2,499,999 to €30,347,813 pursuant to a capital increase against cash contribution by issuing 2,499,999 new registered no-par ordinary shares, with an amount of the share capital attributable to each share of €1.00, reducing the Authorized Capital I proportionally. Our shareholders were granted the statutory subscription right to participate in the issuance. The subscription price per share was €2.00, and we received net proceeds from this share issuance of approximately €4.9 million.

On November 17, 2016, our share capital was increased from Authorized Capital I by €5,012,950 to €35,360,763 pursuant to a capital increase against cash contribution by issuing 5,012,950 new registered no-par ordinary shares, with an amount of the share capital attributable to each share of €1.00, using up the Authorized Capital I completely. Our shareholders were granted the statutory subscription right to participate in the issuance. The subscription price per share was €3.00, and we received net proceeds from this share issuance of approximately €14.7 million.

In December 2016 and January 2017, we issued convertible bonds which could be converted into shares. Insofar as shares are to be delivered as a consequence of conversion of the bonds, we can issue these shares from Contingent Capital I (as defined in our articles of association).

8

In January 2017, an increase of our share capital by €2,354,510 to €37,715,273 was registered pursuant to the conversion of our warrant bonds into 1,603,050 of our ordinary shares, and the exercise of options from our convertible bond issued in 2009 (which was fully repaid upon maturity on December 31, 2016) into 751,460 shares. The 1,603,050 shares from the conversion of convertible bonds were issued from Contingent Capital I, reducing the available Contingent Capital I proportionally. The 751,460 shares from the exercise of option rights were issued from Contingent Capital IV, reducing the available Contingent Capital IV (as defined in our articles of association) proportionally.

In February 2017, an increase of our share capital by €7,160 to €37,722,433 was registered pursuant to the exercise of options from the warrant bond issued in 2009 into 7,160 of our ordinary shares. The 7,160 shares from the exercise of option rights were issued from Contingent Capital IV, reducing the available Contingent Capital IV proportionally.

On June 29, 2017, our share capital was increased by €693,995 to €38,416,428 pursuant to the conversion of our convertible bonds into 693,995 of our ordinary shares. The 693,995 shares from the conversion of convertible bonds were issued from Contingent Capital I, reducing the available Contingent Capital I proportionally.

In August 2017, our share capital was increased by €75 to €38,416,503 pursuant to the conversion of convertible bonds into 75 of our ordinary shares. The 75 shares resulting from the conversion of convertible bonds were issued from our Contingent Capital I, reducing the available Contingent Capital I proportionately.

In December 2017, our share capital was increased by €325 to €38,416,828 pursuant to the conversion of convertible bonds into 325 of our shares. The 325 shares resulting from the conversion of convertible bonds were issued from our Contingent Capital I, reducing the available Contingent Capital I proportionately.

In February 2018, the ADSs, of which each represents two of our ordinary shares, were listed on The NASDAQ Capital Market in the U.S. and our share capital against cash capital contributions increased by €6,000,000 through issuing 6,000,000 new ordinary registered shares from approved capital. Statutory subscription rights were granted to the shareholders. Any shares not subscribed by statutory subscription rights were offered to investors in the U.S. in the form of ADSs. The subscription price per share amounted to €4.00. The capital increase was fully placed. The net issue proceeds amounted to €21.6 million.

In June 2018, our share capital was increased by €17,652 to €44,434,480 pursuant to the conversion of convertible bonds into 17,652 of our shares. The 17,652 shares resulting from the conversion of convertible bonds were issued from our Contingent Capital I, reducing the available Contingent Capital I proportionately.

In June 2018, our share capital was further increased by €72,500 to €44,506,980 pursuant to the exercise of options from our 2010 employee stock option program into 72,500 of our shares. The 72,500 shares resulting from the conversion of convertible bonds were issued from our Contingent Capital III, reducing the available Contingent Capital III proportionately.

In July 2018, our share capital was increased by €2,694 to €44,509,674 pursuant to the conversion of convertible bonds into 2,694 of our shares. The 2,694 shares resulting from the conversion of convertible bonds were issued from our Contingent Capital I, reducing the available Contingent Capital I proportionately.

In July 2018, our share capital was further increased by €63,500 to €44,573,174 pursuant to the exercise of options from our 2010 employee stock option program into 63,500 of our shares. The 63,500 shares resulting from the conversion of convertible bonds were issued from our Contingent Capital III, reducing the available Contingent Capital III proportionately.

In December 2018, our share capital was further increased by €59,500 to €44,632,674 pursuant to the exercise of options from our 2010 employee stock option program into 59,500 of our shares. The 59,500 shares resulting from the conversion of convertible bonds were issued from our Contingent Capital III, reducing the available Contingent Capital III proportionately.

In June 2019, our share capital was further increased by €5,500 to €44,638,174 pursuant to the exercise of options from our 2010 employee stock option program into 5,500 of our shares. The 5,500 shares resulting from the conversion of convertible bonds were issued from our Contingent Capital III, reducing the available Contingent Capital III proportionately.

9

In July 2019, our share capital was increased by €118,841 to €44,757,015 pursuant to the conversion of convertible bonds into 118,841 of our shares. The 118,841 shares resulting from the conversion of convertible bonds were issued from our Contingent Capital I, reducing the available Contingent Capital I proportionately.

In August 2019, our share capital was further increased by €58,800 to €44,815,815 pursuant to the exercise of options from our 2010 employee stock option program into 58,800 of our shares. The 58,800 shares resulting from the conversion of convertible bonds were issued from our Contingent Capital III, reducing the available Contingent Capital III proportionately.

In October 2019, our share capital was further increased by €33,550 to €44,849,365 pursuant to the exercise of options from our 2010 employee stock option program into 33,550 of our shares. The 33,550 shares resulting from the conversion of convertible bonds were issued from our Contingent Capital III, reducing the available Contingent Capital III proportionately.

Authorized Capital (genehmigtes Kapital)

At our annual general meeting on May 24, 2017, our shareholders resolved to create an authorized capital. However, one shareholder, Deutsche Balaton AG, has contested the resolutions of the annual general meeting creating authorized capital by filing a lawsuit in the Cologne District Court in June 2017. The claim was dismissed by the Regional Court of Cologne in December 2017. In response to Deutsche Balaton AG’s appeal, the Cologne Higher Regional Court upheld the claim in November 2018. The Cologne Higher Regional Court did not allow the Federal Supreme Court to review the ruling. As our company considers the judgment of the Cologne Higher Regional Court to be incorrect, it has filed an appeal for non-admission with the German Federal Supreme Court. A decision of the German Federal Supreme Court of Justice has not yet been issued. Upon resolution of the shareholder lawsuit contesting this authorized capital, we may be able to enter it into the commercial register, at which time it would become effective.

Pursuant to the authorized capital approved by the shareholders at such meeting (but which has not been entered into the commercial register due to the aforementioned lawsuit and is therefore currently not effective), our management board would be authorized to increase our share capital until May 23, 2022, with the approval of our supervisory board, by up to €4,000,000 by issuing up to 4,000,000 new ordinary registered shares, against contribution in cash (which we sometimes refer to in this prospectus as “Authorized Capital II”). Our management board would be authorized, with the approval of our supervisory board, to determine the rights associated with the shares as well as their terms of issuance. If this set of authorized capital is registered, if any such new shares were to be issued therefrom, they must be first offered to our shareholders for subscription; however, our management board would be authorized, with the approval of our supervisory board, to exclude subscription rights of our shareholders in the following cases:

●	cases of fractional shares; and

●	in cases of cash contributions up to an amount not exceeding 10% of the share capital at the time of the authorization becoming effective or – if this amount should be lower – when the authorization is utilized, if the issue price of the shares is not significantly lower than the exchange price of shares already being traded on the stock market at the time of the final determination of the issue price. (Shares that are sold or issued during the term of this authorization on the basis of other authorizations, by direct or analogous application of sec. 186(3)(4) of the German Stock Corporation Act under exclusion of subscription rights, are taken into account in the above-mentioned 10% limit. The issue of purchase or conversion rights or obligations arising from bonds and/or profit participation rights regarding shares is treated as the issue of shares for this purpose, if these were issued by analogous application of sec. 186(3)(4) of the German Stock Corporation Act under exclusion of subscription rights).

The authorization to exclude the subscription rights may not be exercised (with the exception of the subscription right exclusion for fractional shares) if and insofar during the term of this authorization, together with other authorizations to exclude subscription rights, subscription rights have been excluded for a total of more than 20% of the share capital existing at the time of the use of such exclusion. This does not include subscription rights exclusions for fractional shares and for shares issued in the context of certain employee participation programs. However, the limit includes purchase or conversion rights or obligations arising from bonds and/or profit participation rights regarding shares, if these were issued under exclusion of subscription rights.

10

Contingent Capital (bedingtes Kapital)

According to our articles of association we have established four sets of contingent capital as follows:

●	Our company’s share capital is conditionally increased by up to €3,998,014 (reduced from original amount of €4,831,596 as a result of warrants we have issued), through the issue of 3,998,014 new registered ordinary shares, which constitute a proportion of the share capital of €1.00 each (Contingent Capital I). At this time, €427,642 of the Contingent Capital I is required to secure conversion rights from our convertible bonds issued in January 2017.

●	The contingent capital increase serves (i) to secure granting of option rights and agreeing on option obligations pursuant to the terms of a respective bond, or (ii) to secure fulfillment of conversion rights and fulfillment of conversion obligations pursuant to the terms of a respective bond, each issued, agreed upon or guaranteed based on the authorization of the general meeting of shareholders of August 28, 2015, by us or our affiliates.

●	The contingent capital increase will be implemented only if and insofar as (i) financial instruments based on the authorization of the general meeting of shareholders of August 28, 2015, are issued, and (ii) the holders or creditors of financial instruments, exercise their option or conversion rights, or fulfill an option or conversion obligation, as the case may be. The new shares issued on the basis of the previous sentence entitle their holders to dividends of company profits from the beginning of the fiscal year in which they are issued.

●	Our management board is authorized (subject to the approval of our supervisory board) to make further stipulations regarding the implementation of the contingent capital increase.

●	Our company’s share capital is conditionally increased by €249,050, through the issuance of up to 249,050 no-par-value registered ordinary shares (Contingent Capital III). The contingent capital increase serves exclusively to fulfill options granted until July 1, 2015 pursuant to the authorization by resolution of our general meeting of shareholders held on July 2, 2010. The contingent capital increase will be implemented only if the holders of the options issued exercise their right to purchase shares of our company, and if our company does not grant our own shares or pay a cash settlement in order to fulfill the options. The new shares entitle their holders to dividends from company profits from the beginning of the fiscal year in which they are issued.

●	Our company’s share capital is conditionally increased by up to €1,814,984, through the issue of up to 1,814,984 new no-par-value registered ordinary shares (Contingent Capital V). The contingent capital increase serves to ensure that option rights are fulfilled which were granted on the basis of the authorization of our general meeting of shareholders held on August 28, 2015, in the period up to August 27, 2020. The capital increase must be implemented only insofar as the holders of the share options exercise their options and we do not fulfill the option rights by delivering our own shares or paying a cash compensation. The new shares entitle their holders to dividends of company profits from the beginning of the fiscal year in which they are issued.

Subscription Rights

According to the German Stock Corporation Act, every shareholder is generally entitled to subscription rights (commonly known as preemptive rights) to any new shares issued in connection with a capital increase, including convertible bonds, bonds with warrants, profit-sharing rights or income bonds, in proportion to the number of shares such shareholder holds in the company’s existing share capital. Under German law, these rights do not apply to shares issued out of contingent capital. A minimum subscription period of two weeks must be provided for the exercise of such subscription rights. Subscription rights are freely transferable and may be traded on German stock exchanges within a specified period prior to the expiration date of the subscription period. In the past, we have refrained from arranging tradability of subscription rights on stock markets or was not definitely determined just before the end of the subscription period, since the issue price of our new shares had generally been close to market price, meaning that the subscription rights did not have a (determinable) inherent value.

Under German law, the shareholders’ meeting may pass a resolution excluding subscription rights with both a ¾ majority of the share capital represented at the relevant shareholder’s meeting and a simple majority of the votes cast. In addition to approval by the general shareholders’ meeting, the exclusion of subscription rights requires a justification. The justification must be based on the principle that our interest in excluding subscription rights outweighs the shareholders’ interest in their subscription rights and may be subject to judicial review. Under German law, the exclusion of subscription rights upon the issuance of new shares is permitted, however, if we increase the share capital against cash contributions and the amount of the capital increase does not exceed 10% of our existing share capital and the issue price of the new shares is not significantly lower than the market price of our shares. The management board must also make a report available to the shareholders justifying the exclusion and demonstrating that the company’s interest in excluding the subscription rights outweighs the shareholders’ interest in having them. If subscription rights to authorized capital are excluded, such report must be presented at the general meeting of shareholders resolving on the creation of the authorized capital.

11

Shareholders’ Meetings and Voting Rights

Pursuant to our articles of association, the annual general shareholders’ meeting takes place at the discretion of the corporate body convening such meeting at the corporate seat of the company, the seat of a German stock exchange, or in a German city with more than 100,000 inhabitants. Each share entitles its holder to one vote at the general shareholders’ meeting. Shareholders can vote their shares by proxy. Unless otherwise stipulated by the German Stock Corporation Act or our articles of association, resolutions of the general shareholders’ meeting are adopted by a simple majority of the votes cast or, if a capital majority is required, by a simple majority of the registered share capital represented at the meeting.

Pursuant to the German Stock Corporation Act, resolutions of fundamental importance require the approval of the majority of ¾ of share capital represented at the relevant shareholder’s meeting. Resolutions of fundamental importance generally include:

●	changes to the articles of association regarding our business purpose;

●	capital increases if shareholders’ subscription rights are excluded;

●	capital decreases;

●	the creation of authorized or contingent capital;

●	reorganizations pursuant to the German Reorganization Act (Umwandlungsgesetz), including mergers (Verschmelzungen), spin-offs (Abspaltungen), transfers of assets (Ausgliederungen) and changes in legal form (Formwechsel);

●	an agreement to transfer all of the company’s assets pursuant to Section 179a of the German Stock Corporation Act;

●	the conclusion of enterprise agreements (Unternehmensverträge), such as domination and profit and loss transfer agreements (Beherrschungs-und Gewinnabführungsvertrag); and

●	the dissolution of the company.

Our management board and our supervisory board may call a shareholders’ meeting. Shareholders holding an aggregate of 5% or more of our registered share capital may request the management board to call a general meeting, and, if the management board refrains from doing so, may be authorized by a court to call the meeting themselves. Our supervisory board must call a shareholders’ meeting whenever the interests of our company so require. Our company must hold our annual general shareholders’ meeting during the first eight months of each fiscal year. The current version of our articles of association requires us to publish notices of shareholders’ meetings in the German Federal Gazette at least 36 days before such meeting. The registration deadline for attending the meeting is published concurrently with the notice of meeting. Neither German law nor our articles of association restrict the right of foreign shareholders or shareholders not domiciled in Germany to hold or vote our shares.

Neither German law nor our articles of association provide for a minimum participation for a quorum for our shareholders’ meetings.

For a description of the voting rights for ADS holders, please see “Description of American Depositary Shares — Voting Rights.”

Dividend Rights

Under the German Stock Corporation Act, distributions of dividends on shares for a given fiscal year are generally determined by a process in which our supervisory board and management board submit a proposal to our annual general shareholders’ meeting held in the subsequent fiscal year and the shareholders at such annual general shareholders’ meeting adopt a resolution. The German Stock Corporation Act provides that a resolution concerning dividends and distribution thereof may be adopted only if the company’s unconsolidated financial statements under the applicable law show net retained profits (Bilanzgewinn). In determining the profit available for distribution, the result for the relevant fiscal year must be adjusted for profits and losses brought forward from the previous year and for withdrawals from or transfers to reserves. Certain reserves are required by law and must be deducted when calculating the profits available for distribution.

12

Shareholders participate in profit distributions in proportion to the number of shares they hold. Dividends on shares approved at the general shareholders’ meeting are paid annually, shortly after the general shareholders’ meeting, in compliance with the rules of the respective clearing system. Dividend payment claims are subject to a three-year statute of limitation.

We do not anticipate declaring or paying dividends for the foreseeable future.

Liquidation Rights

Apart from a liquidation as a result of insolvency proceedings, our company may be liquidated only with a simple majority of votes cast and a majority of 75% or more of our share capital represented at the general shareholders’ meeting at which such vote is taken. Pursuant to the German Stock Corporation Act, in the event of our company’s liquidation, any assets remaining after all of our company’s liabilities have been settled will be distributed pro rata among our shareholders. The German Stock Corporation Act provides certain protections for creditors which must be observed in the event of liquidation.

Merger and Division

Any merger into or with another company, split-off and split-up, or the transfer of all or substantially all of our assets requires a resolution of our shareholder’s meeting with a simple majority of the votes cast and a majority of at least 75% of the share capital represented at the shareholder’s meeting at which such vote is taken.

Repurchase of our Own Shares

German law generally does not allow us to repurchase our own shares. German law, however, permits the purchase of a company’s own shares in certain limited cases. In particular, the general meeting may authorize the purchase of shares of up to ten percent of the registered capital, if the company has sufficient free reserves. We do not have such an authorization in place at this time.

Squeeze-Out of Minority Shareholders

Under German law, the shareholders’ meeting of a stock corporation may resolve upon request of a shareholder that holds at least 95% of the share capital that the shares held by any remaining minority shareholders be transferred to this shareholder against payment of “adequate cash compensation”. This amount must take into account the full value of the company at the time of the resolution, which is generally determined using the future earnings value method.

A squeeze-out in the context of a merger (umwandlungsrechtlicher Squeeze-Out) only requires a majority shareholder to hold at least 90% of the share capital. A squeeze-out in the context of a public take-over (übernahmerechtlicher Squeeze-Out) requires a majority shareholder to hold at least 95% of the share capital, but has a simplified process.

Objects and Purposes of our Company

Our business purpose, as described in paragraph 3 of our articles of association, is to research, develop and sell pharmaceuticals, and to assume the status of a holding company, i.e., to acquire and manage companies or stakes in companies. We may engage in all business activities which serve, directly or indirectly, our business purpose. Furthermore, we may establish branch offices and may acquire participations in enterprises of the same or similar kind.

Registration of our Company with Commercial Register

We are a German stock corporation that is organized under the laws of Germany. Our company is registered in the commercial register of Köln, Germany under the number HRB 49717.

Listing

Our ordinary shares are listed on the Stock Exchange in Düsseldorf and the Frankfurt Stock Exchange under the symbol “B8F”.

13

Notification and Disclosure Obligations

The German Securities Trading Act requires every shareholder whose equity participation in a company with a registered seat in Germany, and that is listed for trading on an organized market in a member state of the European Union or a country that is a party to the Treaty on the European Economic Area, reaches, exceeds, or falls below thresholds of 3%, 5%, 10%, 15%, 20%, 25%, 30%, 50%, or 75% of the voting rights of such company to inform the company and the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht or BaFin) without undue delay and, in any case, no later than four trading days after reaching, exceeding or falling below these thresholds, using a standardized form. In the context of this requirement, the German Securities Trading Act and other regulations contains various rules that are meant to ensure that share ownership is attributed to the person that actually controls the voting rights pertaining to such shares. As long as the shareholder fails to make such notification, he may generally not exercise any rights pertaining to these shares (including voting rights and dividend rights). Upon receipt of any such shareholder notification, the German company is required to immediately publish the notification by a so-called European media bundle.

In addition, the European Market Abuse Regulation requires, inter alia, the members of the management board and the supervisory board, their spouses and close relatives, who purchase or sell shares, or other types of securities representing the right to acquire shares, including convertible bonds and bonds with warrants attached, issued by a company whose shares have been admitted to trading on a German stock exchange in excess of a de minimis number, to immediately notify the issuer and the BaFin of such purchases or sales. Upon receipt of such notice, the issuer is required to publish this notification by, among other things, posting it on its website.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

The Bank of New York Mellon, as depositary, registers and delivers ADSs. Each ADS represents two of our ordinary shares (or a right to receive two of our ordinary shares) deposited with The Bank of New York Mellon SA/NV, as custodian for the depositary in Frankfurt. Each ADS also represents any other securities, cash or other property which may be held by the depositary in respect thereof. The depositary’s office at which the ADSs are administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at 225 Liberty Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. German law governs shareholder rights. The depositary is the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. Directions on how to obtain copies of those documents are provided on page 3.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

14

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the U.S. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes or other governmental charges that must be paid will be deducted. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions. The depositary will send to ADS holders anything we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs for the purpose of withdrawal at the depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

15

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. If we request the depositary to solicit your voting instructions (although we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practicable, subject to the laws of Germany and the provisions of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 45 days in advance of the meeting date.

16

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:

$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$.05 (or less) per ADS	Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders

$.05 (or less) per ADS per calendar year	Depositary services

Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Expenses of the depositary	Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement) Converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary, or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

17

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if:

●	60 days have passed since the depositary told us it wants to resign, but a successor depositary has not been appointed and accepted its appointment;

●	we delist our shares from an exchange on which they were listed and do not list the shares on another exchange;

●	we appear to be insolvent or enter insolvency proceedings;

●	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

●	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

●	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

18

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holders (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

●	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

●	are not liable if we are or it is prevented or delayed by law or circumstances beyond our or its control from performing our or its obligations under the deposit agreement;

●	are not liable if we or it exercises discretion permitted under the deposit agreement;

●	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

●	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

●	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

●	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver ADSs or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

●	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

●	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

●	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

19

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

●	when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

●	when you owe money to pay fees, taxes and similar charges; or

●	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying shares. This is called a pre-release of the ADSs. The depositary may also deliver shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADSs instead of shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time if it thinks it is appropriate to do so.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRSs that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder Communications; Inspection of Register of Holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

20

DESCRIPTION OF DEBT SECURITIES

The debt securities will be our direct general obligations. The debt securities will be either senior debt securities or subordinated debt securities and may be secured or unsecured and may be convertible into other securities, including our common shares. The debt securities will be issued under one or more separate indentures between our company and a financial institution that will act as trustee. Senior debt securities will be issued under a senior indenture. Subordinated debt securities will be issued under a subordinated indenture. Each of the senior indenture and the subordinated indenture is referred to individually as an indenture and collectively as the indentures. Each of the senior debt trustee and the subordinated debt trustee is referred to individually as a trustee and collectively as the trustees. The material terms of any indenture will be set forth in the applicable prospectus supplement.

In addition, we will describe the particular terms of each series of debt securities in a prospectus supplement relating to that series, which we will file with the SEC.

The prospectus supplement will set forth, to the extent required, the following terms of the debt securities in respect of which the prospectus supplement is delivered:

●	the title of the series;

●	the aggregate principal amount;

●	the issue price or prices, expressed as a percentage of the aggregate principal amount of the debt securities;

●	any limit on the aggregate principal amount;

●	the date or dates on which principal is payable;

●	the interest rate or rates (which may be fixed or variable) or, if applicable, the method used to determine such rate or rates;

●	the date or dates on which interest, if any, will be payable and any regular record date for the interest payable;

●	the place or places where principal and, if applicable, premium and interest, is payable;

●	the terms and conditions upon which we may, or the holders may require us to, redeem or repurchase the debt securities;

●	the denominations in which such debt securities may be issuable, if other than denomination of $1,000, or any integral multiple of that number;

●	whether the debt securities are to be issuable in the form of certificated debt securities or global debt securities;

●	the portion of principal amount that will be payable upon declaration of acceleration of the maturity date if other than the principal amount of the debt securities;

●	the currency of denomination;

●	the designation of the currency, currencies or currency units in which payment of principal and, if applicable, premium and interest, will be made;

●	if payments of principal and, if applicable, premium or interest, on the debt securities are to be made in one or more currencies or currency units other than the currency of denominations, the manner in which exchange rate with respect to such payments will be determined;

21

●	if amounts of principal and, if applicable, premium and interest may be determined by reference to an index based on a currency or currencies, or by reference to a commodity, commodity index, stock exchange index, or financial index, then the manner in which such amounts will be determined;

●	the provisions, if any, relating to any collateral provided for such debt securities;

●	any events of default;

●	the terms and conditions, if any, for conversion into or exchange for ordinary shares or ADSs;

●	any depositaries, interest rate calculation agents, exchange rate calculation agents, or other agents; and

●	the terms and conditions, if any, upon which the debt securities shall be subordinated in right of payment to other indebtedness of our company.

DESCRIPTION OF WARRANTS

We may issue warrants in one or more series, as described in the applicable prospectus supplement. Such warrants could either be issued as cash-settled warrants or created by detaching the warrant from bond-plus-warrant securities within the meaning of Section 221 of the German Stock Corporation Act. Below is a description of certain general terms and provisions of the warrants that we may offer. Particular terms of the warrants will be described in the warrant agreements and the prospectus supplement for the warrants, which we will file with the SEC.

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

●	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

●	the currency or currency units in which the offering price, if any, and the exercise price are payable;

●	the designation, amount, and terms of the securities purchasable or amount payable upon exercise of the warrants;

●	if applicable, the exercise price in case of ordinary shares or ADSs and the number of ordinary shares or ADSs or amount payable to be received upon exercise of the warrants;

●	if applicable, the exercise price in case of our debt securities, the amount of debt securities or amount payable to be received upon exercise, and a description of that series of debt securities;

●	the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

●	whether the warrants will be issued in fully registered form or bearer form, in definitive or global form, or in any combination of these forms;

●	any applicable material U.S. federal income tax consequences;

●	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars, or other agents;

●	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

22

●	if applicable, the date from and after which the warrants and the ordinary shares and/or debt securities will be separately transferable;

●	if applicable, the minimum or maximum amount of the warrants that may be exercised at any other time;

●	information with respect to book-entry procedures, if any;

●	the anti-dilution provisions of the warrants, if any;

●	any redemption or call provisions; and

●	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF RIGHTS TO SUBSCRIBE FOR ORDINARY SHARES OR ADSs

We may issue rights to subscribe for our ordinary shares or ADSs. These rights may or may not be transferable. In connection with any offering of rights, we may or may not enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed after such offering.

The terms of the rights to subscribe for shares of our ordinary shares or ADSs will be set forth in a prospectus supplement which we will file with the SEC, and which will describe, among other things:

●	the exercise price;

●	the aggregate number of rights to be issued;

●	the number of ordinary shares or ADSs purchasable upon exercise of each right;

●	the procedures and limitations relating to the exercise of the rights;

●	the date upon which the exercise of rights will commence;

●	the record date, if any, to determine who is entitled to the rights;

●	the expiration date;

●	the extent to which the rights are transferable;

●	information regarding the trading of rights, including the stock exchanges, if any, on which the rights will be listed;

●	the extent to which the rights may include an over-subscription privilege with respect to unsubscribed ordinary shares or ADSs;

●	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of the rights; and

●	any other material terms of the rights.

23

Standby Arrangements

If fewer than all of the subscription rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of equity securities issued by us.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such equity securities issued by us at a specified purchase price, which may be based on a formula, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

Any purchase contracts we issue will be physically settled by delivery of the securities. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units of any combination of the other types of securities offered under this prospectus in one or more series. The applicable prospectus supplement will describe:

●	the terms of the units and of the separate constituent securities comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

●	a description of the terms of any unit agreement governing the units; and

●	a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

We may sell the securities in one or more of the following ways (or in any combination) from time to time:

●	through underwriters or dealers;

●	directly to a limited number of purchasers or to a single purchaser;

●	through agents; or

●	through any other method permitted by applicable law and described in the applicable prospectus supplement.

The prospectus supplement will state the terms of the offering of the securities, including:

●	the name or names of any underwriters, dealers or agents;

●	the purchase price of such securities and the proceeds to be received by us, if any;

●	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

●	any initial public offering price;

●	any discounts or concessions allowed or reallowed or paid to dealers; and

●	any securities exchanges on which the securities may be listed.

24

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

●	negotiated transactions;

●	at a fixed public offering price or prices, which may be changed;

●	at market prices prevailing at the time of sale;

●	at prices related to prevailing market prices; or

●	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

The securities may be sold through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions paid to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions paid for solicitation of these contracts.

Underwriters and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make.

The prospectus supplement may also set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the securities at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

Underwriters and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market, other than our ordinary shares and American Depositary Shares, which are listed on the Frankfurt Stock Exchange and the NASDAQ Capital Market, respectively. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than our common shares, may or may not be listed on a national securities exchange.

LEGAL MATTERS

The validity of our ordinary shares and certain other matters of German law will be passed upon for us by LLR Legerlotz Laschet und Partner Rechtsanwälte Partnerschaft mbB, Köln, Germany.

Certain matters of New York State law will be passed upon for us by McGuireWoods LLP, New York, New York.

25

EXPERTS

The consolidated financial statements of Biofrontera AG, as of December 31, 2018 and 2017 and for each of the years in the three-year period ended December 31, 2018 incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Warth & Klein Grant Thornton AG Wirtschaftsprüfungsgesellschaft, independent registered public accountants and upon the authority of said firm as experts in auditing and accounting.

The current address of Warth & Klein Grant Thornton AG Wirtschaftsprüfungsgesellschaft is Johannstraße 39, 40476, Düsseldorf, Germany.

EXPENSES OF THIS OFFERING

The following table sets forth the expenses (other than underwriting discounts and commissions) expected to be incurred by us in connection with a possible offering of up to $100,000,000 of the securities registered under this registration statement. All amounts other than the SEC registration fee are estimates.

Itemized expenses	Amount
SEC registration fee	$12,980
FINRA filing fee	*
NASDAQ listing fee	*
Transfer agent’s fees	*
Printing expenses	*
Accounting fees and expenses	*
Trustee fees	*
Legal fees and expenses	*
Listing fees and expenses	*
Miscellaneous fees and expenses	*
Total	*

* To be provided by a prospectus supplement or as an exhibit to a Report on Form 6-K that is incorporated by reference into this prospectus.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

Biofrontera AG is a German stock corporation and its registered offices and a substantial portion of its assets are located outside of the U.S. In addition, certain members of our management board, our supervisory board, our senior management and the experts named in the prospectus are residents of Germany and jurisdictions other than the U.S., and all or a substantial portion of the assets of such persons are located outside the U.S. As a result, it may not be possible, or may be very difficult, for you to effect service of process within the U.S. upon Biofrontera AG or these individuals or to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. securities laws against Biofrontera AG or these individuals in the U.S. Awards of punitive damages in actions brought in the U.S. or elsewhere may be unenforceable in Germany. In addition, actions brought in a German court against Biofrontera AG or the members of its supervisory board and management board, its senior management and the experts named herein to enforce liabilities based on U.S. federal securities laws may be subject to certain restrictions; in particular, German courts generally do not award punitive damages. An award for monetary damages under the U.S. securities laws would be considered punitive if it does not seek to compensate the claimant for loss or damage suffered and is intended to punish the defendant. The enforceability of any judgment in Germany will depend on the particular facts of the case as well as the laws and treaties in effect at the time.

Litigation in Germany is also subject to rules of procedure that differ from the U.S. rules, including with respect to the taking and admissibility of evidence, the conduct of the proceedings and the allocation of costs. Proceedings in Germany would have to be conducted in the German language, and all documents submitted to the court would, in principle, have to be translated into German. For these reasons, it may be difficult for a U.S. investor to bring an original action in a German court predicated upon the civil liability provisions of the U.S. federal securities laws against us, certain members of our management and supervisory boards and senior management and the experts named in this prospectus. The U.S. and Germany do not currently have a treaty providing for recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters, though recognition and enforcement of foreign judgments in Germany is possible in accordance with applicable German laws. Even if a judgment against our company, the non-U.S. members of our management board, supervisory board, senior management or the experts named in this prospectus based on the civil liability provisions of the U.S. federal securities laws is obtained, a U.S. investor may not be able to enforce it in U.S. or German courts.

26

Biofrontera AG

American Depositary Shares Representing Ordinary Shares

PROSPECTUS SUPPLEMENT

, 2021